UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ION Geophysical Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 27, 2011
PROXY STATEMENT
ABOUT THE MEETING
ITEM 1 -- ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
Introduction/Corporate Governance
Objectives of Our Executive Compensation Programs
Elements of Compensation
ITEM 2 -- PROPOSAL TO AMEND THE 2004 LONG-TERM INCENTIVE PLAN
ITEM 3 -- ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
ITEM 4 -- ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
ITEM 5 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL AUDITOR FEES AND SERVICES

ION GEOPHYSICAL CORPORATION
2105 CityWest Boulevard, Suite 400
Houston, Texas 77042-2839
(281) 933-3339

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2011

To ION’s Stockholders:

The 2011 Annual Meeting of Stockholders of ION Geophysical Corporation will be held at 2105 CityWest Boulevard, Houston, Texas, on Friday, May 27, 2011, at 10:30 a.m., local time, for the following purposes:

1. To elect three directors to our Board of Directors, each to serve for a three-year term;

2. To approve certain amendments to ION’s 2004 Long-Term Incentive Plan to provide for enforceability of our compensation recoupment (clawback) policy and to increase the total number of shares of ION’s common stock available for issuance under the plan from 10.2 million shares to 15.2 million shares;

3. To hold an advisory (non-binding) vote on the compensation of our named executive officers;

4. To hold an advisory (non-binding) vote on the frequency of stockholder advisory votes on executive compensation;

5. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for 2011; and

6. To consider any other business that may properly come before the annual meeting, or any postponement or adjournment of the meeting.

ION’s Board of Directors has set April 1, 2011, as the record date for the meeting. This means that owners of ION common stock at the close of business on that date are entitled to receive this notice of meeting and vote at the meeting and any adjournments or postponements of the meeting. For your reference, directions to the meeting location are included in this proxy statement.

Your vote is very important, and your prompt cooperation in voting your proxy is greatly appreciated. Whether or not you plan to attend the meeting, please sign, date and return your enclosed proxy card as soon as possible so that your shares can be voted at the meeting.

By Authorization of the Board of Directors,

David L. Roland
Senior Vice President, General Counsel
and Corporate Secretary

April 21, 2011
Houston, Texas

Important Notice Regarding the Availability of Proxy Materials
For the Annual Stockholders’ Meeting to be held on May 27, 2011

The proxy statement, proxy card and our 2010 annual report to stockholders are available at www.iongeo.com under “Investor Relations — Investor Materials —
Stockholders’ Meeting.”

The Annual Meeting of Stockholders of ION Geophysical Corporation will be held on May 27, 2011, at 2105 CityWest Boulevard, Houston, Texas, beginning at 10:30 a.m., local time.

The matters intended to be acted upon are:

1.	To elect three directors to our Board of Directors, each to serve for a three-year term;

2.	To approve certain amendments to ION’s 2004 Long-Term Incentive Plan to provide for enforceability of our compensation recoupment (clawback) policy and to increase the total number of shares of ION’s common stock available for issuance under the plan from 10.2 million shares to 15.2 million shares;

3.	To hold an advisory (non-binding) vote on the compensation of our named executive officers;

4.	To hold an advisory (non-binding) vote on the frequency of stockholder advisory votes on executive compensation;

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for 2011; and

6.	To consider any other business that may properly come before the annual meeting, or any postponement or adjournment of the meeting.

The Board of Directors recommends voting in favor of the nominees listed in the proxy statement, the approval of the amendments to the 2004 Long-Term Incentive Plan, the approval of the compensation of our named executive officers, the approval of an executive compensation vote to be held every three years, and the ratification of the appointment of Ernst & Young LLP. However, notwithstanding the Board’s recommendation and the fact the stockholder vote on frequency of executive compensation vote is a non-binding advisory vote only, the Board intends to accept the results of the stockholder vote on that proposal and hold the next advisory vote on executive compensation within the timeframe approved by the stockholders at our 2011 Annual Meeting.

The following proxy materials are being made available at the website location specified above:

1.	The proxy statement for the 2011 Annual Meeting of Stockholders and the 2010 annual report to stockholders; and

2.	The form of proxy card being distributed to stockholders in connection with the 2011 Annual Meeting of Stockholders.

Directions to the annual meeting are also provided in the accompanying proxy statement under “About the Meeting — Where will the Annual Meeting be held?”.

ION GEOPHYSICAL CORPORATION
2105 CityWest Boulevard, Suite 400
Houston, Texas 77042-2839
(281) 933-3339

April 21, 2011

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2011

Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2011 Annual Meeting of Stockholders of ION Geophysical Corporation (“ION”). The meeting will be held at 2105 CityWest Boulevard, Houston, Texas, on May 27, 2011, at 10:30 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

The mailing address of our principal executive offices is 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. We are mailing the proxy materials to our stockholders beginning on or about April 21, 2011.

All properly completed and returned proxies for the annual meeting will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

Only owners of record of our shares of common stock on April 1, 2011, are entitled to vote at the meeting, or at adjournments or postponements of the meeting. Each owner of common stock on the record date is entitled to one vote for each share of common stock held. On April 1, 2011, there were 155,846,294 shares of common stock issued and outstanding.

When used in this proxy statement, “ION Geophysical,” “ION,” “Company,” “we,” “our,” “ours” and “us” refer to ION Geophysical Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

ABOUT THE MEETING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own on your behalf. That other person is referred to as a “proxy.” Our Board of Directors has designated Robert P. Peebler and James M. Lapeyre, Jr. as proxies for the 2011 Annual Meeting of Stockholders. By completing and returning the enclosed proxy card, you are giving Mr. Peebler and Mr. Lapeyre the authority to vote your shares in the manner you indicate on your proxy card.

Who is soliciting my proxy?

Our Board of Directors is soliciting proxies on its behalf to be voted at the 2011 Annual Meeting. All costs of soliciting the proxies will be paid by ION. Copies of solicitation materials will be furnished to banks, brokers, nominees and other fiduciaries and custodians to forward to beneficial owners of ION’s common stock held by such persons. ION will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation materials. In addition to solicitations by mail, some of ION’s directors, officers and other employees, without extra compensation, might supplement this solicitation by telephone, personal interview or other communication. ION has also retained Georgeson Inc. to assist with the solicitation of proxies from banks, brokers, nominees and other holders, for a fixed fee of $9,500 plus reasonable out-of-pocket expenses, which fees and expenses will be paid by ION. We may also ask our proxy solicitor to solicit proxies on our behalf by telephone for a fixed fee of $6 per phone call and $3.50 per telephone vote, plus reasonable expenses.

What is a proxy statement?

A proxy statement is a document that the regulations of the Securities and Exchange Commission require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name”?

If your shares are registered directly in your name, you are a stockholder of record. If your shares are registered in the name of your broker, bank or similar organization, then you are the beneficial owner of shares held in street name.

What different methods can I use to vote?

Most stockholders have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

(a) In Writing:  All stockholders can vote by written proxy card.

(b) By Telephone and Internet:  Owners of shares held in street name may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

(c) In Person:  All stockholders may vote in person at the meeting. If your shares are held in street name and you wish to vote in person, you will need to ask your broker or bank for a legal proxy. You will need to bring the legal proxy with you to the meeting.

Where will the Annual Meeting be held?

ION’s 2011 Annual Meeting of Stockholders will be held on the 4th Floor of 2105 CityWest Boulevard in Houston, Texas.

Directions:  The site for the meeting is located on CityWest Boulevard off of Beltway 8, near the intersection of Beltway 8 and Briar Forest Drive. Traveling south on the Beltway 8 feeder road after Briar Forest Drive, turn right on Del Monte Drive. Enter Garage Entrance 3 on your immediate left. Advise the guard that you are attending the ION Annual Meeting. You may be required to show your driver’s license or other photo identification. The guard will then direct you where to park in the visitors section of the parking garage. The guard can also direct you to 2105 CityWest Boulevard, which is directly south of the garage. Once in the building, check in with the security desk and then take the elevators to the 4th floor.

Does my vote matter?

Yes! Corporations are required to obtain stockholder approval for the election of directors and other important matters. Stockholder participation is not a mere formality. Stockholder voting is essential for ION to continue to function. It is also important that you vote to assure that a quorum is obtained so that corporate business can be transacted at the meeting.

What is the effect of not voting?

It depends on how ownership of your shares is registered. If you are a stockholder of record, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not be treated as a vote for or against a proposal.

If you own your shares in street name, your broker or bank may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the question immediately following, in the absence of your voting instruction, your broker may or may not vote your shares.

If I don’t vote, will my broker vote for me?

If you own your shares in street name and you do not vote, your broker may vote your shares in its discretion on proposals determined to be “routine matters” under the rules of the New York Stock Exchange (“NYSE”). With respect to “non-routine matters,” however, your broker may not vote your shares for you. Where a broker cannot vote your shares on non-routine matters because he has not received any instructions from you regarding how to vote, the number of unvoted shares on those matters is reported as “broker non-votes.” These “broker non-vote” shares are counted toward the quorum requirement, but, generally speaking, they do not affect the determination of whether a matter is approved. See “— How are abstentions and broker non-votes counted?” below. The election of directors, the proposal to approve the amendments to our 2004 Long-Term Incentive Plan, the advisory vote on executive compensation and the advisory vote on the frequency of executive compensation votes are not considered to be routine matters under current NYSE rules, so your broker will not have discretionary authority to vote your shares held in street name on those matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered to be a routine matter on which brokers will be permitted to vote your shares without instructions from you.

What is the record date and what does it mean?

The record date for the 2011 Annual Meeting of Stockholders is April 1, 2011. The record date is established by the Board of Directors as required by Delaware law (the state in which we are incorporated). Holders of common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How can I revoke a proxy?

A stockholder can revoke a proxy by taking any one of the following three actions before it is voted at the meeting:

(a) giving written notice to the Corporate Secretary of ION,

(b) delivering a later-dated proxy, or

(c) voting in person at the meeting.

If you hold shares through a bank or broker, you must contact that bank or broker in order to revoke any prior voting instructions.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock constitutes a quorum. We need a quorum of stockholders to hold a validly convened Annual Meeting. If you have signed and returned your proxy card, your shares will be counted toward the quorum. If a quorum is not present, the chairman may adjourn the meeting, without notice other than by announcement at the meeting, until the required quorum is present.

As of the record date, 155,846,294 shares of common stock were outstanding. Thus, the presence of the holders of common stock representing at least 77,923,148 shares will be required to establish a quorum.

What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

In voting on the election of three director nominees to serve until the 2014 Annual Meeting of Stockholders, stockholders may vote in one of the following ways:

(a) in favor of all nominees,

(b) withhold votes as to all nominees, or

(c) withhold votes as to a specific nominee.

Directors will be elected by a plurality of the votes of the shares of common stock present or represented by proxy at the meeting. This means that director nominees receiving the highest number of “for” votes will be elected as directors. Votes “for” and “withheld” are counted in determining whether a plurality has been cast in favor of a director. You may not abstain from voting for purposes of the election of directors. Stockholders are not permitted to cumulate their votes in the election of directors.

The Board recommends a vote “FOR” all of the nominees.

What are my voting choices when voting on the proposal to approve the amendments to ION’s 2004 Long-Term Incentive Plan and what vote is needed to approve the proposal?

In voting to approve the amendments to ION’s 2004 Long-Term Incentive Plan, stockholders may vote in one of the following ways:

(a) in favor of the approval of the amendments,

(b) against the approval of the amendments, or

(c) abstain from voting on the approval of the amendments.

The proposal to approve the amendments to ION’s 2004 Long-Term Incentive Plan will require the affirmative vote of a majority of the votes cast on the proposal by holders of common stock in person or represented by proxy at the meeting, so long as the total votes cast on the proposal exceed 50% of the shares of common stock outstanding.

The Board recommends a vote “FOR” this proposal.

What are my voting choices when casting an advisory vote on the compensation of our named executive officers?

In casting an advisory vote on the compensation of our named executive officers, stockholders may vote in one of the following ways:

(a) in favor of the executive compensation,

(b) against the executive compensation, or

(c) abstain from voting.

The advisory vote on the compensation of our named executive officers will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

The Board recommends a vote “FOR” this proposal.

What are my voting choices when casting an advisory vote on the frequency of stockholder votes on executive compensation?

For the non-binding advisory vote on the frequency of future stockholder votes on executive compensation, stockholders may cast their vote in favor of one of the following four alternatives:

(a) every year,

(b) every two years,

(c) every three years, or

(d) abstain from voting.

The advisory vote regarding the frequency of future stockholder votes to approve executive compensation will be determined by a plurality of the votes cast in the advisory vote. This means that the alternative that receives the greatest number of votes will be considered the frequency that is recommended by our stockholders.

The Board recommends that you vote in favor of “EVERY THREE YEARS” with respect to the advisory vote regarding the frequency of the stockholder vote on executive compensation. However, notwithstanding the Board’s recommendation and the fact that this is a non-binding advisory vote only, the Board intends to accept the results of the stockholder vote on this proposal and hold the next advisory vote on executive compensation within the timeframe approved by the stockholders at our 2011 Annual Meeting.

What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm — or independent auditors — and what vote is needed to ratify their appointment?

In voting to ratify the appointment of Ernst & Young LLP as independent auditors for 2011, stockholders may vote in one of the following ways:

(a) in favor of ratification,

(b) against ratification, or

(c) abstain from voting on ratification.

The proposal to ratify the appointment of Ernst & Young LLP will require the affirmative vote of a majority of the votes cast on the proposal by holders of common stock in person or represented by proxy at the meeting.

The Board recommends a vote “FOR” this proposal.

Will any other business be transacted at the meeting? If so, how will my proxy be voted?

We do not know of any business to be transacted at the Annual Meeting other than those matters described in this proxy statement. We believe that the periods specified in ION’s Bylaws for submitting proposals to be considered at the meeting have passed and no proposals were submitted. However, should any other matters properly come before the meeting, and any adjournments or postponements of the meeting, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

What if a stockholder does not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed form of proxy. If no instructions are given, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the approval of the amendments to ION’s 2004 Long-Term Incentive Plan, “FOR” the non-binding advisory vote on executive compensation, “EVERY THREE YEARS” with respect to the non-binding advisory vote on frequency of future stockholder votes on executive compensation, and “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for 2011.

How are abstentions and broker non-votes counted?

Abstentions are counted for purposes of determining whether a quorum is present at the Annual Meeting. A properly executed proxy card marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

An abstention will have the same legal effect as a vote against the proposal to amend the 2004 Long-Term Incentive Plan because it will represent a share present in person or represented by proxy at the meeting and a vote cast on the proposal, thereby increasing the number of affirmative votes required to approve the proposal. Broker non-votes will have no effect on the outcome of the proposal to amend the 2004 Long-Term Incentive Plan, so long as the total votes cast on that proposal represent more than 50% of our outstanding shares of common stock entitled to vote.

With respect to (i) the proposal regarding the advisory vote on executive compensation, (ii) the proposal regarding the advisory vote on the frequency of future stockholder votes on executive compensation and (iii) the proposal to ratify the appointment of the independent auditors, an abstention from voting on any such proposal will be counted as present in determining whether a quorum is present but will not be counted in determining the total votes cast on such proposal. Thus, abstentions will have no effect on the outcome of the vote on these proposals. Broker non-votes will likewise have no effect on the outcome of the vote on these proposals.

What is the deadline for submitting proposals to be considered for inclusion in the 2012 proxy statement?

Stockholder proposals requested to be included in ION’s 2012 proxy statement must be received by ION not later than December 23, 2011. Proposals should be directed to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.

What is the deadline for submitting a nomination for director of ION for consideration at the Annual Meeting of Stockholders in 2012?

A proper director nomination may be considered at ION’s 2012 Annual Meeting of Stockholders only if the proposal for nomination is received by ION not later than December 23, 2011. All nominations should be directed to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.

Will I have electronic access to the proxy materials and Annual Report?

The notice of Annual Meeting, proxy statement and 2010 Annual Report to Stockholders are also posted on ION’s Internet website in the Investor Relations section at www.iongeo.com.

How can I obtain a copy of ION’s Annual Report on Form 10-K?

A copy of our 2010 Annual Report on Form 10-K is enclosed with our proxy statement and 2010 Annual Report to Stockholders. You may obtain an additional copy of our 2010 Form 10-K at no charge by sending a written request to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. Our Form 10-K is also available (i) through the Investor Relations section of our website at www.iongeo.com and (ii) with exhibits on the SEC’s website at http://www.sec.gov.

Please note that the contents of these and any other websites referenced in this proxy statement are not incorporated into this filing. Further, our references to the URLs for these and other websites listed in this proxy statement are intended to be inactive textual references only.

ITEM 1 — ELECTION OF DIRECTORS

Our Board of Directors consists of eight members. The Board is divided into three classes. Members of each class are elected for three-year terms and until their respective successors are duly elected and qualified, unless the director dies, resigns, retires, is disqualified or is removed. Our stockholders elect the directors in a designated class annually. Directors in Class III, which is the class of directors to be elected at this meeting, will serve on the Board until our Annual Meeting in 2014.

The current Class III directors are Michael C. Jennings, Robert P. Peebler and John N. Seitz, and their terms will expire at the 2011 Annual Meeting. At its meeting on February 11, 2011, the Board approved the recommendation of the Governance Committee that Messrs. Jennings, Peebler and Seitz be nominated to stand for reelection at the Annual Meeting to hold office until our 2014 Annual Meeting and until their successors are elected and qualified.

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of Directors.

The Board of Directors recommends a vote “FOR” the election of Michael C. Jennings, Robert P. Peebler and John N. Seitz.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, education, director positions, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company:

Class III Director Nominees For Re-Election For Term Expiring In 2014

MICHAEL C. JENNINGS	Director since December 2010 Age 45

Mr. Jennings joined our Board of Directors in December 2010. Mr. Jennings is currently the President, Chief Executive Officer and Chairman of the Board of Directors of Frontier Oil Corporation, an independent oil refining and marketing company. Prior to his appointment to President and Chief Executive Officer in January 2009, Mr. Jennings served as Frontier’s Executive Vice President and Chief Financial Officer. From 2000 until joining Frontier in 2005, Mr. Jennings was employed by Cameron International Corporation as Vice President and Treasurer. From 1998 until 2000, he was Vice President Finance & Corporate Development of Unimin Corporation, a producer of industrial minerals. From 1995 to 1998, Mr. Jennings was employed by

Cameron International Corporation as Director, Acquisitions and Corporate Finance. Mr. Jennings is a member of the Audit and Finance Committees of our Board of Directors. He holds a Bachelor of Arts degree in economics and government from Dartmouth College and a Master of Business Administration degree in finance and accounting from the University of Chicago.

Mr. Jennings’ experience in the global oil refining, marketing and oilfield services businesses enables him to advise the Board on customer and industry issues and perspectives. Given his extensive experience in executive, financial, treasury and corporate development matters, Mr. Jennings is able to provide the Board with expertise in corporate leadership, financial management, corporate planning and strategic development, thereby supporting the Board’s efforts in overseeing and advising on strategic and financial matters.

ROBERT P. PEEBLER	Director since 1999 Age 63

Mr. Peebler has been our Chief Executive Officer since 2003 and a member of our Board of Directors since 1999. From 2003 until December 2008 and more recently commencing again in January 2010, Mr. Peebler also served as our President. Prior to joining ION on a full-time basis, Mr. Peebler was the founder, President and Chief Executive Officer of Energy Virtual Partners, an asset development and management company for oil and gas properties. Prior to founding Energy Virtual Partners in April 2001, Mr. Peebler was Vice President of e-Business Strategy and Ventures of the Halliburton Company, a provider of products and services to the petroleum and energy industries. Mr. Peebler joined Halliburton in 1996 when Halliburton acquired Landmark Graphics Corporation, a provider of workstation-based software for oil and gas exploration and production, where he had served as CEO since 1992. Mr. Peebler began his career with Schlumberger, a global oilfield and information services company, in wireline operations and spent 17 years with Schlumberger in various positions, including as head of U.S. wireline operations and executive in charge of strategic marketing for the corporate energy services group. Mr. Peebler is a member of the Finance Committee of our Board of Directors. He holds a Bachelor of Science degree in electrical engineering from the University of Kansas.

Mr. Peebler’s day-to-day leadership and involvement with our company provides him with personal knowledge regarding our operations. In addition, Mr. Peebler has worked more than 30 years in and around seismic and other oilfield service companies and his extensive experience enables the Board to not only be informed with regard to our company’s operations and prospects, but also to better understand the direction of the industry.

JOHN N. SEITZ	Director since 2003 Age 59

Mr. Seitz joined our Board of Directors in 2003. Mr. Seitz is a founder and Vice Chairman of the Board of Endeavour International Corporation, an exploration and development company with activities in the North Sea and selected North American basins. From 2003 until 2006, Mr. Seitz served as co-CEO of Endeavour. From 1977 to 2003, Mr. Seitz held positions of increasing responsibility at Anadarko Petroleum Company, serving most recently as a Director and as President and Chief Executive Officer. Mr. Seitz is a Trustee of the American Geological Institute Foundation and serves on the Board of Managers of Constellation Energy Partners LLC, a company focused on the acquisition, development and exploitation of oil and natural gas properties and related midstream assets. He also currently serves on the Board of Directors of Gulf United Energy, Inc., an OTC-listed independent energy company with interests in oil and natural gas properties in Peru and Colombia. Mr. Seitz is a member of the Compensation and Governance Committees of our Board of Directors. Mr. Seitz holds a Bachelor of Science degree in geology from the University of Pittsburgh, a Master of Science degree in geology from Rensselaer Polytechnic Institute and is a Certified Professional Geoscientist in Texas. He also completed the Advanced Management Program at the Wharton School of Business.

Mr. Seitz’ extensive experience as a leader of global exploration and production companies such as Endeavour and Anadarko has proven to be an important resource for our Board when considering industry and customer issues. In addition, Mr. Seitz’ geology background and expertise assists the Board in better understanding industry trends and issues.

Class I Incumbent Directors — Term Expiring In 2012

HAO HUIMIN	Director since January 2011 Age 47

Mr. Hao joined our Board of Directors on January 1, 2011. Mr. Hao has been employed by China National Petroleum Corporation (“CNPC”), China’s largest oil company, and its affiliates in various positions of increasing responsibility since 1984. Since 2006, Mr. Hao has been Chief Geophysicist of BGP Inc., China National Petroleum Corporation (“BGP”). BGP is a subsidiary of CNPC and is the world’s largest land seismic contractor. From 2004 to 2006, Mr. Hao was Vice President of BGP, and from 2002 to 2004, he managed the marine department at BGP. Between 1984 and 2002, Mr. Hao served in various management positions at Dagang Geophysical Company, a seismic contractor company owned by CNPC. Mr. Hao is a member of the Finance Committee of our Board of Directors. He holds a Bachelor of Science degree in geophysical exploration from China Petroleum University and Masters of Business Administration degrees from the University of Houston and Nankai University in China.

Mr. Hao has over 20 years of experience in geophysical technology research and development, particularly in seismic data processing and seismic data acquisition system research and development management. Mr. Hao’s position with BGP and his extensive knowledge of the global seismic industry enables our Board to receive current input and advice reflecting the perspectives of our seismic contractor customers. In addition, our land equipment joint venture with BGP and the ever-increasing importance of China in the global economy and the worldwide oil and gas industry has elevated our commercial involvement with China and Chinese companies. Mr. Hao’s insights with regard to issues relating to China provide our Board with an invaluable resource.

Mr. Hao was appointed to our Board of Directors under the terms of an agreement with BGP in connection with BGP’s purchase of 23,789,536 shares of our common stock in March 2010. Under the agreement, BGP is entitled to designate one individual to serve as a member of our Board unless BGP’s ownership of our common stock falls below 10%. In January 2011, Mr. Hao replaced Guo Yueliang, BGP’s initial appointee to our Board, and Mr. Hao will serve the remainder of Mr. Guo’s term on our Board, which term is scheduled to expire in 2012.

JAMES M. LAPEYRE, JR.	Director since 1998 Age 58

Mr. Lapeyre has been Chairman of our Board of Directors since 1999 and a Director since 1998. Mr. Lapeyre has been President of Laitram L.L.C., a privately-owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts, and its predecessors since 1989. Mr. Lapeyre joined our Board of Directors when we bought the DigiCOURSE marine positioning products business from Laitram in 1998. Mr. Lapeyre is Chairman of the Governance Committee and a member of the Audit and Compensation Committees of our Board of Directors. He holds a Bachelor of Art degree in history from the University of Texas and Master of Business Administration and Juris Doctorate degrees from Tulane University.

Mr. Lapeyre’s status as a significant stockholder of our company enables our Board to have direct access to the perspective of our stockholders and ensures that the Board will take into consideration the interests of our stockholders in all Board decisions. In addition, Mr. Lapeyre has extensive knowledge regarding the marine products and technology that we acquired from Laitram in 1998.

Class II Incumbent Directors — Term Expiring In 2013

DAVID H. BARR	Director since December 2010 Age 61

Mr. Barr joined our Board of Directors in December 2010. In 2009, Mr. Barr retired from Baker Hughes Incorporated, an oilfield services and equipment provider, after serving for 36 years in various manufacturing, marketing, engineering and product management functions. At the time of his retirement, Mr. Barr was Group

President — Eastern Hemisphere, responsible for all Baker Hughes products and services for Europe, Russia/Caspian, Middle East, Africa and Asia Pacific. From 2007 to 2009, he served as Group President — Completion & Production, and from 2005 to 2007, as Group President — Drilling and Evaluation. Mr. Barr served as President of Baker Atlas, a division of Baker Hughes Inc., from 2000 to 2005, and served as Vice President, Supply Chain Management for the Cameron division of ... Cameron International Corporation from 1999 to 2000. Prior to 2000, he held positions of increasing responsibility within Baker Hughes Inc. and its affiliates, including Vice President — Business Process Development and various leadership positions with Hughes Tool Company and Hughes Christensen. Mr. Barr initially joined Hughes Tool Company in 1972 after graduating from Texas Tech University with a Bachelor of Science degree in mechanical engineering. Mr. Barr also currently serves on the Board of Directors and Audit, Remuneration and Governance Committees of Hunting PLC (a London Stock Exchange-listed provider of energy services), on the Board of Directors (serving as non-executive Chairman of the Board) and Audit and Compensation Committees of Logan International Inc. (a TSX-listed manufacturer and provider of oilfield tools and services), and on the Board of Directors and Compensation Committee of Probe Holdings, Inc. (a designer and manufacturer of oilfield technology and tools). Mr. Barr is a member of the Compensation and Governance Committees of our Board of Directors.

Mr. Barr’s 36 years of experience in the oilfield equipment and services industry provides a uniquely valuable industry perspective for our Board. While at Baker Hughes, Mr. Barr obtained experience within a wide range of company functions, from engineering to group President. His breadth of experience enables him to better understand and inform the Board regarding a range of issues and decisions involved in the operation of our business, including development of business strategy.

FRANKLIN MYERS	Director since 2001 Age 58

Mr. Myers joined our Board of Directors in 2001. He is currently an Operating Advisor with Paine & Partners, LLC, a private equity firm focused on leveraged buyout transactions. Prior to joining Paine & Partners in October 2009, Mr. Myers was employed by Cameron International Corporation, an international manufacturer of oil and gas flow control equipment, as General Counsel and Corporate Secretary (from 1995 to 1999), President of the Cooper Energy Services Division (from 1998 until 2002), Senior Vice President (from 2001 to 2003), Senior Vice President and Chief Financial Officer (from 2003 to 2008) and Senior Advisor (from 2008 to October 2009). Prior to joining Cameron, he was Senior Vice President and General Counsel of Baker Hughes Incorporated, an oilfield services and equipment provider, and an attorney and partner with the law firm of Fulbright & Jaworski L.L.P. in Houston, Texas. Mr. Myers also currently serves on the Boards of Directors of Comfort Systems, Inc., a NYSE-listed provider of heating, ventilation and air conditioning services, and Frontier Oil Corporation, a NYSE-listed oil refining and marketing company. Mr. Myers is Chairman of the Compensation Committee, co-Chairman of the Finance Committee and a member of the Governance Committee of our Board of Directors. He holds a Bachelor of Science degree in industrial engineering from Mississippi State University and a Juris Doctorate degree with Honors from the University of Mississippi.

Mr. Myers’ extensive experience as both a financial and legal executive makes him uniquely qualified as a valuable member of our Board and the Chairman of our Compensation Committee. While at Cameron, Baker Hughes and Fulbright & Jaworski, Mr. Myers was responsible for numerous successful finance and acquisition transactions, and his expertise gained through those experiences have proven to be a significant resource for our Board. In addition, Mr. Myers’ service on Boards of Directors of other NYSE-listed companies enables Mr. Myers to observe and advise on favorable governance practices pursued by other public companies.

S. JAMES NELSON, JR.	Director since 2004 Age 69

Mr. Nelson joined our Board of Directors in 2004. In 2004, Mr. Nelson retired from Cal Dive International, Inc. (now named Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and gas properties and production facilities, where he was a founding shareholder, Chief Financial

Officer (prior to 2000), Vice Chairman (from 2000 to 2004) and a Director (from 1990 to 2004). From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., a NYSE-traded company with $1 billion in annual revenues and the former parent company of Cal Dive. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co. where, from 1976 to 1980, he was a partner serving on the firm’s worldwide oil and gas industry team. Mr. Nelson also currently serves on the Board of Directors and Audit Committee of Oil States International, Inc. (a NYSE-listed diversified oilfield services company) and the Board of Directors and Audit and Compensation Committees of W&T Offshore, Inc. (a NYSE-listed oil and natural gas exploration and production company) and the general partner of Genesis Energy LP (an American Stock Exchange-listed operator of oil and natural gas pipelines and provider of services to refineries and industrial gas users). From 2005 until the company’s sale in 2008, he served as a member of the Board of Directors and Audit and Compensation Committees of Quintana Maritime, Ltd., a provider of dry bulk cargo shipping services based in Athens, Greece. Mr. Nelson, who is also a Certified Public Accountant, is Chairman of the Audit Committee and co-Chairman of the Finance Committee of our Board of Directors. He holds a Bachelor of Science degree in accounting from Holy Cross College and a Master of Business Administration degree from Harvard University.

Mr. Nelson is an experienced financial leader with the skills necessary to lead our Audit Committee. His service as Chief Financial Officer of Cal Dive International, Inc., Diversified Energies, Inc. and Apache Corporation, as well as his years with Arthur Andersen & Co., make him a valuable asset to ION, both on our Board of Directors and as the Chairman of our Audit Committee, particularly with regard to financial and accounting matters. In addition, Mr. Nelson’s service on audit committees of other companies enables Mr. Nelson to remain current on audit committee best practices and current financial reporting developments within the energy industry.

Ownership of Equity Securities of ION

Except as otherwise set forth below, the following table sets forth information as of March 1, 2011, with respect to the number of shares of common stock owned by (i) each person known by us to be a beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the 2010 Summary Compensation Table included in this proxy statement and (iv) all of our directors and executive officers as a group. Except where information was otherwise known by us, we have relied solely upon filings of Schedules 13D and 13G to determine the number of shares of our common stock owned by each person known to us to be the beneficial owner of more than 5% of our common stock as of such date.

				Percent of
	Common	Rights to	Restricted	Common
Name of Owner	Stock(1)	Acquire(2)	Stock(3)	Stock(4)

BGP Inc., China National Petroleum Corporation(5)	23,789,536	—	—	15.3%
FMR LLC(6)	13,534,055	—	—	8.7%
BlackRock, Inc.(7)	10,367,146	—	—	6.7%
Wells Fargo and Company(8)	8,729,737	—	—	5.6%
James M. Lapeyre, Jr.(9)	8,167,125	80,000	—	5.3%
Laitram, L.L.C.(10)	7,605,345	—	—	4.9%
Robert P. Peebler	447,411	90,000	378,881	*
David H. Barr(11)	20,000	—	—	*
Hao Huimin(12)	13,300	—	—	*
Michael C. Jennings(13)	20,000	—	—	*
Franklin Myers	24,000	55,000	—	*
S. James Nelson, Jr.	40,000	70,000	—	*
John N. Seitz	49,895	80,000	—	*
R. Brian Hanson	72,741	175,000	100,076	*
Nikolaos Bernitsas	51,081	133,750	15,333	*
David L. Roland	44,807	66,250	33,333	*
Ken Williamson	28,291	136,250	15,333	*
All directors and executive officers as a group (14 Persons)	8,995,968	1,125,650	557,555	6.8%

*	Less than 1%

(1)	Represents shares for which the named person (a) has sole voting and investment power or (b) has shared voting and investment power. Excluded are shares that (i) are unvested restricted stock holdings or (ii) may be acquired through stock option exercises.

(2)	Represents shares of common stock that may be acquired upon the exercise of stock options held by our officers and directors that are currently exercisable or will be exercisable on or before April 30, 2011.

(3)	Represents unvested shares subject to a vesting schedule, forfeiture risk and other restrictions. Although these shares are subject to forfeiture, the holder has the right to vote the shares until they are forfeited.

(4)	Assumes shares that such person has rights to acquire presently and on or before April 30, 2011, are outstanding.

(5)	The address for BGP Inc., China National Petroleum Corporation is No. 189 Fanyang Middle Road, ZhuoZhou City, HeBei Province 072750 P.R. China.

(6)	The address for FMR LLC (“FMR”) is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 12,320,485 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the

12,320,485 shares owned by the funds. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 280,110 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole dispositive power over 280,110 shares and sole power to vote or to direct the voting of 280,110 shares owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 933,460 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 933,460 shares and sole power to vote or to direct the voting of 912,040 shares owned by the institutional accounts managed by PGATC as reported above.

(7)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(8)	Wells Fargo and Company filed its Schedule 13G/A with the SEC on behalf of itself and the following subsidiaries: Wells Capital Management Incorporated, Wells Fargo Bank, N.A., Wells Fargo Funds Management, LLC, and Wells Fargo Advisors, LLC. The address for Wells Fargo and Company is 420 Montgomery Street, San Francisco, California 94104. Wells Fargo and Company and these subsidiaries reported that they have sole voting power with respect to 7,899,813 shares, sole dispositive power with respect to 8,692,020 shares and shared dispositive power with respect to 12,880 shares.

(9)	These shares of common stock include 5,700 shares over which Mr. Lapeyre holds joint voting power and investment control with his wife, 545,580 shares that Mr. Lapeyre holds as a custodian or trustee for the benefit of his children, 7,605,345 shares owned by Laitram, and 10,500 shares that Mr. Lapeyre holds as a co-trustee with his wife for the benefit of his children, in all of which Mr. Lapeyre disclaims any beneficial interest. Please read note 10 below. Mr. Lapeyre has sole voting power over only 1,600,707 of these shares of common stock.

(10)	The address for Laitram, L.L.C. is 220 Laitram Lane, Harahan, Louisiana 70123. Mr. Lapeyre is the President and chief executive officer of Laitram. Please read note 9 above. Mr. Lapeyre disclaims beneficial ownership of any shares held by Laitram.

(11)	Mr. Barr was appointed to the ION Board on December 2, 2010.

(12)	Mr. Hao was appointed to the ION Board on January 1, 2011.

(13)	Mr. Jennings was appointed to the ION Board on December 2, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors and certain officers of ION, and persons who own more than 10% of ION’s common stock, to file with the Securities and Exchange Commission (“SEC”) and the NYSE initial statements of beneficial ownership on Form 3 and changes in such ownership on Forms 4 and 5. Based on our review of the copies of such reports, we believe that, with one exception, during 2010 our directors, executive officers and stockholders holding greater than 10% of our outstanding shares complied with all applicable filing requirements under

Section 16(a) of the Exchange Act, and that all of their filings had been timely made. A Form 4 for Mr. Morrison reflecting a sale of 2,500 shares of ION stock on November 29, 2010, was filed two days late due to an administrative error.

Board of Directors and Corporate Governance

Governance Initiatives.  ION is committed to excellence in corporate governance and maintains clear practices and policies that promote good corporate governance. Many of these practices and policies are designed to ensure compliance with the listing requirements of the NYSE and applicable governance requirements. We review our governance practices and update them, as appropriate, based upon Delaware law, rules and listing standards of the NYSE, SEC regulations, and practices recommended by our outside advisors.

Examples of our corporate governance initiatives include the following:

•	Seven of our eight Board members are independent of ION and its management. Robert P. Peebler is not independent because he is our current Chief Executive Officer and an employee of ION.

•	All members of the key committees of our Board — the Audit Committee, the Governance Committee and the Compensation Committee — are independent.

•	The independent members of our Board and each of the key committees of our Board meet regularly without the presence of management. The members of the Audit Committee meet regularly with representatives of our independent registered public accounting firm without the presence of management.

•	Our Audit Committee has at least one member who qualifies as a “financial expert” in accordance with Section 407 of the Sarbanes-Oxley Act of 2002.

•	The charters of the committees of our Board clearly establish the committees’ respective roles and responsibilities.

•	The Board has adopted written Corporate Governance Guidelines to assist its members in fulfilling their responsibilities.

•	Board members are required to offer their resignation from the Board if they retire or materially change the position they held when they began serving as a director on the Board.

•	We comply with and operate in a manner consistent with regulations prohibiting loans to our directors and executive officers.

•	Members of our Disclosure Committee, consisting of management employees and senior finance and accounting employees, review all quarterly and annual reports before filing with the SEC.

•	We have a hotline and website available to all employees to report ethics and compliance concerns, anonymously if preferred, including concerns related to accounting, accounting controls, financial reporting and auditing matters. The hotline and website are administered and monitored by an independent hotline monitoring company. The Board has adopted a policy and procedures for the receipt, retention and treatment of complaints and employee concerns received through the hotline or website. The policy is available on our website at http://www.iongeo.com/content/released/Hotline _ Policy-ION-Nov_5_2007.pdf.

•	On an annual basis, each director and each executive officer (as that term is defined in Rule 3b-7 promulgated under the Exchange Act) is obligated to complete a questionnaire that requires disclosure of any transactions with ION in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

•	We have included as Exhibits 31.1 and 31.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC, certificates of our Chief Executive Officer and Chief Financial Officer, respectively, certifying as to the quality of our public disclosure. In addition, in 2010, we submitted to the NYSE a certificate of our Chief Executive Officer certifying that he is not aware of any violation by ION of the NYSE corporate governance listing standards.

•	Our internal audit controls function maintains critical oversight over the key areas of our business and financial processes and controls, and provides reports directly to the Audit Committee.

•	We have adopted a compensation recoupment (clawback) policy that applies to our executive officers.

•	We have stock ownership guidelines for our non-employee directors and senior management.

Code of Ethics.  We have adopted a Code of Ethics that applies to all members of our Board of Directors and all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and all other senior members of our finance and accounting departments. We require all employees to adhere to our Code of Ethics in addressing legal and ethical issues encountered in conducting their work. The Code of Ethics requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, promote full and accurate financial reporting, and otherwise act with integrity and in ION’s best interest. Every year our management employees and senior finance and accounting employees affirm their compliance with our Code of Ethics and other principal compliance policies. New employees sign a written certification of compliance with these policies upon commencing employment.

We have made our Code of Ethics, corporate governance guidelines, charters for the committees of our Board (other than our Finance Committee charter) and other information that may be of interest to investors available on the Investor Relations section of our website at http://www.iongeo.com/Investor_Relations/Corporate_Governance/. Copies of this information may also be obtained by writing to us at ION Geophysical Corporation, Attention: Senior Vice President, General Counsel and Corporate Secretary, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. Amendments to, or waivers from, our Code of Ethics will also be available on our website and reported as may be required under SEC rules; however, any technical, administrative or other non-substantive amendments to our Code of Ethics may not be posted.

Please note that the preceding Internet address and all other Internet addresses referenced in this proxy statement are for information purposes only and are not intended to be a hyperlink. Accordingly, no information found or provided at such Internet addresses or at our website in general is intended or deemed to be incorporated by reference herein.

Presiding Non-Management Director.  Under NYSE corporate governance listing standards, James M. Lapeyre, Jr. has been designated as the presiding non-management director to lead non-management directors meetings of the Board. Our non-management directors meet at regularly scheduled executive sessions without management, over which Mr. Lapeyre presides.

Communications to Board and Presiding Non-Management Director.  Stockholders and other interested parties may communicate with the Board and our presiding non-management director or non-management independent directors as a group by writing to “Chairman of the Board” (if the intended recipient is the Board) or “Presiding Non-management Director” (if the intended recipient is the presiding non-management director, or the non-management directors as a whole), c/o Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. Inquiries sent by mail will be reviewed by our Corporate Secretary and, if they pertain to the functions of the Board or Board committees or if the Corporate Secretary otherwise determines that they should be brought to the intended recipient’s attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee.

Our Corporate Secretary’s review of these communications will be performed with a view that the integrity of this process be preserved. For example, items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, will not be forwarded to those individuals. In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded to them. Except for these types of items, the Corporate Secretary will promptly forward written communications to the intended recipient. Within the above guidelines, the independent directors have granted the Corporate Secretary discretion to decide what correspondence should be shared with ION management and independent directors.

2010 Meetings of the Board and Stockholders.  During 2010, the Board of Directors held nine meetings and the four standing committees of the Board of Directors held a total of 20 meetings. Overall, the rate of attendance by our directors at such meetings exceeded 94%. With the exception of Mr. Guo Yueliang, no director attended less than 75% of these meetings. Mr. Guo was nominated to the Board of Directors by our stockholder BGP pursuant to the terms of an agreement that we entered into with BGP in connection with BGP’s purchase of shares of our common stock in March 2010. He served on the Board from April 1, 2010 until January 1, 2011. Mr. Guo, a resident of China, attended 60% of the meetings of the Board held during his tenure. We do not require our Board members to attend our Annual Meeting of Stockholders; however, five of our directors attended our Annual Meeting held in May 2010.

Independence.  In determining independence, each year the Board determines whether directors have any “material relationship” with ION. When assessing the “materiality” of a director’s relationship with ION, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to ION as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. Factors that the Board may consider when determining independence for purposes of this determination include (1) not being a current employee of ION or having been employed by ION within the last three years; (2) not having an immediate family member who is, or who has been within the last three years, an executive officer of ION; (3) not personally receiving or having an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from ION other than director and committee fees; (4) not being employed or having an immediate family member employed within the last three years as an executive officer of another company of which any current executive officer of ION serves or has served, at the same time, on that company’s compensation committee; (5) not being an employee of or a current partner of, or having an immediate family member who is a current partner of, a firm that is ION’s internal or external auditor; (6) not having an immediate family member who is a current employee of such an audit firm who personally works on ION’s audit; (7) not being or having an immediate family member who was within the last three years a partner or employee of such an audit firm and who personally worked on ION’s audit within that time; (8) not being a current employee, or having an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, ION for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (9) not being an executive officer of a charitable organization to which, within the preceding three years, ION has made charitable contributions in any single fiscal year that has exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues.

Our Board has affirmatively determined that, with the exception of Robert P. Peebler, who is our Chief Executive Officer and an employee of ION, no director has a material relationship with ION within the meaning of the NYSE’s listing standards, and that each of our directors is independent from management and from our independent registered public accounting firm, as required by NYSE listing standard rules regarding director independence. See “— Committees of the Board — Audit Committee” below.

Our Chairman, Mr. Lapeyre, is an executive officer and significant shareholder of Laitram, L.L.C., a company with which ION has ongoing contractual relationships, and Mr. Lapeyre and Laitram together owned approximately 5.3% of our outstanding common stock as of March 1, 2011. Our Board has determined that these contractual relationships have not interfered with Mr. Lapeyre’s demonstrated independence from our management, and that the services performed by Laitram for ION are being provided at arm’s length in the ordinary course of business and substantially on the same terms to ION as those prevailing at the time from unrelated parties for comparable transactions. In addition, the services provided by Laitram to ION resulted in payments by ION to Laitram in an amount not exceeding 1% of Laitram’s 2010 consolidated gross revenues. As a result of these factors, our Board has determined that Mr. Lapeyre, along with each of our other non-management directors, is independent within the meaning of the NYSE’s director independence standards. For an explanation of the contractual relationship between Laitram and ION, see “— Certain Transactions and Relationships” below.

Risk Oversight.  Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting ION’s business strategy is a key part of its assessment of the company’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the company. The Board also regularly reviews information regarding the company’s credit, liquidity and operations, as well as the risks associated with each. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from ION’s internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with ION’s business strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Separation of CEO and Chairman of the Board.  Mr. Lapeyre, a non-employee independent director, has served as our Chairman of the Board since 1999. Mr. Peebler has served as our Chief Executive Officer since 2003. We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over the meetings of the full Board. Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the CEO is required to devote to his position, as well as the commitment required to serve as our Chairman. The Board believes that having separate positions and having an independent director serve as Chairman of the Board is the appropriate leadership structure for our company at this time and demonstrates our commitment to good corporate governance.

Committees of the Board

The Board of Directors has established four standing committees to facilitate and assist the Board in the execution of its responsibilities. The four standing committees are the Audit Committee, the Compensation Committee, the Governance Committee and the Finance Committee. The Governance Committee functions as the Board’s nominating committee. In addition, the Board establishes temporary special committees from time to time on an as-needed basis. The Audit Committee, Compensation Committee and Governance Committee are composed entirely of non-employee directors. The Finance Committee consists of four directors, three of whom are non-employee directors. During 2010, the Audit Committee met eight times, the Compensation Committee met eight times, and the Governance Committee met four times. The Finance Committee did not meet during 2010.

The current members of the four standing committees of the Board of Directors are identified below.

	Compensation	Audit	Governance	Finance
Director	Committee	Committee	Committee	Committee

James M. Lapeyre, Jr.	*	*	**
David H. Barr	*		*
Hao Huimin				*
Michael C. Jennings		*		*
Franklin Myers	**		*	**
S. James Nelson, Jr.		**		**
Robert P. Peebler				*
John N. Seitz	*		*

*	Member

**	Chair

Audit Committee

The Audit Committee is a separately-designated standing audit committee as defined in Section 3(a)(58)(A) of the Exchange Act. The Audit Committee oversees matters relating to financial reporting, internal controls, risk management and compliance. These responsibilities include appointing, overseeing, evaluating and approving the fees of our independent auditors, reviewing financial information that is provided to our stockholders and others, reviewing with management our system of internal controls and financial reporting process, and monitoring our compliance program and system.

The Audit Committee operates under a written charter, which sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on our website at http://www.iongeo.com/content/released/audit_committee_charter_ion_march52008.pdf.

The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the definition of “independent” as established in the NYSE corporate governance listing standards and Rule 10A-3 under the Exchange Act. In addition, the Board of Directors has determined that Mr. Nelson, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations, and that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE and Rule 10A-3.

Compensation Committee

The Compensation Committee has responsibility for the compensation of our executive officers, including our chief executive officer, and the administration of our executive compensation and benefit plans. The Compensation Committee also has authority to retain or replace outside counsel, compensation and benefits consultants or other experts to provide it with independent advice, including the authority to approve the fees payable and any other terms of retention. All actions regarding executive officer compensation require Compensation Committee approval. The Compensation Committee completes a comprehensive review of all elements of compensation at least annually. If it is determined that any changes to any executive officer’s total compensation are necessary or appropriate, the Compensation Committee obtains such input from management as it determines to be necessary or appropriate. All compensation decisions with respect to executives other than the chief executive officer are determined in discussion with, and frequently based in part upon the recommendation of, the chief executive officer. The Compensation Committee makes all determinations with respect to the compensation of the chief executive officer, including, but not limited to, establishing performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been established, obtaining such input from the Committee’s independent compensation advisors as it deems necessary or appropriate.

As part of its responsibility to administer our executive compensation plans and programs, the Compensation Committee, usually near the beginning of the calendar year, establishes the parameters of the annual incentive plan awards, including the performance goals relative to our performance that will be applicable to such awards and the similar awards for our other senior executives. It also reviews our performance against the objectives established for awards payable in respect of the prior calendar year, and confirms the extent, if any, to which such objectives have been obtained, and the amounts payable to each of our executive officers in respect of such achievement.

The Compensation Committee also determines the appropriate level and type of awards, if any, to be granted to each of our executive officers pursuant to our equity compensation plans, and approves the total annual grants to other key employees, to be granted in accordance with a delegation of authority to our corporate human resources officer.

The Compensation Committee reviews, and has the authority to recommend to the Board for adoption, any new executive compensation or benefit plans that are determined to be appropriate for adoption by ION, including those that are not otherwise subject to the approval of our stockholders. It reviews any contracts or other transactions with current or former elected officers of the corporation. In connection with the review of any such proposed plan or contract, the Compensation Committee may seek from its independent advisors such advice, counsel and information as it determines to be appropriate in the conduct of such review. The Compensation Committee will direct such outside advisors as to the information it requires in connection with any such review, including data regarding competitive practices among the companies with which ION generally compares itself for compensation purposes.

The Compensation Committee operates pursuant to a written charter that sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on our website at http://www.iongeo.com/content/released/comp_committee_charterionfeb_2008.pdf. The Board of Directors has determined that each member of the Compensation Committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Franklin Myers (Chairman), David H. Barr, James M. Lapeyre, Jr. and John N. Seitz. No member of the Committee is, or was during 2010, an officer or employee of ION. Mr. Lapeyre is President and Chief Executive Officer and a significant equity owner of Laitram, L.L.C, which has had a business relationship with ION since 1999. During 2010, we paid Laitram and its affiliates a total of approximately $3.1 million, which consisted of approximately $2.3 million for manufacturing services, $700,000 for rent and other pass-through third party facilities charges, and $100,000 for reimbursement of costs related to providing administrative and other back-office support services in connection with our Louisiana marine operations. See “— Certain Transactions and Relationships” below. During 2010:

•	No executive officer of ION served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of ION;

•	No executive officer of ION served as a director of another entity, one of whose executive officers served on the Compensation Committee of ION; and

•	No executive officer of ION served as a member of the compensation committee of another entity, one of whose executive officers served as a director of ION.

Governance Committee

The Governance Committee functions as the Board’s nominating and corporate governance committee and advises the Board of Directors with regard to matters relating to governance practices and policies, management succession, and composition and operation of the Board and its committees, including reviewing potential candidates for membership on the Board and recommending to the Board nominees for election as directors of ION. In addition, the Governance Committee reviews annually with the full Board and our Chief

Executive Officer the succession plans for senior executive officers and makes recommendations to the Board regarding the selection of individuals to occupy these positions.

In identifying and selecting new director candidates, the Governance Committee considers the Board’s current and anticipated strengths and needs and a candidate’s experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the company’s business environment, willingness to devote adequate time and effort to Board responsibilities, and other relevant factors. The Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects that qualified candidates will have ample experience and a proven record of business success and leadership. The committee also seeks an appropriate balance of experience and expertise in accounting and finance, technology, management, international business, compensation, corporate governance, strategy, industry knowledge and general business matters. In addition, the committee seeks a diversity of experience, professions, skills, geographic representation and backgrounds. The committee may rely on various sources to identify potential director nominees, including input from directors, management and others the committee feels are reliable, and professional search firms.

The Governance Committee will consider recommendations for director nominations made by a stockholder or other sources (including self-nominees) on the same basis as other candidates. For consideration by the Governance Committee, a recommendation of a candidate must be submitted in writing to the Governance Committee in care of our Corporate Secretary at our principal executive offices. The submission must include sufficient details regarding the qualifications of the potential candidate. In general, nominees for election should possess (1) the highest level of integrity and ethical character, (2) strong personal and professional reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board.

Also, our Bylaws permit stockholders to nominate individuals for director for consideration at an annual stockholders’ meeting. A proper director nomination may be considered at ION’s 2012 Annual Meeting only if the proposal for nomination is received by ION not later than December 23, 2011. All nominations should be directed to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.

The Governance Committee operates pursuant to a written charter, which sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on our website at http://www.iongeo.com/content/released/Governance_Committee_Charter-ION.pdf. The Board of Directors has determined that each member of the Governance Committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.

Finance Committee

The Finance Committee has responsibility for overseeing all areas of corporate finance for ION. The Finance Committee is responsible for reviewing with ION management, and has the power and authority to approve on behalf of the Board, ION’s strategies, plans, policies and actions related to corporate finance, including, but not limited to, (a) capital structure plans and strategies and specific equity or debt financings, (b) capital expenditure plans and strategies and specific capital projects, (c) strategic and financial investment plans and strategies and specific investments, (d) cash management plans and strategies and activities relating to cash flow, cash accounts, working capital, cash investments and treasury activities, including the establishment and maintenance of bank, investment and brokerage accounts, (e) financial aspects of insurance and risk management, (f) tax planning and compliance, (g) dividend policy, (h) plans and strategies for managing foreign currency exchange exposure and other exposures to economic risks, including plans and strategies with respect to the use of derivatives, and (i) reviewing and making recommendations to the Board with respect to any proposal by ION to divest any asset, investment, real or personal property, or business interest if such divestiture is required to be approved by the Board. The Finance Committee does not have oversight responsibility with respect to ION’s financial reporting, which is the responsibility of the Audit Committee.

The Finance Committee operates pursuant to a written charter that sets forth the functions and responsibilities of the committee. A copy of the charter can be obtained by writing to us at ION Geophysical Corporation, Attention: Corporate Secretary, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. The Board of Directors has determined that a majority of the members of the Finance Committee (including its co-Chairmen) satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for ION’s directors. The Board adopted these requirements in order to align the economic interests of the directors with those of our stockholders and further focus our emphasis on enhancing stockholder value. Under these requirements, each non-employee director is expected to own at least 36,000 shares of ION stock. New and current directors will have three years to acquire and increase the director’s ownership of ION stock to satisfy the requirements. The stock ownership requirements are subject to modification by the Board in its discretion. The Board has also adopted stock ownership requirements for senior management of ION. See “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Stock Ownership Requirements; Hedging Policy” below.

The Governance Committee and the Board regularly review and evaluate ION’s directors’ compensation program on the basis of current and emerging compensation practices for directors, emerging legal, regulatory and corporate compliance developments and comparisons with director compensation programs of other similarly-situated public companies.

Certain Transactions and Relationships

The Board of Directors has adopted a written policy and procedures to be followed prior to any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, between ION and a “Related Party” where the aggregate amount involved is expected to exceed $120,000 in any calendar year. Under the policy, “Related Party” includes (a) any person who is or was an executive officer, director or nominee for election as a director (since the beginning of the last fiscal year); (b) any person or group who is a greater-than-5% beneficial owner of ION voting securities; or (c) any immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in the home of an executive officer, director or nominee for election as a director (other than a tenant or employee). Under the policy, the Governance Committee of the Board is responsible for reviewing the material facts of any Related Party transaction and approve or ratify the transaction. In making its determination to approve or ratify, the Governance Committee is required to consider such factors as (i) the extent of the Related Party’s interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to ION, and (v) the aggregate value of the Related Party transaction.

Mr. Lapeyre is the President and Chief Executive Officer and a significant equity owner of Laitram, L.L.C. and has served as President of Laitram and its predecessors since 1989. Laitram is a privately-owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts. Mr. Lapeyre and Laitram together owned approximately 5.3% of our outstanding common stock as of March 1, 2011.

We acquired DigiCourse, Inc., our marine positioning products business, from Laitram in 1998 and renamed it I/O Marine Systems, Inc. In connection with that acquisition, we entered into a Continued Services Agreement with Laitram under which Laitram agreed to provide us certain bookkeeping, software, manufacturing, and maintenance services. Manufacturing services consist primarily of machining of parts for our marine positioning systems. The term of this agreement expired in September 2001 but we continue to operate under its terms. In addition, from time to time, when we have requested, the legal staff of Laitram has advised us on certain intellectual property matters with regard to our marine positioning systems. Under a lease of commercial property dated February 1, 2006, between Lapeyre Properties, L.L.C. (an affiliate of Laitram) and ION, we agreed to lease certain office and warehouse space from Lapeyre Properties until January 2011. Since January 2011, we have continued to lease this property on the same terms on a month-to-month basis. During 2010, we paid Laitram and its affiliates a total of approximately $3.1 million, which consisted of approximately $2.3 million for manufacturing services, $700,000 for rent and other pass-through third party facilities charges, and $100,000 for reimbursement for costs related to providing administrative and other back-office support services in connection with our Louisiana marine operations. For the 2009 and 2008 fiscal years, we paid Laitram and its affiliates a total of approximately $4.0 million and $4.3 million, respectively, for these services. In the opinion of our management, the terms of these services are fair and reasonable and as favorable to us as those that could have been obtained from unrelated third parties at the time of their performance.

Mr. Hao is Chief Geophysicist of BGP. BGP has been a customer of our products and services for many years. For our fiscal years ended December 31, 2010 and 2009, BGP accounted for approximately 3.8% and 7.7% of our consolidated net sales, respectively. In addition, prior to Mr. Hao being appointed to the Board, we entered into the following transactions with BGP:

•	On March 25, 2010, we issued 23,789,536 shares of our common stock to BGP for an effective purchase price of $2.80 per share in a privately-negotiated transaction pursuant to (i) a Stock Purchase Agreement we entered into with BGP and (ii) the conversion of the principal balance of indebtedness outstanding under a Convertible Promissory Note dated as of October 23, 2009. As of March 1, 2011, BGP held beneficial ownership of approximately 15.3% of our outstanding shares of common stock. The shares of our common stock acquired by BGP are subject to the terms and conditions of an Investor Rights Agreement that we entered into with BGP in connection with its purchase of the shares. Under the Investor Rights Agreement, for so long as BGP owns as least 10% of our outstanding shares of common stock, BGP will have the right to nominate one director to serve on our Board. The Investor Rights Agreement also provides that whenever we may issue shares of our common stock or other securities convertible into, exercisable or exchangeable for our common stock, BGP will have certain pre-emptive rights to subscribe for a number of such shares or other securities as may be necessary to retain its proportionate ownership of our common stock that would exist before such issuance. These pre-emptive rights are subject to usual and customary exceptions, such as issuances of securities as equity compensation to our directors, employees and consultants, under employee stock purchase plans and under our currently outstanding convertible and exercisable securities.

•	On March 25, 2010, we formed a joint venture with BGP, owned 49% by us and 51% by BGP, to design, develop, manufacture and sell land-based seismic data acquisition equipment for the petroleum industry. The name of the joint venture company is INOVA Geophysical Equipment Limited. Under the terms of the joint venture transaction, INOVA was initially formed as a wholly-owned direct subsidiary of ION, and BGP acquired its interest in the joint venture by paying us aggregate consideration of (i) $108.5 million in cash and (ii) 49% of certain assets owned by BGP relating to the business of the joint venture.

•	During 2010, we recorded revenues from BGP of approximately $16.9 million. Receivables due from BGP were $3.0 million at December 31, 2010.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position with ION

Robert P. Peebler	63	Chief Executive Officer and Director
R. Brian Hanson	46	Executive Vice President and Chief Financial Officer
Nikolaos Bernitsas	51	Senior Vice President, GXT Imaging Solutions
David Moffat	54	Senior Vice President, Marine Imaging Systems Division
David L. Roland	49	Senior Vice President, General Counsel and Corporate Secretary
Ken Williamson	46	Senior Vice President, Integrated Seismic Solutions
Michael L. Morrison	40	Vice President and Corporate Controller

For a description of the business background of Mr. Peebler, see “Item 1— Election of Directors — Class III Director Nominees for Re-Election for Term Expiring in 2014” above.

Mr. Hanson has been our Executive Vice President and Chief Financial Officer since May 2006. Prior to joining ION, Mr. Hanson served as the Executive Vice President and Chief Financial Officer of Alliance Imaging, Inc., a NYSE-listed provider of diagnostic imaging services to hospitals and other healthcare providers, from July 2004 until November 2005. From 1998 to 2003, Mr. Hanson held a variety of positions at Fisher Scientific International, Inc., a NYSE-listed manufacturer and supplier of scientific and healthcare products and services, including Vice President Finance of the Healthcare group from 1998 to 2002 and Chief Operating Officer from 2002 to 2003. From 1986 until 1998, Mr. Hanson served in various positions with Culligan Water Conditioning, an international manufacturer of water treatment products and producer and retailer of bottled water products, most recently as Vice President of Finance and Chief Financial Officer. Mr. Hanson received a Bachelors degree in engineering from the University of New Brunswick and a Master of Business Administration degree from Concordia University in Montreal.

Mr. Bernitsas has been Senior Vice President of our GXT Imaging Solutions group since January 2007. Mr. Bernitsas originally joined GX Technology Corporation (GXT) in 2000 as Senior Geophysical Advisor, became Senior Vice President, Operations of GXT in 2002 and continued in that position after ION acquired GXT in 2004. Prior to joining GXT, Mr. Bernitsas served as an Imaging Advisor for Vastar Resources, Inc., an exploration and production company, from 1998 to 2000, and in various geophysicist positions at Arco Exploration and Production Technology, a division of Atlantic Richfield Company, from 1990 to 1998. Mr. Bernitsas holds a Bachelor of Science degree in physics from the University of Athens (Greece), a Master of Science degree in geophysics from Ohio University, a Master of Business Administration degree in finance from the University of Texas at Dallas, and a Ph.D. in geophysics from the University of Texas at Austin.

Mr. Moffat has been Senior Vice President of our Marine Imaging Systems Division since June 2007. In 1989, he joined Concept Systems, Ltd., a Scotland-based supplier of advanced real-time navigation and data integration software and services to the E&P industry, and served in various engineering and managerial roles, including after ION’s acquisition of Concept in 2004. From 2006 to 2007, Mr. Moffat was the Vice President and Managing Director of Concept. Prior to joining Concept in 1989, Mr. Moffat was employed in various engineering design and development positions within the electronics defense and data security industry in the United Kingdom. Between 1973 and 1981, he served as an officer in the British Merchant Navy. Mr. Moffat holds a Bachelor of Science degree with Distinction in electronic and communication engineering from Edinburgh Napier University.

Mr. Roland joined ION as Vice President, General Counsel and Corporate Secretary in April 2004 and became a Senior Vice President in January 2007. Prior to joining ION, Mr. Roland held several positions within the legal department of Enron Corp., a multi-national energy trading and infrastructure development business, most recently as Vice President and Assistant General Counsel. Prior to joining Enron in 1998, Mr. Roland was an attorney with Caltex Corporation, an international oil and gas marketing and refining company. Mr. Roland was an attorney with the law firm of Gardere & Wynne (now Gardere Wynne Sewell

LLP) from 1988 until 1994, when he joined Caltex. Mr. Roland holds a Bachelor of Business Administration degree from the University of Houston and a Juris Doctorate degree with Distinction from St. Mary’s University.

Mr. Williamson joined ION as Vice President of our GXT Integrated Seismic Solutions group in September 2006 and became a Senior Vice President in January 2007. Between 1987 and 2006, Mr. Williamson was employed by Western Geophysical, which in 2000 became part of WesternGeco, a seismic solutions and technology subsidiary of Schlumberger, Ltd., a global oilfield and information services company. While at WesternGeco, Mr Williamson served as Vice President, Marketing from 2001 to 2003, Vice President, Russia and Caspian Region from 2003 to 2005 and Vice President, Marketing, Sales & Commercialization of WesternGeco’s electromagnetic services and technology division from 2005 to 2006. Mr. Williamson holds a Bachelor of Science degree in geophysics from Cardiff University in Wales.

Mr. Morrison joined ION in June 2002 as our Assistant Controller, became our Controller and Director of Accounting in November 2002 and Vice President and Corporate Controller in January 2007. Prior to joining ION, Mr. Morrison held several positions at Enron Corp., most recently as Director of Transaction Support. Mr. Morrison had held a variety of positions at Deloitte & Touche, LLP, a public accounting firm, from January 1994 until he joined Enron in June 2000. Mr. Morrison holds a Bachelor of Business Administration degree in accounting from Texas A&M University.

EXECUTIVE COMPENSATION

Introductory note:  The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our annual report on Form 10-K for the year ended December 31, 2010. In this discussion, the terms “ION,” “we,” “our” and “us” refer to ION Geophysical Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Compensation Committee of our Board of Directors, a discussion of the background and objectives of our compensation programs for our senior executives, and a discussion of all material elements of the compensation of each of the executive officers identified in the following table, whom we refer to as our named executive officers:

Name	Title

Robert P. Peebler	Chief Executive Officer and Director (our principal executive officer)
R. Brian Hanson	Executive Vice President and Chief Financial Officer (our principal financial officer)
Nikolaos Bernitsas	Senior Vice President, GXT Imaging Solutions
David L. Roland	Senior Vice President, General Counsel and Corporate Secretary
Ken Williamson	Senior Vice President, Integrated Seismic Solutions

Executive Summary

The objectives and major elements of our executive compensation program did not materially change from 2010 to 2011. While we regularly review and fine-tune our compensation programs, we believe consistency in our compensation program and philosophy is important to effectively motivate and reward top-level management performance and for the creation of stockholder value. We continue to provide our named executive officers with total annual compensation that includes three principal elements: base salary, performance-based annual incentive cash compensation and long-term equity-based incentive awards. Our compensation program continues to be performance-based, and a significant portion of each executive’s total annual compensation is at risk and dependent upon our company’s achievement of specific, measurable performance goals. Our performance-based pay is designed to align our executive officers’ interests with those of our stockholders and to promote the creation of stockholder value, without encouraging excessive risk-taking. In addition, our equity program, combined with our executive share ownership requirements, reward long-term stock performance.

Our named executive officers did not receive base salary increases during 2009 or 2010. In fact, salaries for each of our executive officers were decreased for a seven-month period in 2009 as part of a company-wide salary reduction program. Base salaries for each of the named executive officers were increased in January 2011, consistent with our usual base salary review process and our practice prior to 2009.

Payments under our annual incentive award program for 2010 reflect our company’s performance and the achievement of our 2010 performance goals. As discussed further under the heading “Annual Incentive Compensation” beginning on page 32 of this proxy statement, we met our consolidated financial performance criteria under our 2010 incentive plan and, as a result, our named executive officers received cash incentive payments under the 2010 plan. In evaluating company performance, the Compensation Committee also considered several actions critical to the company’s success in 2010. Specifically, the Compensation Committee noted that in March 2010 the company successfully completed its joint venture transactions with BGP and related credit refinancing, which was considered strategically important for the company. After considering the results of our corporate financial goals, together with the specific accomplishments noted above, the Compensation Committee approved various cash incentive payments for our named executive officers for 2010, including certain discretionary bonus payments in early 2010 in specific recognition of the timely completion of the transactions with BGP.

Grants made under our long-term stock incentive plan during 2010 also reflected our company’s successful performance during 2010. The annual grants made to our named executive officers on December 1, 2010 were generally consistent with grants made to named executive officers in previous years. Certain of our named executive officers who are in charge of our principal business units received special grants of stock options on March 1, 2010 to further increase the percentage of their compensation that emphasizes long-term performance and is directly tied to creation of stockholder value.

Introduction/Corporate Governance

Compensation Committee

The Compensation Committee of our Board of Directors reviews and approves, or recommends to the Board for approval, all salary and other remuneration for our executive officers and oversees matters relating to our employee compensation and benefit programs. No member of the Committee is an employee of ION. The Board of Directors has determined that each member of the Committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.

The Committee operates pursuant to a written charter that sets forth its functions and responsibilities. A copy of the charter can be viewed on our website at http://www.iongeo.com/content/released/comp_ committee_charterionfeb_2008.pdf. The Chairman of the Committee is in charge of the Committee’s meeting agendas and, with the assistance of our Corporate Secretary, establishes the Committee’s meetings and calendar. For a description of the responsibilities of the Compensation Committee, see “Item 1. — Election of Directors — Committees of the Board — Compensation Committee” above.

During 2010, the Compensation Committee met in person or by conference call eight times. In addition, the Committee took action by unanimous written consent, as permitted under Delaware law and our Bylaws, two times during 2010, primarily to approve individual non-executive employee grants of restricted stock and stock options. We believe that each of these individual grants made by unanimous written consent of the Committee complied with the applicable grant date requirements under Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic (ASC) 718, “Compensation — Stock Compensation”) (“ASC Topic 718”).

Compensation Consultants

The Compensation Committee has the authority and necessary funding to engage, terminate and pay compensation consultants, independent legal counsel and other advisors in its discretion. Prior to retaining any such compensation consultant or other advisor, the Committee evaluates the independence of such advisor and also evaluates whether such advisor has a conflict of interest. From 2005 to 2008, the Compensation Committee retained Towers Perrin (now known as Towers Watson) as its independent compensation advisor to advise the Committee on our compensation practices and to assist in developing and implementing our executive compensation program and philosophy. Towers Perrin evaluated our long-term incentive strategy and our stock plans, analyzed our outstanding stock options, restricted stock and other stock-based awards, and provided the Committee with recommendations on our overall long-term incentive strategy and the number of shares to propose to add to our stock plans for future grants to employees and directors, which the Committee and the Board of Directors later approved. In addition, the firm provided the Committee with a summary of changes to disclosure requirements related to executive officer and director compensation. At the request of the Committee, the firm also performed an analysis of competitive compensation levels for our Chief Executive Officer.

During 2008, the Governance Committee of our Board retained Hewitt Associates to perform an analysis of prevailing industry compensation levels for our directors. During 2009, the Committee engaged Performensation Consulting, an equity compensation consultant, to assist the company and the Compensation Committee in designing a proposed new employee stock purchase plan and a proposed program to permit our current employees to exchange outstanding stock options having exercise prices substantially above the current market price of our common stock, and receive shares of our common stock (the “Replenishment Program”). The proposal to approve the Replenishment Program had provided that, even if approved by our stockholders, our Board of Directors or Compensation Committee could still decide not to implement the program. The proposal obtained stockholder approval but we ultimately decided not to implement the program because (i) the increase in the market price of our common stock after the date of mailing (in April 2009) of the proxy material for our 2009 annual meeting of shareholders had effectively reduced the number of participants who would have benefited from participating in the program and (ii) the expenditures involved in implementing the program and the compensation charges against our earnings that would result from the program outweighed the projected benefits that the program would provide ION and our employees.

During 2010, the Compensation Committee engaged ISS Corporate Services, Inc., a wholly-owned subsidiary of RiskMetrics Group, Inc., to provide the company with benchmarking and modeling services related to its 2010 annual meeting proposals to (i) amend ION’s 2004 Long-Term Incentive Plan to increase the total number of shares of ION’s common stock available for issuance under the plan, (ii) approve the proposed employee stock purchase plan and (iii) approve the proposed Replenishment Program.

During the first quarter of 2011, we engaged Performensation Consulting to provide advisory services with regard to the preparation of this proxy statement and to provide the Compensation Committee with analysis on the number of shares to propose to stockholders to add to our stock plan at our 2011 Annual Meeting for future grants to employees and directors.

In addition, when reviewing benchmark compensation data in connection with our annual review of employee salaries, in October 2010 our Human Resources department reviewed market survey data from Towers Watson, Mercer, Radford and Stone Partners. See “— Objectives of Our Executive Compensation Programs — Benchmarking” below.

From 2008 to 2010, none of Towers Watson, Hewitt Associates, Performensation Consulting, ISS, Mercer, Radford or Stone Partners advised our company or our executive officers on matters outside of these engagements.

Role of Management in Establishing and Awarding Compensation

On an annual basis, our Chief Executive Officer, with the assistance of our Human Resources department, recommends to the Compensation Committee any proposed increases in base salary, bonus payments and equity awards for our executive officers other than himself. No executive officer is involved in determining his own salary increase, bonus payment or equity award. When making officer compensation recommendations, our Chief Executive Officer takes into consideration compensation benchmarks, which include industry standards for similar sized organizations serving similar markets, as well as comparable positions, the level of inherent importance and risk associated with the position and function, and the executive’s job performance over the previous year. See “ — Objectives of Our Executive Compensation Programs — Benchmarking” and “— Elements of Compensation — Base Salary” below.

Our Chief Executive Officer, with the assistance of our Human Resources department and input from our executive officers and other members of senior management, also formulates and proposes to the Compensation Committee an employee bonus incentive plan for the ensuing year. For a description of our process for formulating the employee bonus incentive plan and the factors that we consider, see “— Elements of Compensation — Annual Incentive Compensation” below.

The Committee reviews and approves all compensation and awards to executive officers and all bonus incentive plans. With respect to equity compensation awarded to employees other than executive officers, the Compensation Committee reviews and approves all grants of restricted stock and stock options above

5,000 shares, generally based upon the recommendation of the Chief Executive Officer, and has delegated option and restricted stock granting authority to the Chief Executive Officer as permitted under Delaware law for grants to non-executive officers of up to 5,000 shares.

On its own initiative, at least once a year, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and, following discussions with the Chief Executive Officer and other members of the Board of Directors, establishes his compensation level. Where it deems appropriate, the Compensation Committee will also consider market compensation information from independent sources. See “— Objectives of Our Executive Compensation Programs — Benchmarking” below.

Certain members of our senior management generally attend most meetings of the Compensation Committee, including our Chief Executive Officer, our Senior Vice President — Global Human Resources, and our General Counsel/Corporate Secretary. However, no member of management votes on items before the Compensation Committee. The Compensation Committee and Board of Directors do solicit the views of our Chief Executive Officer on compensation matters, particularly as they relate to the compensation of the other named executive officers and the other members of senior management reporting to the Chief Executive Officer. The Committee often conducts an executive session during each meeting, during which members of management are not present.

Objectives of Our Executive Compensation Programs

General Compensation Philosophy and Policy

Through our compensation programs, we seek to achieve the following general goals:

•	attract and retain qualified and productive executive officers and key employees by providing total compensation competitive with that of other executives and key employees employed by companies of similar size, complexity and industry of business;

•	encourage our executives and key employees to achieve strong financial and operational performance;

•	offer performance-based compensation to create meaningful links between corporate performance, individual performance and financial rewards;

•	align the interests of our executives with those of our stockholders by providing a significant portion of total pay in the form of stock-based incentives;

•	encourage long-term commitment to our company; and

•	limit corporate perquisites to seek to avoid perceptions both within and outside of our company of “soft” compensation.

Our governing principles in establishing executive compensation have been:

Long-Term and At-Risk Focus.  Premium compensation opportunities should be composed of long-term, at-risk pay to focus our management on the long-term interests of our company. Base salary, annual incentives and employee benefits should be at competitive levels when compared to similarly-situated companies.

Equity Orientation.  Equity-based plans should comprise a major part of the at-risk portion of total compensation to instill ownership thinking and to link compensation to corporate performance and stockholder interests.

Competitive.  We emphasize total compensation opportunities consistent on average with our peer group of companies. Competitiveness of annual base pay and annual incentives is independent of stock performance. However, overall competitiveness of total compensation is generally contingent on long-term, stock-based compensation programs.

Focus on Total Compensation.  In making decisions with respect to any element of an executive officer’s compensation, the Committee obtains information on and considers the total compensation that may be awarded to the executive officer, including salary, annual bonus and long-term incentive compensation. These total compensation reports are prepared by our Human Resources department and present the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary, past bonus and eligibility for future bonus), equity awards and other compensation. The overall purpose of these total compensation reports is to bring together, in one place, all of the elements of actual and potential compensation of our named executive officers, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. In its most recent review of total compensation reports, the Committee determined that annual compensation amounts for our Chief Executive Officer and our other named executive officers remained generally consistent with the Committee’s expectations. However, the Committee reserves the right to make changes that it believes are warranted.

Internal Pay Equity.  Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to our company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at other companies (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for our company to achieve our corporate objectives. Each year our Human Resources department reports to the Compensation Committee the total compensation paid to our Chief Executive Officer and all other senior executives, which includes a comparison for internal pay equity purposes. Over time there have been variations in the comparative levels of compensation of executive officers and changes in the overall composition of the management team and the overall accountabilities of the individual executive officers; however, we and the Committee are satisfied that total compensation received by executive officers reflects an appropriate differential for executive compensation.

These principles apply to compensation policies for all of our executive officers and key employees. We do not follow the principles in a mechanistic fashion; rather, we apply experience and judgment in determining the appropriate mix of compensation for each individual. This judgment also involves periodic review of discernible measures to determine the progress each individual is making toward agreed-upon goals and objectives.

Benchmarking

When making compensation decisions, we also look at the compensation of our Chief Executive Officer and other executive officers relative to the compensation paid to similarly-situated executives at companies that we consider to be our industry and market peers — a practice often referred to as “benchmarking.” We believe, however, that a benchmark should be just that — a point of reference for measurement — but not the determinative factor for our executives’ compensation. The purpose of the comparison is not to supplant the analyses of internal pay equity, total wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Because the comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains, the Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

In most years, at least once each year, our Human Resources department, under the oversight of the Compensation Committee, reviews data from market surveys, independent consultants and other sources to assess our competitive position with respect to base salary, annual incentives and long-term incentive compensation. When reviewing compensation data in October 2010, we utilized data primarily from Radford salary surveys, the Mercer U.S. Compensation Planning Survey, Towers Watson executive salary surveys and Stone Partners’ Oilfield Manufacturing and Services Industry Executive Compensation Survey. The survey information from most of these resources covered a broad range of industries and companies. However, the 2010 Oilfield Manufacturing and Services Industry Executive Compensation Survey compiled proxy compensation data from 50 oilfield services companies and survey results from the following 19 oilfield services companies:

Baker Hughes, Inc.
Bristow Group, Inc.
Cameron International Corp.
Complete Production Services, Inc.
Core Laboratories NV
Exterran Holdings, Inc.
Helmerich & Payne, Inc.
ION Geophysical Corporation
J-W Operating Company
Logan Oil Tools, Inc.	National Oilwell Varco, Inc.
Newpark Resources, Inc.
Oil States International, Inc.
Pioneer Drilling Company
Pride International, Inc.
Superior Energy Services, Inc.
TETRA Technologies, Inc.
Trico Marine Services, Inc.
Vantage Drilling Company

The overall results of the compensation surveys provide the starting point for our compensation analysis. We believe that the surveys contain relevant compensation information from companies that are representative of the sector in which we operate, have relative size as measured by market capitalization and experience relative complexity in the business and the executives’ roles and responsibilities. Beyond the survey numbers, we look extensively at a number of other factors, including our estimates of the compensation at our most comparable competitors and other companies that were closest to our company in size, profitability and complexity. We also consider an individual’s current performance, the level of corporate responsibility, and the employee’s skills and experience, collectively, in making compensation decisions.

In the case of our Chief Executive Officer and some of our other executive officers, we also consider our company’s performance during the person’s tenure and the anticipated level of compensation that would be required to replace the person with someone of comparable experience and skill.

In addition to our periodic review of compensation, we also regularly monitor market conditions and will adjust compensation levels from time to time as necessary to remain competitive and retain our most valuable employees. When we experience a significant level of competition for retaining current employees or hiring new employees, we will typically reevaluate our compensation levels within that employee group in order to ensure our competitiveness.

Elements of Compensation

The primary components of our compensation are:

•	base salary;

•	performance-based annual incentive cash compensation; and

•	long-term equity-based incentive compensation, such as stock options, restricted stock, restricted stock units and stock appreciation rights.

Below is a summary of each component:

Base Salary

General.  The general purpose of base salary for our executive officers is to create a base of cash compensation for the officer that is consistent on average with the range of base salaries for executives in similar positions and with similar responsibilities at comparable companies. In addition to salary norms for persons in comparable positions at comparable companies, base salary amounts may also reflect the nature and scope of responsibility of the position, the expertise of the individual employee and the competitiveness of the market for the employee’s services. Base salaries of executives other than our Chief Executive Officer may also reflect our Chief Executive Officer’s evaluation of the individual executive officer’s job performance. As a result, the base salary level for each individual may be above or below the target market value for the position. The Compensation Committee also recognizes that the Chief Executive Officer’s compensation should reflect the greater policy- and decision-making authority that he holds and the higher level of responsibility he has with respect to our strategic direction and our financial and operating results. At December 31, 2010, our Chief Executive Officer’s annual base salary was 43% higher than the annual base salary for the next highest-paid executive officer and 54% higher than the average annual base salary for all of our other executive officers. In addition, minimum base salaries for certain of our executive officers are determined by employment agreements with these officers.

Base salary is designed to provide an income level that is comparable to the income of executives in similar positions and with similar responsibilities at comparable companies. The base salaries for our executives reflect levels that we have concluded were appropriate based upon our general experience and market data. We do not intend for base salaries to be the vehicle for long-term capital and value accumulation for our executives.

2009 and 2010 Actions.  In typical years, base salaries are reviewed at least annually and may also be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities and changes in responsibilities, performance and contribution to ION, experience, impact on total compensation, relationship of compensation to other ION officers and employees, and changes in market levels. Salary increases for executive officers do not follow a preset schedule or formula but do take into account changes in the market and individual circumstances.

Commencing in late 2008, our business experienced a significant decline, due in large part to the global recession and the decline in oil and gas prices. We took a number of actions to reduce costs in our businesses and seek to improve our operating performance. In late 2008, we decided to defer any future base salary increases for employees. In April 2009, we implemented a base salary reduction program in a further effort to reduce our operating costs. Under the salary reduction program, base salaries for employees were reduced by certain percentages ranging from a 12% reduction in base salary for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, a 10% reduction for other executives and management and a 5% reduction for most other employees. The program remained in effect until October 2009, when management and the Board determined that developments and outlook for our business had improved to the extent that the program should end. During 2010, we decided that employee base salaries would not be increased until early 2011. As a result, none of our executive officers received an increase in his base salary during 2009 or 2010. Each of our named executive officers received an increase in base salary in January 2011, as described below:

Named Executive Officer	Action

Robert P. Peebler	In late 2010, compensation surveys from Radford, Towers Watson and Stone Partners indicated that the weighted average 50th percentile for CEO base salary for surveyed companies with revenues less than $1 billion was $551,000. Based on the results of the reports, and in recognition of our performance to date and Mr. Peebler’s unique experience, expertise, and capabilities, in January 2011 the Compensation Committee increased Mr. Peebler’s annual base salary from $575,000 to $625,000.

R. Brian Hanson	In late 2010, compensation surveys from Radford, Towers Watson and Stone Partners indicated that the weighted average 50th percentile for CFO base salary for surveyed companies with revenues less than $1 billion was $303,000. Based on the results of the reports, and in recognition of Mr. Hanson’s capabilities and achievements, in January 2011 the Compensation Committee increased Mr. Hanson’s annual base salary from $327,000 to $353,000.

Named Executive Officer	Action

Nikolaos Bernitsas	In late 2010, compensation surveys from Radford and Stone Partners indicated that the weighted average 50th percentile for business unit leader base salary for surveyed companies with revenues less than $1 billion was $278,000. Based on the results of the reports, and in recognition of Mr. Bernitsas’ abilities and performance, in January 2011 the Compensation Committee increased Mr. Bernitsas’ annual base salary from $272,140 to $310,000.

David L. Roland	In late 2010, compensation surveys from Radford, Towers Watson and Stone Partners indicated that the weighted average 50th percentile for General Counsel base salary for surveyed companies with revenues less than $1 billion was $268,000. Based on the results of the reports, and in recognition of Mr. Roland’s experience and expertise, in January 2011 the Compensation Committee increased Mr. Roland’s annual base salary from $270,000 to $286,000.

Ken Williamson	In late 2010, compensation surveys from Radford and Stone Partners indicated that the weighted average 50th percentile for business unit leader base salary for surveyed companies with revenues less than $1 billion was $278,000. Based on the results of the reports, and in recognition of Mr. Williamson’s expertise and capabilities, in January 2011 the Compensation Committee increased Mr. Williamson’s annual base salary from $272,712 to $300,000.

Annual Incentive Compensation

Our employee annual bonus incentive plan is intended to promote the achievement each year of company performance objectives and performance objectives of the employee’s particular business unit, and to recognize those employees who contributed to the company’s achievements. The plan provides cash compensation that is at-risk on an annual basis and is contingent on achievement of annual business and operating objectives and individual performance. The plan provides all participating employees the opportunity to share in the company’s performance through the achievement of established financial and individual objectives. The financial and individual objectives within the plan are intended to measure an increase in the value of our company and, in turn, our stock.

In recent years, we have adopted an annual incentive plan with regard to each year. Performance under the annual incentive plan is measured with respect to the designated plan fiscal year. Payments under the plan are paid in cash in an amount reviewed and approved by the Compensation Committee and are ordinarily made in a single installment in the first quarter following the completion of a fiscal year, after the financial results for that year have been determined.

Our annual incentive plan is usually consistent with our operating plan for the same year. In late 2009, we prepared a consolidated company operating budget for 2010 and individual operating budgets for each operating unit. The budgets took into consideration market opportunities, customer and sale opportunities, technology enhancements for new products, product manufacturing and delivery schedules and other operating factors. The Board of Directors analyzed the proposed budgets with management extensively and, after analysis and consideration, the Board approved the consolidated 2010 operating plan. During late 2009 and early 2010, our Chief Executive Officer worked with our Human Resources department and members of senior management to formulate our 2010 incentive plan, consistent with the 2010 operating plans approved by the Board.

At the beginning of 2010, the Compensation Committee approved our 2010 annual incentive plan for executives and certain designated non-executive employees. The computation of awards generated under the plan is required to be approved by the Committee. In February 2011, the Committee reviewed the company’s actual performance against each of the plan performance goals established at the beginning of the year and evaluated each individual’s performance during the preceding year. The results of operations of the company for that year and individual performance evaluations determined the appropriate payout under the annual incentive plan.

The Compensation Committee has discretion in circumstances it determines are appropriate to authorize discretionary incentive compensation awards that might exceed amounts that would otherwise be payable under the terms of the incentive plan. These discretionary awards can be payable in cash, stock options, restricted stock, restricted stock units, stock appreciation rights or a combination thereof. Any stock options, restricted stock or restricted stock units awarded would be granted under one of our existing long-term equity compensation plans. Any stock appreciation rights awarded would be granted under our Stock Appreciation Rights Plan. The Committee also has the discretion, in appropriate circumstances, to grant a lesser incentive award, or no incentive award at all, under the incentive plan. The Committee intends to review our annual incentive compensation program annually to ensure that the key elements of the program continue to meet the objectives described above.

As described above, our cash incentive plans are designed to track consistently with the financial performance of our company. The general intent of the plans is to reward key employees when the company performs well and not reward them when the company does not perform well. The graph shown below illustrates how the amount of the average annual incentive plan cash payment to named executive officers has varied over the years in relation to our financial performance. As clearly demonstrated in the graph, in most years when company financial performance is strong, incentive payments are relatively higher. Likewise, when our financial performance is relatively weaker, incentive payments are low. In 2008, we achieved an improved financial performance over the previous year, but incentive payments were relatively low because we did not achieve our internal financial and growth objectives. This demonstrates a clear and consistent link between our executive officer compensation and our performance.

Below is a general description of our 2010 incentive plan and a general summary of the company performance criteria applicable to the plan:

2010 Incentive Plan

The purpose of the 2010 incentive plan was to:

•	provide an incentive for our participating employees to achieve their highest level of individual and team performance in order to accomplish our company’s 2010 strategic and financial goals, and

•	reward the employees for those achievements and accomplishments.

Designated employees, including our named executive officers, were eligible to participate in our 2010 incentive plan. The 2010 incentive plan was designed to equate the size of the incentive award to the performance of the individual participant and the performance of our company as a whole. Every participating named executive officer had the opportunity to earn an incentive payment based on their performance against criteria as defined by our Chief Executive Officer, and achievement of our company’s performance against designated consolidated financial objectives. Award determinations for the named executive officers under the plan were also based on evaluations of employee performance by our Chief Executive Officer. Under the 2010 incentive plan, 25% of the funds allocated for distribution were available to award to eligible employees regardless of the company’s 2010 financial performance, and 75% of the funds were available for distribution to eligible employees only to the extent the company satisfied the designated 2010 financial performance criteria. As a result, the amount of total dollars available for distribution under the incentive plan was largely dependent on the company’s achievement of the pre-defined financial objectives.

As reported in the chart below, our 2010 incentive plan established a 2010 target consolidated operating income performance goal. The Committee selected consolidated operating income as the most appropriate performance goal for our incentive plan because of its direct correlation with the interests of our stockholders and our overall company performance. Under the plan, every participating named executive officer other than our Chief Executive Officer had the opportunity to earn up to 100% of his base salary depending on performance of our company against the designated performance goal and performance of the executive against personal criteria determined at the beginning of 2010 by our Chief Executive Officer. Under separate terms approved by the Compensation Committee and contained in his employment agreement, our Chief Executive Officer participated in the plan with potential to earn a target incentive payment of 75% of his base salary, depending on achievement of the company’s target consolidated performance goal and pre-designated personal critical success factors, and a maximum of 150% of his base salary upon achievement of the maximum consolidated performance goal and the personal critical success factors.

Performance Criteria.  In 2010, the Compensation Committee approved the following corporate consolidated operating income performance criteria for consideration of bonus awards to the named executive officers and other covered employees under the 2010 incentive plan:

Threshold	Target	Maximum
Operating Income	Operating Income	Operating Income

$31.031 million	$38.788 million	$46.942 million

Where an employee is primarily involved in a particular business unit, the financial performance criteria under our incentive plan are heavily weighted toward the operational performance of the employee’s business unit rather than consolidated company performance. All of our named executive officers have broader corporate responsibility; as a result, their performance goals are heavily weighted toward the consolidated performance of the company as a whole.

The “Non-Equity Incentive Plan Compensation” column of our 2010 Summary Compensation Table below reflects the payments that our named executive officers earned and received under our 2010 incentive plan, and the “Bonus” column of the same table reflects any discretionary bonus payments received by our named executive officers during 2010. During 2010, on a consolidated basis, we achieved consolidated operating income of $52.8 million. Because on a consolidated basis we exceeded our financial objectives in 2010 under our 2010 incentive plan, the named executive officers and many other eligible executives and employees generally received a payout of bonus payments under the incentive plan. In addition, when determining bonus payments to be made for 2010, the Compensation Committee evaluated company performance during the year and specifically the achievement of certain business objectives that the Board considered to be critical to the company’s success in 2010. Specifically, the Compensation Committee noted that in March 2010 the company successfully completed its joint venture transactions with BGP and related credit refinancing, which was considered strategically important for the company. In addition, in early 2010, the Committee awarded discretionary bonus payments to certain of our executive officers in recognition of their critical roles and efforts in achieving the timely completion of the transactions with BGP.

In addition to overall company performance, when considering the discretionary bonuses and the 2010 incentive plan bonus payments paid to our named executive officers, the Compensation Committee also considered the individual performances and accomplishments of each officer. For example, when considering the bonus payments paid to Mr. Peebler, among the factors the Committee took into consideration were Mr. Peebler’s leadership in our company’s successful negotiation and completion of our joint venture with BGP and our company’s strong financial and operating performance during 2010. When considering the bonus payments for Mr. Hanson, among the factors the Committee took into consideration were Mr. Hanson’s critical involvement in the completion of the BGP joint venture and Mr. Hanson’s leadership in completing several key finance transactions during 2010, including the completion of a refinancing of most of the Company’s debt in connection with the completion of the BGP joint venture. When considering the bonus payment for Mr. Bernitsas, among the factors the Committee took into consideration were the strong operating and financial performance of the data processing group during 2010. When considering the bonus payments for Mr. Roland, among the factors the Committee took into consideration were Mr. Roland’s involvement in the completion of the BGP joint venture and Mr. Roland’s leadership in securing several major litigation judgments that our company had pursued against certain of our competitors. When considering the bonus payment for Mr. Williamson, among the factors the Committee took into consideration were the strong operating and financial performance of the Integrated Seismic Solutions group during 2010.

In February 2011, the Compensation Committee approved our 2011 annual incentive plan. The general structure of our 2011 annual incentive plan is similar to that of our 2010 incentive plan. The particular performance goals designated under our 2011 plan are higher than those designated for our 2010 plan, but reflect our confidential strategic plans, and cannot be disclosed at this time because it would provide our competitors with confidential information regarding our market and segment outlook and strategies. We are currently unable to determine how difficult it will be for our company to meet the designated performance goals under our 2011 plan. Generally, the Committee attempts to establish the threshold, target and maximum levels such that the relative difficulty of achieving each level is approximately consistent from year to year.

Long-Term Stock-Based Incentive Compensation

We have structured our long-term incentive compensation to provide for an appropriate balance between rewarding performance and encouraging employee retention and stock ownership. There is no pre-established policy or target for the allocation between either cash or non-cash or short-term and long-term incentive compensation; however, in most years long-term incentives comprise a large portion of the total compensation package for executive officers and key employees. As reflected in our 2010 Summary Compensation Table below, the long-term incentives received by each of our named executive officers as a percentage of their respective total compensation during 2010 were as follows: Mr. Peebler — 50%; Mr. Hanson — 4%; Mr. Bernitsas — 47%; Mr. Roland — 23% and Mr. Williamson — 44%.

For 2010, there were three forms of long-term incentives utilized for executive officers and key employees: stock options, restricted stock, and restricted stock units. For 2011, we have again recommended that stock options, restricted stock and restricted stock units be the only forms of long-term equity-based incentives to be utilized for executive officers and key employees. Our long-term incentive plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company.

Of the total stock option or restricted stock employee awards made by ION during 2010, 61% were in the form of stock options and 39% were in the form of restricted stock or restricted stock units.

Stock Options.  Under our equity plans, stock options may be granted having exercise prices equal to either the closing price of our stock on the date before the date of grant or the average of the high and low sale prices of our stock on the date of grant, depending on the terms of the particular stock option plan that governs the award. In any event, all awards of stock options are made at or above the market price at the time of the award. The Compensation Committee will not grant stock options having exercise prices below the market price of our stock on the date of grant, and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events, as required by the relevant plan) without the consent of our stockholders. Our stock options generally vest ratably over four years, based on continued employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. New option grants normally have a term of ten years.

The purpose of stock options is to provide equity compensation with value that has been traditionally treated as entirely at-risk, based on the increase in our stock price and the creation of stockholder value. Stock options also allow our executive officers and key employees to have equity ownership and to share in the appreciation of the value of our stock, thereby aligning their compensation directly with increases in stockholder value. Stock options only have value to their holder if the stock price appreciates in value from the date options are granted.

Stock option award decisions are generally based on past business and individual performance. In determining the number of options to be awarded, we also consider the grant recipient’s qualitative and quantitative performance, the size of stock option and other stock based awards in the past, and expectations of the grant recipient’s future performance. In 2010, a total of 95 employees received option awards, covering 1,214,900 shares of common stock. In 2010, the named executive officers received option awards for a total of 250,000 shares, or approximately 21% of the total options awarded in 2010.

Restricted Stock and Restricted Stock Units.  We use restricted stock and restricted stock units to focus executives on our long-term performance and to help align their compensation more directly with stockholder value. Vesting of restricted stock and restricted stock units typically occurs ratably over three years, based solely on continued employment of the recipient-employee. In 2010, 114 employees received restricted stock or restricted stock unit awards, covering an aggregate of 762,680 shares of restricted stock and shares underlying restricted stock units. The named executive officers received awards totaling 348,730 shares of restricted stock in 2010, or approximately 46% of the total shares of restricted stock awarded in 2010.

Awards of restricted stock units have been made to certain of our foreign employees in lieu of awards of restricted stock. Restricted stock units provide certain tax benefits to our foreign employees as the result of foreign law considerations, so we expect to continue to award restricted stock units to certain foreign employees for the foreseeable future.

Cash-Settled Stock Appreciation Rights.  In 2008, we awarded cash-settled stock appreciation rights to Mr. Hanson as a special grant in lieu of grants of stock options to provide further emphasis on our long-term performance and to further align his compensation more directly with stockholder value. Full vesting of all of the stock appreciation rights awarded to Mr. Hanson occurs after three years, based solely on his continued employment. No stock appreciation rights were awarded in 2009 or 2010.

The Compensation Committee intends to review both the annual incentive compensation program and the long-term incentive program annually to ensure that their key elements continue to meet the objectives described above.

Approval and Granting Process.  As described above, the Compensation Committee reviews and approves all stock option, restricted stock, restricted stock unit and stock appreciation right awards made to executive officers, regardless of amount. With respect to equity compensation awarded to employees other than executive officers, the Committee reviews and approves all grants of restricted stock, stock options and restricted stock units above 5,000 shares, generally based upon the recommendation of our Chief Executive Officer. Committee approval is required for any grant to be made to an executive officer in any amount. The Committee has granted to our Chief Executive Officer the authority to approve grants to any employee other than an executive officer of (i) up to 5,000 shares of restricted stock and (ii) stock options for not more than 5,000 shares. Our Chief Executive Officer is also required to provide a report to the Committee of all awards of options and restricted stock made by him under this authority. We believe that this policy is beneficial because it enables smaller grants to be made more efficiently. This flexibility is particularly important with respect to attracting and hiring new employees, given the increasingly competitive market for talented and experienced technical and other personnel in locales in which our employees work.

All grants of restricted stock, restricted stock units, stock options and stock appreciation rights to employees or directors are granted on one of four designated quarterly grant dates during the year: March 1, June 1, September 1 or December 1. The Compensation Committee approved these four dates because they are not close to any dates that would normally be anticipated to contain earnings announcements or other announcements of material events. For an award to a current employee, the grant date for the award is the first designated quarterly grant date that occurs after approval of the award. For an award to a newly hired employee who is not yet employed by us at the time the award is approved, the grant date for the award is the first designated quarterly grant date that occurs after the new employee commences work. We believe that this process of fixed quarterly grant dates is beneficial because it serves to remove any perception that the grant date for an award could be capable of manipulation or change for the benefit of the recipient. In addition, having all grants occur on a maximum of four days during the year simplifies certain fair value accounting calculations related to the grants, thereby minimizing the administrative burden associated with tracking and calculating the fair values, vesting schedules and tax-related events upon vesting of restricted stock and also lessening the opportunity for inadvertent calculation errors.

With the exception of significant promotions, new hires or unusual circumstances, we generally make most awards of equity compensation on December 1 of each year. This date was selected because (i) it enables us to consider individual performance eleven months into the year, (ii) it simplifies the annual budget process by having the expense resulting from the equity award occur late in the year, (iii) the date is approximately three months before the date that we normally pay any annual incentive bonuses and (iv) generally speaking, December 1 is not close to any dates that would normally be anticipated to contain earnings announcements or other announcements of material events. During 2010, however, certain of our named executive officers who are in charge of our principal business units received special grants of stock options on March 1, 2010 to (i) further increase the percentage of their compensation that emphasizes long-term performance and is directly tied to creation of stockholder value and (ii) promote retention.

Clawback Policy

We have implemented a Compensation Recoupment Policy (commonly referred to as a “clawback” policy). The policy provides that, in the event of a restatement of our financial results due to material noncompliance with applicable financial reporting requirements, the Board may, if it determines appropriate and subject to applicable laws and the terms and conditions of our applicable stock plans, programs or arrangements, seek reimbursement of the incremental portion of performance-based compensation, including performance-based bonuses and long term incentive awards, paid to current or former executive officers within three years of the restatement date, in excess of the compensation that would have been paid had the compensation amount been based on the restated financial results.

Personal Benefits, Perquisites and Employee Benefits

When analyzing the total compensation received by our Chief Executive Officer and other executives, the Compensation Committee also considers whether the executives should be provided additional compensation in the form of perquisites through the availability of benefits that are convenient for the executives to use when faced with the demands of their positions. Our executives have concluded that most perquisites traditionally offered to executives of similarly-sized companies are unnecessary for our company. As a result, perquisites and any other similar personal benefits offered to executive officers are substantially the same as those offered to our general salaried employee population. These benefits include access to medical and dental insurance, life insurance, disability insurance, vision plan, charitable gift matching (up to designated limits), 401(k) plan, flexible spending accounts for healthcare and dependent care and other customary employee benefits. We also provide all employees with a company match of certain levels of 401(k) contributions; however, as part of our cost-cutting measures taken as a result of the economic recession and decline in oil and gas prices, in April 2009 we temporarily discontinued the company match for all employees, including executive officers, for a period of approximately six months. Business-related relocation benefits are generally reimbursed but are individually negotiated when they occur. We intend to continue applying our general policy of not providing specific personal benefits and perquisites to our executives; however, we may, in our discretion, revise or add to any executive’s personal benefits and perquisites if we deem it advisable.

Risk Management Considerations

The Committee believes that our company’s performance-based bonus and equity programs create incentives for employees to create long-term stockholder value. The Committee has discussed the concept of risk as it relates to the company’s compensation programs, and the Committee has concluded that the company’s compensation programs do not encourage excessive or inappropriate risk-taking. Several elements of the compensation programs are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

•	The compensation programs consist of both fixed and variable compensation. The fixed (or salary) portion is designed to provide a steady income regardless of the company’s stock price performance so that executives do not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. The Committee believes that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•	The financial metrics used to determine the amount of an executive’s bonus are measures the Committee believes drive long-term stockholder value and ensure the continued viability of the company. Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall maximum bonus for each participating named executive officer other than our Chief Executive Officer is not expected to exceed 100% of the executive’s base salary under the bonus plan and the overall bonus for our Chief Executive Officer, under his employment agreement, will not exceed 150% of his base salary under the bonus plan, in each case no matter how much the company’s financial performance exceeds the ranges established at the beginning of the year.

•	We have strict internal controls over the measurement and calculation of the financial metrics that determine the amount of an executive’s bonus, designed to keep it from being susceptible to manipulation by an employee, including our executives.

•	Stock options generally become exercisable over a four-year period and remain exercisable for up to ten years from the date of grant, encouraging executives to look to long-term appreciation in equity values.

•	Restricted stock generally becomes exercisable over a three-year period, again encouraging executives to look to long-term appreciation in equity values.

•	Senior executives, including our named executive officers, are required to acquire over time and hold shares of our company’s stock having a value of between one and four times the executive’s annual base salary, depending on the level of the executive. The Committee believes that the stock ownership guidelines provide a considerable incentive for management to consider the company’s long-term interests, since a portion of their personal investment portfolio consists of company stock.

•	We do not permit any of our executive officers or directors to enter into any derivative or hedging transactions on our stock, including short sales, market options, equity swaps and similar instruments, thereby preventing executives from insulating themselves from the effects of poor company stock price performance.

•	We have implemented a compensation recoupment (clawback) policy that provides, in the event of a restatement of our financial results due to material noncompliance with financial reporting requirements, for reimbursement of the incremental portion of performance-based compensation, including performance-based bonuses and long term incentive awards, paid to current or former executive officers within three years of the restatement date, in excess of the compensation that would have been paid had such compensation amount been based on the restated financial results.

Indemnification of Directors and Executive Officers

Our Bylaws provide certain rights of indemnification to our directors and employees (including our executive officers) in connection with any legal action brought against them by reason of the fact that they are or were a director, officer, employee or agent of our company, to the full extent permitted by law. Our Bylaws also provide, however, that no such obligation to indemnify exists as to proceedings initiated by an employee or director against us or our directors unless (a) it is a proceeding (or part thereof) initiated to enforce a right to indemnification or (b) was authorized or consented to by our Board of Directors.

In 2002, we also entered into indemnity agreements with certain of our outside directors that provide for us to indemnify the director in connection with any proceeding in which the director is involved by reason of the fact that the director is or was a director of the company. In order to be indemnified under these agreements, the director must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

As discussed below, we have also entered into employment agreements with certain of our executive officers that provide for us to indemnify the executive to the fullest extent permitted by our Certificate of Incorporation and Bylaws. The agreements also provide that we will provide the executive with coverage under our directors’ and officers’ liability insurance policies to the same extent as provided to our other executives.

Stock Ownership Requirements; Hedging Policy

We believe that broad-based stock ownership by our employees (including our executive officers) enhances our ability to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our stockholders. Accordingly, the Board has adopted stock ownership requirements applicable to each of our senior executives, including our named executive officers. The policy requires each executive to retain direct ownership of at least 50% of all shares of our company’s stock received upon exercise of stock options and vesting of awards of restricted stock or restricted stock units until the executive owns shares with an aggregate value equal to the following multiples of the executive’s annual base salary:

President and Chief Executive Officer — 4x
Executive Vice President — 2x
Senior Vice President — 1x

In recommending these requirements to the Board for adoption, the Governance Committee considered our historical grant practices, historical retention practices for senior executives, and value of current holdings by our senior executives, and concluded that this policy would meet our desired objectives. As of the date of this proxy statement, all of our senior executives were in compliance with the stock ownership requirements.

We do not permit any of our executive officers or directors to enter into any derivative or hedging transactions with respect to our stock, including short sales, market options, equity swaps and similar instruments.

Impact of Regulatory Requirements on Compensation

The financial reporting and income tax consequences to our company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Under Section 162(m) of the Internal Revenue Code and the related federal treasury regulations, we may not deduct annual compensation in excess of $1 million paid to certain employees — generally our Chief Executive Officer and our four other most highly compensated executive officers — unless that compensation qualifies as “performance-based” compensation. Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for the executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

In making its compensation decisions, the Committee has considered the limit of deductibility within the requirements of Internal Revenue Code Section 162(m) and its related Treasury regulations. As a result, the Committee has designed much of the total compensation packages for the executive officers to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee does have the discretion to design and use compensation elements that may not be deductible within the limitations under Section 162(m), if the Committee considers the tax consequences and determines that those elements are in our best interests. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.

Certain payments to our named executive officers under our 2010 annual incentive plan may not qualify as performance-based compensation under Section 162(m) because the awards are calculated and paid in a manner that may not meet the requirements under Section 162(m) and the related Treasury regulations. Given the rapid changes in our business during 2010 and those that we foresee for the remainder of 2011, we believe that we are better served in implementing a plan that provides for adjustments and discretionary elements for our senior executives’ incentive compensation for 2011, rather than ensuring that we implement all of the requirements and limitations under Section 162(m) into these incentive plans.

For accounting purposes, we apply the guidance in ASC Topic 718 to record compensation expense for our equity-based compensation grants. ASC Topic 718 is used to develop the assumptions necessary and the model appropriate to value the awards as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.

Executive officers will generally recognize ordinary taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the common stock price when the stock options are exercised less the exercise price, multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option. We have not historically issued any tax-qualified incentive stock options under Section 422 of the Internal Revenue Code.

Executives will generally recognize taxable ordinary income with respect to their shares of restricted stock at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant). Restricted stock unit awards are generally subject to ordinary income tax at the time of payment or issuance of unrestricted shares of stock. We are generally entitled to a corresponding federal income tax deduction at the same time the executive recognizes ordinary income.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of ION. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ION’s annual report on Form 10-K for the year ended December 31, 2010.

Franklin Myers, Chairman
David H. Barr
James M. Lapeyre, Jr.
John N. Seitz

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to or earned by our named executive officers, which are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, at December 31, 2010:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and			Bonus	Awards	Awards	Compensation	Compensation
Principal Position	Year	Salary ($)	($)	($)	($)	($)	($)	Total ($)

Robert P. Peebler	2010	575,000	225,000	1,684,945	—	862,500	—	3,347,445
Chief Executive	2009	559,961	—	582,974	—	75,000	3,317	1,221,252
Officer and Director	2008	536,539	—	417,931	349,200	110,000	3,207	1,416,877
R. Brian Hanson	2010	327,000	150,000	35,376	—	327,000	6,200	845,576
Executive Vice	2009	318,447	—	408,000	—	40,000	2,601	769,048
President and Chief	2008	306,231	—	45,000	135,800	80,000	7,750	574,781
Financial Officer
Nikolaos Bernitsas	2010	272,140	—	71,900	376,750	220,000	3,864	944,654
Senior Vice President,
GXT Imaging Solutions
David L. Roland	2010	270,000	125,000	71,900	106,000	185,000	5,919	763,819
Senior Vice President,	2009	265,847	—	163,200	87,475	30,000	2,492	549,014
General Counsel and
Corporate Secretary
Ken Williamson	2010	272,712	—	71,900	355,550	272,712	5,978	978,852
Senior Vice President,
Integrated Seismic Solutions

Discussion of Summary Compensation Table

Stock Awards Column.  All of the amounts in the “Stock Awards” column reflect the grant-date fair value of awards of restricted stock made during the applicable fiscal year (excluding any impact of assumed forfeiture rates) under our 2000 Restricted Stock Plan, 2004 Long-Term Incentive Plan, and April 2005 Inducement Equity Program. While unvested, a holder of restricted stock is entitled to the same voting rights as all other holders of common stock. In each case, unless stated otherwise below, the awards of shares of restricted stock vest in one-third increments each year, over a three-year period. In addition to the grants and awards in 2010 described in the “2010 Grants of Plan-Based Awards” table below:

•	Pursuant to his employment agreement, Mr. Peebler received:

-	an award of 31,447 shares of restricted stock on March 1, 2008, which is equal to $500,000 (the amount of cash incentive plan compensation that Mr. Peebler earned for fiscal 2007) divided by $15.90, which was the average of the closing sales price per share on the NYSE of our shares of common stock for the last ten business days of 2007. These shares of restricted stock vested in full on March 1, 2010.

-	an award of 36,424 shares of restricted stock on March 1, 2009, which is equal to $110,000 (the amount of cash incentive plan compensation that Mr. Peebler earned for fiscal 2008) divided by $3.02, which was the average of the closing sales price per share on the NYSE of our shares of common stock for the last ten business days of 2008. These shares of restricted stock vested in full on March 1, 2011. See “— Employment Agreements — Robert P. Peebler” below.

•	In addition, on December 1, 2009, Mr. Peebler received an award of 100,000 shares of restricted stock.

•	Mr. Hanson received an award of 15,000 shares of restricted stock in December 2008 and an award of 75,000 shares of restricted stock in December 2009.

•	Mr. Roland received an award of 30,000 shares of restricted stock in December 2009.

Option Awards Column.  All of the amounts shown in the “Option Awards” column reflect stock options and cash-settled stock appreciation rights (“SARs”) granted under our 2000 Long-Term Incentive Plan, 2003 Stock Option Plan, 2004 Long-Term Incentive Plan and April 2005 Inducement Equity Program and our Stock Appreciation Rights Plan, respectively. In each case, unless stated otherwise below, the options vest 25% each year over a four-year period and the SARs will vest in full on December 1, 2011. The values contained in the Summary Compensation Table are based on the grant date fair value of all awards (excluding any impact of assumed forfeiture rates). For a discussion of valuation assumptions, see Note 15, Stockholders’ Equity and Stock-Based Compensation — Valuation Assumptions, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. All of the exercise prices for the options and SARs equal or exceed the fair market value per share of ION common stock on the date of grant. In addition to the grants and awards in 2010 described in the “2010 Grants of Plan-Based Awards” table below:

•	In December 2008, Mr. Peebler received an award of options to purchase 180,000 shares of our common stock for an exercise price of $3.00 per share.

•	In December 2008, Mr. Hanson received an award of options to purchase 70,000 shares of our common stock for an exercise price of $3.00 per share and 140,000 cash-settled SARs having an exercise price of $3.00 per SAR.

•	In December 2009, Mr. Roland received an award of options to purchase 25,000 shares of our common stock for an exercise price of $5.44 per share.

Other Columns.  All payments of non-equity incentive plan compensation reported for 2010 were made in February 2011 with regard to the 2010 fiscal year and were earned and paid pursuant to our 2010 incentive plan. On March 31, 2010, each of Messrs. Peebler, Hanson and Roland also received discretionary bonus awards related to our successful and timely completion of various transactions related to our land seismic equipment joint venture with BGP. In making the discretionary bonus awards, among the factors considered by the Compensation Committee was Mr. Peebler’s leadership during the negotiation and completion of the joint venture transactions, Mr. Hanson’s critical involvement in the completion of the transactions and the related refinancing of most of our debt, and Mr. Roland’s contributions to the completion of the transactions. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation” above.

We do not sponsor for our employees (i) any defined benefit or actuarial pension plans (including supplemental plans), (ii) any non-tax-qualified deferred compensation plans or arrangements or (iii) any nonqualified defined contribution plans.

Our general policy is that our executive officers do not receive any executive “perquisites,” or any other similar personal benefits that are different from what our salaried employees are entitled to receive. ION provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are not included in the “All Other Compensation” column in the Summary Compensation Table pursuant to SEC rules. The amounts shown in the “All Other Compensation” column solely consist of employer matching contributions to ION’s 401(k) plan.

2010 GRANTS OF PLAN-BASED AWARDS

						All Other
					All Other	Option Awards:
					Stock Awards:	Number of	Exercise or	Grant Date
		Estimated Future Payouts Under Non-			Number of	Securities	Base Price	Fair Value of
		Equity Incentive Plan Awards(1)(2)			Shares of	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maxi-	Stock or Units	Options	Awards	Option
Name	Date	($)	($)	mum ($)	(#)(3)	(#)(4)	($/Sh)	Awards ($)(5)

Robert P. Peebler(6)	—	—	431,250	862,500	—	—	—	—
	3/1/10	—	—	—	12,215	—	—	55,945
	6/1/10	—	—	—	300,000	—	—	1,629,000

R. Brian Hanson(7)	—	40,875	163,500	327,000	—	—	—	—
	6/1/10	—	—	—	6,515	—	—	35,376

Nikolaos Bernitsas	—	34,018	136,070	272,140	—	—	—	—
	3/1/10	—	—	—	—	75,000	4.58	207,150
	12/1/10	—	—	—	10,000	40,000	7.19	241,500

David L. Roland	—	33,750	135,000	270,000	—	—	—	—
	12/1/10	—	—	—	10,000	25,000	7.19	177,900

Ken Williamson	—	34,089	136,356	272,712	—	—	—	—
	3/1/10	—	—	—	—	75,000	4.58	207,150
	12/1/10	—	—	—	10,000	35,000	7.19	220,300

(1)	Reflects the estimated threshold, target and maximum award amounts for grants under our 2010 incentive plan to our named executive officers. Under the plan, every participating executive other than our Chief Executive Officer had the opportunity to earn a maximum of 100% of his or her base salary depending on performance of the company against the designated performance goal, and performance of the executive against personal performance criteria. Under separate terms approved by the Compensation Committee and contained in his employment agreement, Mr. Peebler, as our Chief Executive Officer, participated in the plan with the potential to earn a target incentive payment of 75% of his base salary, depending on achievement of the company’s target consolidated performance goal and pre-designated personal critical success factors, and a maximum of 150% of his base salary upon achievement of the maximum consolidated performance goal and the personal critical success factors. Mr. Peebler’s employment agreement does not specify that he will earn a bonus upon achievement of a threshold consolidated performance goal. Because award determinations under the plan were based in part on outcomes of personal evaluations of employee performance by our Chief Executive Officer and the Compensation Committee, the computation of actual awards generated under the plan upon achievement of threshold and target company performance criteria differed from the above estimates. See “— Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation” above. For actual payout amounts to our named executive officers under our 2010 incentive plan, see the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.

(2)	Our company does not offer or sponsor any “equity incentive plans” (as that term is defined in Item 402(a) of Regulation S-K) for employees.

(3)	All stock awards reflect the number of shares of restricted stock granted under our 2004 Long-Term Incentive Plan. While unvested, a holder of restricted stock is entitled to the same voting rights as all other holders of common stock. In each case, unless stated otherwise below, the awards of shares of restricted stock vest in one-third increments each year, over a three-year period.

(4)	All amounts reflect awards of stock options granted under our 2004 Long-Term Incentive Plan. In each case, unless stated otherwise below, the options vest 25% each year over a four-year period. All of the exercise prices for the options reflected in the above chart equal or exceed the fair market value per share of ION common stock on the date of grant (on February 26, 2010, the last completed trading day prior to the March 1, 2010 grant date, the closing price per share on the NYSE was $4.58, and on November 30, 2010, the last completed trading day prior to the December 1, 2010 grant date, the closing price per share on the NYSE was $7.19).

(5)	The values contained in the table are based on the grant date fair value of the award computed in accordance with ASC Topic 718 for financial statement reporting purposes, but exclude any impact of assumed forfeiture rates. For a discussion of valuation assumptions, see Note 15, Stockholders’ Equity and Stock-Based Compensation — Valuation Assumptions, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(6)	Pursuant to his employment agreement, on March 1, 2010, Mr. Peebler received an award of 12,215 shares of restricted stock, which is equal to $75,000 (the amount of cash incentive plan compensation that Mr. Peebler earned for fiscal 2009) divided by $6.14, which was the average of the closing sales price per share on the NYSE of our shares of common stock for the last ten business days of 2009. The shares of restricted stock will vest on March 1, 2012.

Pursuant to his employment agreement, on June 1, 2010, Mr. Peebler also received an award of 300,000 shares of restricted stock. See “ — Employment Agreements — Robert P. Peebler” below, for a description of the grant and the cliff vesting schedule for the shares.

(7)	Pursuant to his employment agreement, on June 1, 2010, Mr. Hanson received an award of 6,515 shares of restricted stock, which is equal to $40,000 (the amount of cash incentive plan compensation that Mr. Hanson earned for fiscal 2009) divided by $6.14, which was the average of the closing sales price per share on the NYSE of our shares of common stock for the last ten business days of 2009. The shares of restricted stock will vest on June 1, 2013. See “ — Employment Agreements — R. Brian Hanson” below.

Employment Agreements

We enter into employment agreements with senior officers, including some of the named executive officers, when the Compensation Committee determines that an employment agreement is desirable for us to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where the Committee determines that an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at ION with respect to other similarly situated employees. As of December 31, 2010, the only executives with employment agreements were Mr. Peebler, Mr. Hanson and Mr. Roland.

The following discussion describes the material terms of the employment agreements:

Robert P. Peebler

Our employment agreement with Mr. Peebler, dated March 31, 2003, provided that Mr. Peebler would serve as President and Chief Executive Officer for a five-year term, unless sooner terminated. We amended Mr. Peebler’s employment agreement in September 2006, February 2007, August 2007, January 2009 and June 2010, to extend the term of the agreement (most recently) to December 31, 2012, and to make certain other changes. This description reflects Mr. Peebler’s employment agreement as so amended, except where the context requires otherwise.

Under the agreement, Mr. Peebler is entitled to an annual base salary of at least $500,000, and to participate in all of our employee benefit plans available to senior executives at a level commensurate with his position. Mr. Peebler’s annual base salary is currently $625,000.

Mr. Peebler’s agreement currently provides that he will be eligible to participate in our annual incentive plan, with a target incentive plan bonus amount equal to 75% of his base salary and with a maximum incentive plan bonus amount equal to 150% of his base salary. His annual bonus will be earned upon achievement of our consolidated operating income performance targets applicable to the senior leadership bonus plan for the relevant year, and Mr. Peebler’s critical success factors as determined in advance by the Compensation Committee.

Under his original employment agreement, Mr. Peebler received a grant in 2003 of an option to purchase 1,325,000 shares of our common stock at $6.00 per share, which exercise price exceeded the market price of our shares on the date of grant by 60% (at March 31, 2003, the date of his grant, the closing sales price per share of our common stock on the NYSE was $3.60). Mr. Peebler’s 2006 amendment to his employment agreement provided that he was entitled to receive (a) in 2007, an award of shares of restricted common stock based on the amount of the annual incentive plan bonus earned by him for 2006, vesting on the date that is the second anniversary of the date of the award; (b) in 2007, an award of shares of restricted stock equivalent in value to his annual base salary, vesting on the date that is the third anniversary of the date of the award; and (c) in years following 2007 through the end of the term of his agreement, an award of shares of restricted stock based on the amount of the annual incentive plan bonus, if any, earned by Mr. Peebler for the preceding year, vesting on the date that is the second anniversary of the date of the award, and additional stock options as may be determined by the Compensation Committee.

In June 2010, Mr. Peebler’s employment agreement was amended to, among other things, terminate the above annual grant award provisions in the agreement and instead provide for a one-time grant to Mr. Peebler on June 1, 2010, of 300,000 shares of our restricted stock. The 300,000 shares of restricted stock will cliff vest on the date that is the earliest of:

i. June 1, 2013;

ii. The date that a “Change in Control” occurs (as defined in his employment agreement);

iii. The date of Mr. Peebler’s termination of employment due to his “Disability” (as defined in his employment agreement) or death;

iv. The date of Mr. Peebler’s “Retirement” (as defined in our 2004 Long-Term Incentive Plan);

v. The date of Mr. Peebler’s voluntary termination of employment from ION at any time after his successor is appointed; or

vi. The date that Mr. Peebler’s employment is terminated (a) by us for no reason or for any reason other than “Cause,” Mr. Peebler’s death or Disability, or the expiration of the term of the employment agreement, or (b) by Mr. Peebler for “Good Reason” (as defined in his employment agreement).

The shares of restricted stock will be subject to restrictions on disposition and, during the period that the shares of restricted stock are unvested, Mr. Peebler will be entitled to the same voting rights as all other holders of common stock.

We may at any time terminate our employment agreement with Mr. Peebler for “Cause” if Mr. Peebler (i) willfully and continuously fails to substantially perform his obligations, (ii) willfully engages in conduct materially and demonstrably injurious to our property or business (including fraud, misappropriation of funds or other property, other willful misconduct, gross negligence or conviction of a felony or any crime involving moral turpitude) or (iii) commits a material breach of the agreement. In addition, we may at any time terminate the agreement if Mr. Peebler suffers permanent and total disability for a period of at least 180 consecutive days, or if Mr. Peebler dies. Mr. Peebler may terminate his employment agreement for “Good Reason” if we breach any material provision of the agreement, we assign to Mr. Peebler any duties materially inconsistent with his position, we remove him from his current office, materially reduce his duties, functions, responsibilities or authority, or take other action that results in a diminution in his office, position, duties, functions, responsibilities or authority, or we relocate his workplace by more than 30 miles.

In his agreement, Mr. Peebler agrees not to compete against us, assist any competitor, attempt to solicit any of our suppliers or customers, or solicit any of our employees, in any case during his employment and for a period of two years after his employment ends. The employment agreement also contains provisions relating to protection of our confidential information and intellectual property. We also agreed to indemnify Mr. Peebler to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as our other executives.

Mr. Peebler’s agreement further provides that, upon his termination of employment due to (i) his “Retirement” (as that term is defined in his agreement) or (ii) his voluntary termination of employment from the Company at any time after his successor is appointed, Mr. Peebler will serve as a non-employee consultant to the Board of Directors of the Company for a term of five years for a consulting fee of $150,000 per year.

For a discussion of the provisions of Mr. Peebler’s employment agreement regarding compensation to Mr. Peebler in the event of our change of control or his termination by us without cause or by him for good reason, see “— Potential Payments Upon Termination or Change of Control — Robert P. Peebler” below.

R. Brian Hanson

Our employment agreement with Mr. Hanson became effective in May 2006. We amended Mr. Hanson’s employment agreement in August 2007 and in December 2008. This description reflects Mr. Hanson’s employment agreement as so amended.

The agreement provides for Mr. Hanson to serve as our Executive Vice President and Chief Financial Officer for an initial term of three years, with automatic two-year renewals thereafter. Any change of control of our company will cause the remaining term of Mr. Hanson’s employment agreement to automatically adjust to a term of two years, which will commence on the effective date of the change of control.

The agreement provides for Mr. Hanson to receive an initial base salary of $275,000 per year and be eligible to receive an annual performance bonus under our incentive compensation plan, with a target plan incentive amount equal to 50% of his annual base salary and an opportunity to earn up to 100% of his annual base salary. Mr. Hanson’s annual base salary is currently $353,000.

Under the agreement, in May 2006 Mr. Hanson was granted 75,000 shares of restricted stock and options to purchase 75,000 shares of our common stock. The agreement also provided that Mr. Hanson is entitled to receive (a) in 2010, an award of shares of restricted stock based on the amount of the annual incentive plan bonus earned by him for 2009; and (b) in years following 2010 through the end of the term of his agreement, an award of shares of restricted stock based on the amount of the annual incentive plan bonus, if any, earned by Mr. Hanson with respect to the preceding year. The shares of restricted stock will be subject to restrictions on disposition and will vest on the date that is the third anniversary date of the date of the award. During the period that the shares of restricted stock are unvested, Mr. Hanson will be entitled to the same voting rights as all other holders of common stock. In the agreement, we also agreed to indemnify Mr. Hanson to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as other company executives.

For a discussion of the provisions of Mr. Hanson’s employment agreement regarding compensation to Mr. Hanson in the event of our change of control or his termination by us without cause or by him for good reason, see “— Potential Payments Upon Termination or Change of Control — R. Brian Hanson” below.

David L. Roland

Our employment agreement with Mr. Roland provides for Mr. Roland to serve as our Vice President, General Counsel and Corporate Secretary for an initial term of two years, with automatic one-year renewals thereafter. He will also be eligible to receive an annual performance bonus under our incentive compensation plan, with his target incentive compensation amount to be set at 50% of his annual base salary, and an opportunity under the plan to earn incentive compensation in an amount of up to 100% of his annual base salary. In the agreement, we also agreed to indemnify Mr. Roland to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as other company executives.

For a discussion of the provisions of Mr. Roland’s employment agreement regarding compensation to him in the event of his termination without cause or for good reason, see “— Potential Payments Upon Termination or Change of Control — David L. Roland” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options (including SARs) and shares of restricted stock held by our named executive officers at December 31, 2010:

	Option Awards(1)					Stock Awards(2)
								Equity
								Incentive
								Plan	Equity
			Equity					Awards:	Incentive Plan
			Incentive					Number of	Awards:
			Plan					Unearned	Market or
			Awards:			Number	Market	Shares,	Payout Value
	Number of	Number of	Number of			of Shares	Value of	Units or	of Unearned
	Securities	Securities	Securities			or Units	Shares or	Other	Shares, Units
	Underlying	Underlying	Underlying			of Stock	Units of	Rights	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	That Have	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(3)	(#)	($)

Robert P. Peebler	1,325,000	—	—	6.00	3/31/2013	415,305	3,521,786	—	—
	90,000	90,000		3.00	12/01/2018
R. Brian Hanson	75,000	—	—	8.73	5/22/2016	61,515	521,647	—	—
	20,000	—		9.97	9/01/2016
	45,000	15,000		15.43	12/01/2017
	35,000	35,000		3.00	12/01/2018
	—	140,000 (4)		3.00	12/01/2018
Nikolaos Bernitsas	15,037	—	—	2.49	4/30/2012	15,333	130,024	—	—
	30,000	—		7.09	6/14/2014
	35,000	—		7.31	8/02/2015
	30,000	—		9.97	9/01/2016
	15,000	5,000		15.43	12/01/2017
	17,500	17,500		3.00	12/01/2018
	6,250	18,750		5.44	12/01/2019
	—	75,000		4.58	3/01/2020
	—	40,000		7.19	12/01/2020
David L. Roland	15,000	—	—	9.84	09/01/2014	33,333	282,664	—	—
	25,000	—		7.31	08/02/2015
	30,000	—		9.97	09/01/2016
	22,500	7,500		15.43	12/01/2017
	7,500	15,000		3.00	12/01/2018
	6,250	18,750		5.44	12/01/2019
	—	25,000		7.19	12/01/2020
Ken Williamson	70,000	—	—	10.85	12/01/2016	15,333	130,024	—	—
	12,000	4,000		15.43	12/01/2017
	17,500	17,500		3.00	12/01/2018
	12,500	37,500		2.83	6/01/2019
	5,500	16,500		5.44	12/01/2019
	—	75,000		4.58	3/01/2020
	—	35,000		7.19	12/01/2020

(1)	All stock option information in this table relates to nonqualified stock options granted under our various stock plans and employment inducement programs. All of the options in this table, except for the options to purchase 1,325,000 shares held by Mr. Peebler, vest 25% each year over a four-year period. Under the terms of his employment agreement, on March 31, 2003, Mr. Peebler received a one-time grant of options to purchase 1,325,000 shares of our common stock at $6.00 per share, which options vested in equal amounts monthly over a 3-year period commencing March 31, 2004. On March 31, 2003, the closing sale price per share of our common stock on the NYSE was $3.60. See “— Employment Agreements — Robert P. Peebler” above.

(2)	The amounts shown represent shares of restricted stock granted under our 2000 Restricted Stock Plan or 2004 Long-Term Incentive Plan. While unvested, the holder is entitled to the same voting rights as all other holders of common stock. Except for certain shares of restricted stock held by Mr. Peebler, in each case the grants of shares of restricted stock vest in one-third increments each year, over a three-year period. On March 1, 2007, Mr. Peebler received an award of 37,425 shares of restricted stock, all of which shares vested on March 1, 2010. On March 1, 2008, Mr. Peebler received an award of 31,447 shares of restricted stock, all of which shares vested on March 1, 2010. On March 1, 2009, Mr. Peebler received an award of 36,424 shares of restricted stock, all of which shares vested on March 1, 2011. On March 1, 2010, Mr. Peebler received an award of 12,215 shares of restricted stock, all of which shares will vest on March 1, 2012. On June 1, 2010, Mr. Peebler received an award of 300,000 shares of restricted stock, all of which shares will vest on June 1, 2013 or upon the occurrence of certain other designated events. See “— Employment Agreements — Robert P. Peebler” above.

(3)	Pursuant to SEC rules, the market value of each executive’s shares of unvested restricted stock was calculated by multiplying the number of shares by $8.48 (the closing price per share of our common stock on the NYSE on December 31, 2010).

(4)	The amounts shown reflect awards of cash-settled SARs granted to Mr. Hanson on December 1, 2008 under our Stock Appreciation Rights Plan. Mr. Hanson’s SARs will vest in full on December 1, 2011. See “— Summary Compensation Table — Discussion of Summary Compensation Table” above.

2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to option and stock exercises by the named executive officers during the year ended December 31, 2010:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)(1)

Robert P. Peebler(2)	—	—	102,206	604,519
R. Brian Hanson(3)	—	—	35,000	268,100
Nikolaos Bernitsas(4)	—	—	4,666	35,742
David L. Roland(5)	7,500	31,500	16,666	127,662
Ken Williamson(6)	—	—	4,333	33,191

(1)	The values realized upon vesting of stock awards contained in the table are based on the market value of ION common stock on the date of vesting.

(2)	The value realized by Mr. Peebler on the vesting of his restricted stock awards was calculated by multiplying (a) 68,872 shares by $5.07 (the closing price per share of our common stock on the NYSE on his March 1, 2010 vesting date) and (b) 33,334 shares by $7.66 (the closing price per share of our common stock on the NYSE on his December 1, 2010 vesting date).

(3)	The value realized by Mr. Hanson on the vesting of his restricted stock awards was calculated by multiplying 35,000 shares by $7.66 (the closing price per share of our common stock on the NYSE on his December 1, 2010 vesting date).

(4)	The value realized by Mr. Bernitsas on the vesting of his restricted stock awards was calculated by multiplying 4,666 shares by $7.66 (the closing price per share of our common stock on the NYSE on his December 1, 2010 vesting date).

(5)	The value realized by Mr. Roland on the vesting of his restricted stock awards was calculated by multiplying 16,666 shares by $7.66 (the closing price per share of our common stock on the NYSE on his December 1, 2010 vesting date).

(6)	The value realized by Mr. Williamson on the vesting of his restricted stock awards was calculated by multiplying 4,333 shares by $7.66 (the closing price per share of our common stock on the NYSE on his December 1, 2010 vesting date).

Potential Payments Upon Termination or Change of Control

Under the terms of our equity-based compensation plans and our employment agreements, our Chief Executive Officer and certain of our other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment (with and without cause) and upon a change in control of our company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2010, are described in detail below. In the case of each employment agreement, the terms of these arrangements were established through the course of arms-length negotiations with each executive officer, both at the time of hire and at the times of any later amendment. As part of these negotiations, the Compensation Committee analyzed the terms of the same or similar arrangements for comparable executives employed by companies in our industry group. This approach was used by the Committee in setting the amounts payable and the triggering events under the arrangements. The termination of employment provisions of the employment agreements were entered into in order to address competitive concerns by providing those individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join our company. At the time of entering into these arrangements, the Committee considered the aggregate potential obligations of our company in the context of the desirability of hiring the individual and the expected compensation upon joining us. However, these contractual severance and post-termination arrangements have not affected the decisions the Committee has made regarding other compensation elements and the rationale for compensation decisions made in connection with these arrangements.

The following summaries set forth estimated potential payments payable to our named executive officers upon termination of employment or a change of control of our company under their current employment agreements and our stock plans and other compensation programs as if his employment had so terminated for these reasons, or the change of control had so occurred, on December 31, 2010. The Compensation Committee may, in its discretion, agree to revise, amend or add to the benefits if it deems advisable. For purposes of the following summaries, dollar amounts are estimates based on annual base salary as of December 31, 2010, benefits paid to the named executive officer in fiscal 2010 and stock and option holdings of the named executive officer as of December 31, 2010. The summaries assume a price per share of ION common stock of $8.48 per share, which was the closing price per share on December 31, 2010, as reported on the NYSE. The actual amounts to be paid to the named executive officers can only be determined at the time of each executive’s separation from the company.

The amounts of potential future payments and benefits as set forth in the tables below, and the descriptions of the assumptions upon which such future payments and benefits are based and derived, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are estimates of payments and benefits to certain of our executives upon their termination of employment or a change in control, and actual payments and benefits may vary materially from these estimates. Actual amounts can only be determined at the time of such executive’s actual separation from our company or the time of such change in control event. Factors that could affect these amounts and assumptions include the timing during the year of any such event, the company’s stock price, unforeseen future changes in our company’s benefits and compensation methodology and the age of the executive.

Robert P. Peebler

Termination and Change of Control.  Mr. Peebler is entitled to certain benefits under his employment agreement upon any of the following events:

•	we terminate his employment other than for cause, death or disability;

•	Mr. Peebler resigns for “good reason”; or

•	Mr. Peebler resigns after remaining with us or with our successor for a period of 18 months following a “change of control” involving our company.

Under Mr. Peebler’s employment agreement, a “change of control” occurs upon any of the following:

(1) the acquisition by a person or group of beneficial ownership of 51% or more of the outstanding shares of our common stock other than any acquisitions directly from ION, acquisitions by ION or an employee benefit plan maintained by ION, or certain permitted acquisitions in connection with a “business combination” (as defined in sub-paragraph (3) below);

(2) changes in directors on ION’s Board such that the individuals that constitute the entire Board cease to constitute at least a majority of directors of the Board, other than new directors whose appointment or nomination for election was approved by a vote of at least two-thirds of the directors then constituting the entire Board (except in the case of election contests);

(3) a “business combination” — that is, a merger or consolidation involving ION or a sale of all or substantially all of ION’s assets — unless owners of ION common stock immediately following such business combination together own more than 60% of the total outstanding stock or voting power of the entity resulting from the business combination; or

(4) ION’s stockholders approve the liquidation or dissolution of ION.

Upon the occurrence of any of the above events, Mr. Peebler would be entitled to receive the following (less applicable withholding taxes and subject to compliance with his two-year non-compete, non-solicit and no-hire obligations):

•	a lump sum cash amount equal to 0.99 times his annual base salary;

•	over a two-year period, a cash amount equal to two times his annual base salary; and

•	all incentive plan bonuses then due to him under the terms of the relevant incentive compensation plan in effect for any previous year and a prorated portion of the target incentive plan bonus that he would have been eligible to receive under any incentive compensation plan in effect with respect to the current year.

We believe the 18-month change-of-control benefit referenced above maximizes stockholder value because it motivates Mr. Peebler to remain in his position for a sufficient period of time following a change of control to ensure a smoother integration and transition for the new owners. Given his unique and high levels of experience and expertise in the seismic industry, we believe Mr. Peebler’s severance structure is in our best interest because it ensures that for a two-year period after leaving our employment, Mr. Peebler will not be in a position to compete with us or otherwise adversely affect our business. Mr. Peebler’s severance provisions are more generous than those of the other named executive officers and reflect the greater interest we have in protecting against any future competition from Mr. Peebler following his employment with us, and also the greater opportunity costs that he would bear if we decided to change our chief executive officer.

Change of Control Under Equity Compensation Plans.  Mr. Peebler and our other named executive officers currently hold outstanding awards under one or more of the following four equity compensation plans: our Amended and Restated 2004 Long-Term Incentive Plan, our 2003 Employee Stock Option Plan, our 2000 Long-Term Incentive Plan and our Stock Appreciation Rights Plan. Under these plans, a “change of control” will be deemed to have occurred upon any of the following (which we refer to in this section as a “Plan Change of Control”):

(1) the acquisition by a person or group of beneficial ownership of 40% (or 51% under the 2003 Employee Stock Option Plan) or more of the outstanding shares of common stock other than acquisitions directly from ION, acquisitions by ION or an employee benefit plan maintained by ION, or certain permitted acquisitions in connection with a business combination described in sub-paragraph (3) below;

(2) changes in directors such that the individuals that constitute the entire board of directors cease to constitute at least a majority of directors of the board, other new directors whose appointment or nomination for election was approved by a vote of at least a majority of the directors (two-thirds of the directors under the 2003 Employee Stock Option Plan) then constituting the entire board of directors (except in the case of election contests);

(3) approval by our stockholders of a reorganization, merger, consolidation or similar business combination involving ION, unless (i) owners of our common stock immediately following such transaction together own more than 50% of the total outstanding stock or voting power of the entity resulting from the transaction (60% under the 2003 Employee Stock Option Plan) and (ii) at least a majority of the members of the board of directors of the entity resulting from the transaction were members of our board of directors at the time the agreement for the transaction is signed; or

(4) the sale of all or substantially all of the our assets (in the case of the Amended and Restated 2004 Long-Term Incentive Plan, the 2000 Long-Term Incentive Plan and the Stock Appreciation Rights Plan), or our stockholders approve our liquidation or dissolution (in the case of the 2003 Employee Stock Option Plan).

Upon any such “Plan Change of Control,” all of Mr. Peebler’s stock options granted to him under the 2003 Employee Stock Option Plan and the Amended and Restated 2004 Long-Term Incentive Plan will become fully exercisable, and all restricted stock granted to him under the Amended and Restated 2004 Long-Term Incentive Plan will automatically accelerate and become fully vested. Upon any of the above events, we would not be required to provide any medical continuation or death or disability benefits for Mr. Peebler that are not also available to our other employees as required by law or the applicable benefit plan.

Death or Disability.  Upon his death or disability, any options or restricted stock Mr. Peebler holds under our 2004 Long-Term Incentive Plan would automatically accelerate and become fully vested. As of December 31, 2010, Mr. Peebler held 415,305 shares of unvested restricted stock granted under our 2004 Long-Term Incentive Plan.

Termination by Us for Cause or by Mr. Peebler Other Than for Good Reason.  Upon his termination by us for Cause or his resignation other than for Good Reason, Mr. Peebler is not entitled to any payment or benefit other than the payment of unpaid salary and accrued and unused vacation pay.

Mr. Peebler’s vested stock options will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement.

In addition, any voluntary termination of employment by Mr. Peebler after December 31, 2010 will be treated for all purposes under our 2004 Long-Term Incentive Plan as a termination due to his retirement, thereby causing all of his unvested stock options and restricted stock granted under that plan to automatically accelerate and become fully vested.

If any payment or benefit under his employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, we have agreed to pay to Mr. Peebler an additional amount to adjust for the incremental tax costs of those payments to him.

Assuming Mr. Peebler’s employment was terminated under each of these circumstances or a change of control occurred on December 31, 2010, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

				Value of
	Cash		Tax	Accelerated Equity
Scenario	Severance ($)(1)	Bonus ($)(2)	Gross-Ups ($)	Awards ($)(3)

Without Cause or For Good Reason	1,868,750	468,750	—	—
Resign 18 months after change of control	1,868,750	468,750	917,416	—
Change of Control (regardless of termination)	—	—	—	4,014,986
Death or Disability	—	—	—	4,014,986
Voluntary Termination	—	—	—	4,014,986

(1)	$618,750 would be payable immediately and $1,250,000 would be payable over a two-year period. In addition to the listed amounts, if Mr. Peebler resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Peebler is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	Represents an estimate of the target bonus payment Mr. Peebler would be entitled to receive pursuant to our 2010 incentive plan. The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)	As of December 31, 2010, Mr. Peebler held 415,305 shares of unvested restricted stock and unvested options to purchase 90,000 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 90,000 shares underlying Mr. Peebler’s unvested options by $8.48 (the closing price per share on December 31, 2010) and then deducting the $3.00 exercise price for those shares. The value of accelerated unvested restricted stock was calculated by multiplying 415,305 shares by $8.48.

R. Brian Hanson

Termination and Change of Control.  Mr. Hanson is entitled to certain benefits under his employment agreement upon any of the following events:

•	we terminate his employment other than for cause, death or disability;

•	Mr. Hanson resigns for “good reason”; or

•	Mr. Hanson resigns after remaining with us or with our successor for a period of 12 months following a change of control involving our company.

Under Mr. Hanson’s employment agreement, a “change in control” occurs upon any of the following:

(1) the acquisition by a person or group of beneficial ownership of 40% or more of our outstanding shares of common stock other than any acquisitions directly from ION, acquisitions by ION or an employee benefit plan maintained by ION, or certain permitted acquisitions in connection with a “Merger” (as defined in sub-paragraph (3) below);

(2) changes in directors on our board of directors such that the individuals that constitute the entire board cease to constitute at least a majority of directors of the board, other than new directors whose appointment or nomination for election was approved by a vote of at a majority of the directors then constituting the entire board of directors (except in the case of election contests);

(3) approval by our stockholders of a “Merger” — that is, a reorganization, merger, consolidation or similar business combination involving ION — unless (i) owners of ION common stock immediately following such business combination together own more than 50% of the total outstanding stock or voting power of the entity resulting from the business combination in substantially the same proportion as their ownership of ION voting securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of our board at the time of the execution of the initial agreement providing for the Merger; or

(4) the sale or other disposition of all or substantially all of our assets.

Upon the occurrence of any of the above events, Mr. Hanson would be entitled to receive the following (less applicable withholding taxes and subject to compliance with non-compete, non-solicit and no-hire obligations):

•	over a two-year period, a cash amount equal to two times his annual base salary;

•	all incentive plan bonuses then due to him under the terms of the relevant incentive compensation plan in effect for any previous year and a prorated portion of the target incentive plan bonus that he would have been eligible to receive under any incentive compensation plan in effect with respect to the current year; and

•	continuation of insurance coverage for Mr. Hanson as of the date of his termination for a period of one year at the same cost to him as prior to the termination. See “— Employment Agreements — R. Brian Hanson” above.

We believe Mr. Hanson’s 12-month change-of-control benefit referenced above maximizes stockholder value because it motivates Mr. Hanson to remain in his position for a sufficient period of time following a change of control to ensure a smoother integration and transition for the new owners.

Upon a “Plan Change of Control” (see “— Robert P. Peebler — Change of Control Under Equity Compensation Plans” above), all of Mr. Hanson’s stock options granted to him under the Amended and Restated 2004 Long-Term Incentive Plan will become fully exercisable, all restricted stock awards granted to him under the Amended and Restated 2004 Long-Term Incentive Plan will automatically accelerate and become fully vested and all SARs granted to him under the Stock Appreciation Rights Plan will become fully vested and immediately exercisable. In addition, any change of control of our company will cause the remaining term of Mr. Hanson’s employment agreement to automatically adjust to two years, commencing on the effective date of the change of control.

Death, Disability or Retirement.  Upon his death, disability or retirement, all options, restricted stock and SARs that Mr. Hanson holds would automatically accelerate and become fully vested.

Termination by Us for Cause or by Mr. Hanson Other Than for Good Reason.  Upon any termination by us for cause or any resignation by Mr. Hanson for any reason other than “good reason” (as defined in his employment agreement), Mr. Hanson is not entitled to any payment or benefit other than the payment of unpaid salary and accrued and unused vacation pay.

Mr. Hanson’s vested stock options and SARs will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable plan and grant agreement. If Mr. Hanson is terminated for cause, all of his vested and unvested stock options, unvested restricted stock and unvested SARs will be immediately forfeited.

If any payment or benefit under his employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, we have agreed to pay to Mr. Hanson an additional amount to adjust for the incremental tax costs of those payments to him.

Assuming Mr. Hanson’s employment was terminated under each of these circumstances or a change of control occurred on December 31, 2010, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

					Value of
	Cash	Bonus	Insurance	Tax	Accelerated Equity
Scenario	Severance ($)(1)	($)(2)	Continuation ($)(3)	Gross-Ups ($)	Awards ($)(4)

Without Cause or For Good Reason	706,000	176,500	8,508	—	—
Resign 12 months after change of control	706,000	176,500	8,508	—	—
Change of Control (regardless of termination) or Death, Disability or Retirement	—	—	—	—	1,480,647
Voluntary Termination	—	—	—	—	—

(1)	Payable over a two-year period. In addition to the listed amounts, if Mr. Hanson resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Hanson is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	Represents an estimate of the target bonus payment Mr. Hanson would be entitled to receive pursuant to our 2010 incentive plan. The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)	The value of insurance continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. Hanson, maintaining his same levels of medical, dental and other insurance in effect as of December 31, 2010, less the amount of premiums to be paid by Mr. Hanson for such coverage.

(4)	As of December 31, 2010, Mr. Hanson held 61,515 unvested shares of restricted stock, unvested stock options to purchase 50,000 shares of common stock and 140,000 unvested SARs. The value of accelerated unvested options was calculated by multiplying 35,000 shares underlying Mr. Hanson’s unvested options by $8.48 (the closing price per share on December 31, 2010) and then deducting the aggregate exercise price for those shares (equal to $3.00 per share for those 35,000 options). Options having an exercise price greater than $8.48 were calculated with a zero value. The value of accelerated unvested restricted stock was calculated by multiplying 61,515 shares by $8.48. The value of accelerated unvested SARs was calculated by multiplying 140,000 shares by $8.48 and then deducting the settlement price of $3.00.

Nikolaos Bernitsas

Mr. Bernitsas is not entitled to receive any contractual severance if we terminate his employment without cause. Upon a “Plan Change of Control” (see “— Robert P. Peebler — Change of Control Under Equity Compensation Plans” above), all of his unvested stock options granted to him under the Amended and Restated 2004 Long-Term Incentive Plan and the 2000 Long-Term Incentive Plan will become fully exercisable and all restricted stock awards granted to him under the Amended and Restated 2004 Long-Term Incentive Plan will automatically accelerate and become fully vested. Upon his retirement, death or disability, all unvested options and restricted stock he holds will automatically accelerate and become fully vested.

The vested stock options held by Mr. Bernitsas will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Bernitsas is terminated for cause, all of his vested and unvested stock options and unvested restricted stock will be immediately forfeited.

Assuming his employment was terminated under each of these circumstances or a change of control occurred on December 31, 2010, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

	Cash	Value of Accelerated
Scenario	Severance ($)(1)	Equity Awards ($)(2)

Without Cause	—	—
Change of Control (regardless of termination) or Death, Disability or Retirement	—	669,424
Voluntary Termination	—	—

(1)	If Mr. Bernitsas resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Bernitsas is currently entitled to 25 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	As of December 31, 2010, Mr. Bernitsas held 15,333 unvested shares of restricted stock and unvested options to purchase 156,250 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 156,250 shares underlying Mr. Bernitsas’ unvested options by $8.48 (the closing price per share on December 31, 2010) and then deducting the aggregate exercise prices for those shares (equal to $3.00 per share for 17,500 options, $5.44 per share for 18,750, $4.58 per share for 75,000 shares and $7.19 per share for 40,000). Options having an exercise price greater than $8.48 were calculated with a zero value. The value of his accelerated unvested restricted stock was calculated by multiplying 15,333 shares by $8.48.

David L. Roland

Termination and Change of Control.  Mr. Roland is entitled to certain benefits under his employment agreement upon any of the following events:

•	we terminate his employment other than for cause, death or disability; or

•	Mr. Roland resigns for “good reason.”

In the above scenarios, Mr. Roland would be entitled to receive the following (less applicable withholding taxes):

•	over a one-year period, a cash amount equal to his annual base salary;

•	all incentive plan bonuses then due to him under the terms of the relevant incentive compensation plan in effect for any previous year and a prorated portion of the target incentive plan bonus that he would have been eligible to receive under any incentive compensation plan in effect with respect to the current year; and

•	continuation of insurance coverage for Mr. Roland as of the date of his termination for a period of one year at the same cost to him as prior to the termination. See “— Employment Agreements — David L. Roland” above.

Upon a “Plan Change of Control” (see “— Robert P. Peebler — Change of Control Under Equity Compensation Plans” above), all of Mr. Roland’s unvested stock options granted to him under the Amended and Restated 2004 Long-Term Incentive Plan will become fully exercisable, and all restricted stock granted to him under the Amended and Restated 2004 Long-Term Incentive Plan will automatically accelerate and become fully vested. Mr. Roland’s employment agreement contains no change-of-control severance payment rights.

Death, Disability or Retirement.  Upon his death, disability or retirement, all options and restricted stock that Mr. Roland holds would automatically accelerate and become fully vested.

Termination by Us for Cause or by Mr. Roland Other Than for Good Reason.  Upon any termination by us for cause or any resignation by Mr. Roland for any reason other than “good reason” (as defined in his employment agreement), Mr. Roland is not entitled to any payment or benefit other than the payment of unpaid salary and accrued and unused vacation pay.

Mr. Roland’s vested stock options will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Roland is terminated for cause, all of his vested and unvested stock options and unvested restricted stock will be immediately forfeited.

Assuming Mr. Roland’s employment was terminated under each of these circumstances or a change of control occurred on December 31, 2010, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

	Cash	Bonus	Insurance	Value of Accelerated
Scenario	Severance ($)(1)	($)(2)	Continuation ($)(3)	Equity Awards ($)(4)

Without Cause or For Good Reason	286,000	143,000	12,452	—
Change of Control (regardless of termination) or Death, Disability or Retirement	—	—	—	517,714
Voluntary Termination	—	—	—	—

(1)	Payable over a one-year period. In addition to the listed amounts, if Mr. Roland resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Roland is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	Represents an estimate of the target bonus payment Mr. Roland would be entitled to receive pursuant to our 2010 incentive plan. The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)	The value of insurance continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. Roland, maintaining his same levels of medical, dental and other insurance in effect as of December 31, 2010, less the amount of premiums to be paid by Mr. Roland for such coverage.

(4)	As of December 31, 2010, Mr. Roland held 33,333 unvested shares of restricted stock and unvested stock options to purchase 66,250 shares of common stock. The value of accelerated unvested options was calculated by multiplying 66,250 shares underlying Mr. Roland’s unvested options by $8.48 (the closing price per share on December 31, 2010) and then deducting the aggregate exercise prices for those shares (equal to $3.00 per share for 15,000 options, $5.44 per share for 18,750 options and $7.19 per share for 25,000 options). Options having an exercise price greater than $8.48 were calculated with a zero value. The value of accelerated unvested restricted stock was calculated by multiplying 33,333 shares by $8.48.

Ken Williamson

Mr. Williamson is not entitled to receive any contractual severance if we terminate his employment without cause. Upon a “Plan Change of Control” (see “— Robert P. Peebler — Change of Control Under Equity Compensation Plans” above), all of his unvested stock options granted to him under the Amended and Restated 2004 Long-Term Incentive Plan and the 2000 Long-Term Incentive Plan will become fully exercisable and all restricted stock awards granted to him under the Amended and Restated 2004 Long-Term Incentive Plan will automatically accelerate and become fully vested. Upon his retirement, death or disability, all unvested options and restricted stock he holds will automatically accelerate and become fully vested.

The vested stock options held by Mr. Williamson will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Williamson is terminated for cause, all of his vested and unvested stock options and unvested restricted stock will be immediately forfeited.

Assuming his employment was terminated under each of these circumstances or a change of control occurred on December 31, 2010, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

	Cash	Value of Accelerated
Scenario	Severance ($)(1)	Equity Awards ($)(2)

Without Cause	—	—
Change of Control (regardless of termination) or Death, Disability or Retirement	—	859,529
Voluntary Termination	—	—

(1)	If Mr. Williamson resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Williamson is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	As of December 31, 2010, Mr. Williamson held 15,333 unvested shares of restricted stock and unvested options to purchase 185,500 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 185,500 shares underlying Mr. Williamson’s unvested options by $8.48 (the closing price per share on December 31, 2010) and then deducting the aggregate exercise prices for those shares (equal to $3.00 per share for 17,500 options, $2.83 per share for 37,500 options, $5.44 per share for 16,500 options, $4.58 per share for 75,000 options and $7.19 per share for 35,000 options). Options having an exercise price greater than $8.48 were calculated with a zero value. The value of his accelerated unvested restricted stock was calculated by multiplying 15,333 shares by $8.48.

2010 Pension Benefits And Nonqualified Deferred Compensation

None of our named executive officers participates or has account balances in (i) any qualified or non-qualified defined benefit plans or (ii) in any non-qualified defined contribution plans or other deferred compensation plans maintained by us.

DIRECTOR COMPENSATION

General

ION employees who are also directors do not receive any fee or remuneration for services as members of our Board of Directors. We currently have seven non-employee directors who qualify for compensation as directors. In addition to being reimbursed for all reasonable out-of-pocket expenses that the director incurs attending Board meetings and functions, our outside directors receive an annual retainer fee of $46,000. In addition, the Chairman of the Audit Committee receives an annual retainer fee of $12,500, the Chairman of the Compensation Committee receives an annual retainer fee of $10,000, the Chairman of the Governance Committee receives an annual retainer fee of $5,000, and each co-Chairman of the Finance Committee receives an annual retainer fee of $5,000. Outside directors also receive, in cash, $2,000 for each Board meeting and $2,000 for each committee meeting attended (unless the committee meeting is held in conjunction with a Board meeting, in which case the fee for committee meeting attendance is $1,000) and $1,000 for each Board or committee meeting held via teleconference.

Each outside director also receives an initial grant of 8,000 vested shares of our common stock on the first quarterly grant date after joining the Board and follow-on grants of 12,000 vested shares of our stock each year.

In 1992, we adopted a Directors Retirement Plan, but discontinued the plan in 1996. Mr. Theodore Elliott, who retired from the Board in February 2011, was the only director entitled to receive any benefits under the plan. Pursuant to the terms of the plan, after his retirement we paid Mr. Elliott $110,594.00 in a lump sum payment, which terminated our obligations under the plan.

The following table summarizes the compensation earned by ION’s non-employee directors in 2010:

				Change in
				Pension
				Value and
			Non-Equity	Nonqualified
	Fees Earned	Stock	Incentive	Deferred
	or Paid in	Awards	Plan	Compensation	All Other
Name(1)	Cash ($)	($)(2)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

James M. Lapeyre, Jr.	78,000	86,280	—	—	—	164,280
Bruce S. Appelbaum, PhD(3)	65,000	86,280	—	—	—	151,280
David H. Barr(4)	2,000	—	—	—	—	2,000
Theodore H. Elliott, Jr.(5)	68,000	86,280	—	—	—	154,280
Hao Huimin(6)	—	—	—	—	—	—
Michael C. Jennings(7)	2,000	—	—	—	—	2,000
G. Thomas Marsh(8)	58,000	86,280	—	—	—	144,280
Franklin Myers	87,000	86,280	—	—	—	173,280
S. James Nelson, Jr.	86,500	86,280	—	—	—	172,780
John N. Seitz	73,000	86,280	—	—	—	159,280
Nicholas G. Vlahakis(9)	65,000	86,280	—	—	—	151,280
Guo Yueliang(10)	51,000	94,070	—	—	—	145,070

(1)	Robert P. Peebler, our Chief Executive Officer, is not included in this table because he is an employee of ION and therefore received no compensation for his services as a director. The compensation received by Mr. Peebler as an employee of ION is shown in the Summary Compensation Table above.

(2)	All of the amounts shown represent the value of common stock granted under our 2004 Long-Term Incentive Plan. On March 1, 2010, Mr. Guo was granted an award of 16,000 shares of ION common stock pursuant to our director compensation terms discussed above. With the exception of Mr. Guo, on December 1, 2010, each of our non-employee directors was granted an award of 12,000 shares of ION common stock. Because Mr. Guo had notified us that he was resigning from the Board on January 1, 2011, on December 1, 2010 he was granted a pro-rated amount of 1,000 shares of common stock. The values contained in the table are based on the grant-date fair value of awards of stock during the fiscal year.

(3)	Mr. Appelbaum resigned from the Board effective on December 2, 2010.

(4)	Mr. Barr was appointed to the Board effective on December 2, 2010.

(5)	Mr. Elliott resigned from the Board effective on February 14, 2011.

(6)	Mr. Hao was appointed to the Board effective on January 1, 2011.

(7)	Mr. Jennings was appointed to the Board effective on December 2, 2010.

(8)	Mr. Marsh resigned from the Board effective on December 2, 2010.

(9)	Mr. Vlahakis resigned from the Board effective on December 2, 2010.

(10)	Mr. Guo resigned from the Board effective on January 1, 2011. Mr. Hao was appointed to the Board to fill the vacancy created by Mr. Guo’s resignation.

As of December 31, 2010, our non-employee directors held the following unvested and unexercised ION equity awards:

	Unvested Stock	Unexercised Option
Name	Awards(#)	Awards(#)

James M. Lapeyre, Jr.	—	80,000
Bruce S. Appelbaum, PhD (former director)	—	37,500
David H. Barr	—	—
Theodore H. Elliott, Jr.(former director)	—	60,000
Hao Huimin	—	—
Michael C. Jennings	—	—
G. Thomas Marsh (former director)	—	—
Franklin Myers	—	55,000
S. James Nelson, Jr.	—	70,000
John N. Seitz	—	80,000
Nicholas G. Vlahakis (former director)	—	—
Guo Yueliang (former director)	—	—

Equity Compensation Plan Information
(as of December 31, 2010)

The following table provides certain information regarding our equity compensation plans under which equity securities are authorized for issuance:

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued	Exercise Price of	Equity Compensation
	Upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Reflected
	Warrants and Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Stockholders
Amended and Restated 1996 Non-Employee Director Stock Option Plan	232,500	$7.40	0
2000 Long-Term Incentive Plan	352,400	$7.28	0
2003 Stock Option Plan	1,387,500	$6.27	79,250
2004 Long-Term Incentive Plan	5,264,450	$7.68	1,614,450
GX Technology Corporation Employee Stock Option Plan	109,817	$2.58	0

Subtotal	7,346,667		1,693,700
Equity Compensation Plans Not Approved by Stockholders
Non-Employee Directors’ Retainer Plan	—	—	21,769
ARAM Systems Employee Inducement Stock Option Program	156,000	$14.10	0
Concept Systems Employment Inducement Stock Option Program	31,250	$6.42	0
GX Technology Corporation Employment Inducement Stock Option Program	152,875	$7.09	0

Subtotal	340,125		21,769

Total	7,686,792		1,715,469

Following are brief descriptions of the material terms of each equity compensation plan that was not approved by our stockholders:

Non-Employee Directors’ Retainer Plan.  In 2001, our Board adopted arrangements whereby our non-employee directors can elect to receive their annual retainer for service as a director and any retainer for serving as a committee chairman, in cash or in common stock. Any common stock issued pursuant to these arrangements is valued at the closing price of our common stock on the last trading day before their issuance. The Board reserved 100,000 of our treasury shares for issuance under these arrangements. The Board elected to forego this election right for 2009 and since then our non-employee directors have received their retainers only in cash.

ION Geophysical Corporation — ARAM Systems Employee Inducement Stock Option Program.  In connection with our acquisition of all of the capital stock of ARAM Systems, Ltd and its affiliates in September 2008, we entered into employment inducement stock option agreements with 48 key employees of ARAM as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options become exercisable in four equal installments each year with respect to 25% of the shares each on the first, second, third and fourth consecutive anniversary dates of the date of grant. The options may be sooner exercised upon the occurrence of a “change of control” of ION. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.

ION Geophysical Corporation — Concept Systems Employment Inducement Stock Option Program.  In connection with our acquisition of the share capital of Concept Systems Holding Limited in February 2004, we entered into employment inducement stock option agreements with 12 key employees of Concept as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options became exercisable in four equal installments each year with respect to 25% of the shares on the first, second, third and fourth consecutive anniversary dates of the date of grant. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.

ION Geophysical Corporation — GX Technology Corporation Employment Inducement Stock Option Program.  In connection with our acquisition of all of the capital stock of GX Technology Corporation in June 2004, we entered into employment inducement stock option agreements with 29 key employees of GXT as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options became exercisable in four equal installments each year with respect to 25% of the shares each on the first, second, third and fourth consecutive anniversary dates of the date of grant. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.

A description of our Stock Appreciation Rights Plan has not been provided in this sub-section because awards of SARs under that plan may be settled only in cash.

ITEM 2 — PROPOSAL TO AMEND THE 2004 LONG-TERM INCENTIVE PLAN

Proposed Amendments

On May 3, 2004, our Board of Directors adopted the 2004 Long-Term Incentive Plan (the “2004 Plan”), and the 2004 Plan was approved by our stockholders at our 2004 Annual Meeting. At our 2007 Annual Meeting, held on May 21, 2007, our stockholders approved an amendment to the 2004 Plan to increase the total number of shares of our common stock available for issuance under the 2004 Plan from 4,300,000 to 6,700,000 shares. At our 2008 Annual Meeting, held on May 27, 2008, our stockholders approved an amendment to increase the total number of shares of our common stock available for issuance under the 2004 Plan from 6,700,000 to 7,700,000 shares. At our 2010 Annual Meeting, our stockholders approved an amendment to increase the total number of shares of our common stock available for issuance under the 2004 Plan from 7,700,000 to 10,200,000 shares.

On February 11, 2011, our Board of Directors approved, subject to stockholder approval, further amendments to the 2004 Plan for two purposes:

(a) The 2004 Plan would be amended to add provisions necessary to more fully enforce our Compensation Recoupment Policy (commonly referred to as a “clawback” policy), adopted in February 2011. This policy provides that, in the event of a restatement of our financial results due to material noncompliance with applicable financial reporting requirements, the Board may, subject to applicable laws and the terms and conditions of our applicable stock plans, programs or arrangements, seek reimbursement of an amount equal to the incremental portion of performance-based compensation, including performance-based bonuses and long term incentive awards, paid to current or former executive officers at any time within three years before the restatement date, in excess of the compensation that would have been paid based on the financial results as restated. We believe that in order to more effectively enable us to enforce the policy in accordance with its terms, it is necessary to amend the 2004 Plan to provide that, after the date the 2011 amendments are approved by our stockholders, performance-based awards granted under the 2004 Plan to a person who is subject to the policy would be reduced or subject to recoupment pursuant to the policy.

(b) The 2004 Plan would be amended to increase by 5,000,000 the total number of shares of our common stock available for issuance under the 2004 Plan. Our Board of Directors believes it is desirable to increase the number of shares available for issuance under the 2004 Plan in order to (i) continue to promote stockholder value by providing appropriate incentives to key employees and certain other individuals who perform services for our company and (ii) continue awarding our non-employee directors with stock options, restricted stock and other forms of equity compensation as a means to retain capable directors and attract and recruit qualified new directors in a manner that promotes ownership of a proprietary interest in our company. As of March 1, 2011, without giving effect to the proposed 2011 amendments, there were 5,868,066 shares issued or committed for issuance under outstanding options or other awards under the 2004 Plan and 1,487,588 shares available for future grant and issuance to our employees and non-employee directors.

Description of the 2004 Plan

The material features of the 2004 Plan are described below. The complete text of the 2004 Plan, including the proposed amendments, is included as Appendix A to this proxy statement. The following summary is qualified by reference to such copy of the amended 2004 Plan that is attached as Appendix A.

General.  The 2004 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and is not a “qualified plan” within the meaning of section 401 of the Internal Revenue Code. The primary objective of the 2004 Plan is to promote the long-term financial success of our company and to increase stockholder value by: (a) encouraging the commitment of directors and selected key employees and consultants, (b) motivating superior performance of key employees and consultants by means of long-term performance related incentives, (c) encouraging and providing directors and selected key employees and consultants with a program for obtaining ownership interests in our company that link and align their personal interests to those of our stockholders, (d) attracting and retaining directors and selected key employees and consultants by providing competitive incentive compensation opportunities, and (e) enabling directors and selected key employees and consultants to share in the long-term growth and success of our company.

The 2004 Plan is administered by the Compensation Committee. The 2004 Plan provides for the granting of stock options, stock appreciation rights, performance share awards, restricted stock, restricted stock units and other equity-based awards that provide similar benefits. Certain awards under the 2004 Plan may be paid in cash or common stock, as determined by the Committee. The Committee has discretion to select the participants who will receive awards and to determine the type, size and terms of each award. Eligible participants under the plan include our non-employee directors, key employees and independent consultants. The Committee will also make all other determinations that it decides are necessary or desirable in the interpretation and administration of the Plan. At the present time, all members of our Board of Directors other than Robert P. Peebler are considered non-employee directors for purposes of the 2004 Plan.

For information concerning stock options granted during 2010 under the 2004 Plan to our named executive officers, see “Executive Compensation — 2010 Grants of Plan-Based Awards.”

Shares Subject to the 2004 Plan.  If our stockholders approve the amendments to the 2004 Plan, the total number of shares of common stock authorized under the 2004 Plan will be increased to 15,200,000 shares of common stock. The number of shares of common stock available under the 2004 Plan and outstanding awards under the plan are subject to adjustment to prevent the dilution of rights of plan participants resulting from stock dividends, stock splits, recapitalizations or similar transactions. In addition to the shares reserved under the 2004 Plan, the plan also provides that there will be available for issuance under the 2004 Plan an additional 36,333 shares, which represents the number of shares that were reserved under the now-expired ION Geophysical Corporation Amended and Restated 1996 Non-Employee Director Stock Option Plan (but not covered by exercised or outstanding options thereunder) and were assumed under the terms of the 2004 Plan.

Awards under the 2004 Plan.  Under the 2004 Plan, the Compensation Committee may grant awards in the form of Incentive Stock Options (ISOs), as defined in section 422 of the Internal Revenue Code,

“nonstatutory” stock options (NSOs), stock appreciation rights (SARs), performance shares, and other stock-based awards. ISOs and NSOs together are referred to as “options” for purposes of this description of the 2004 Plan. The terms of each award are reflected in an incentive agreement between our company and the participant.

Options.  Generally, options must be exercised within 10 years of the grant date, except with respect to ISO grants to a 10% or greater stockholder, which are required to be exercised within five years. The exercise price of each option may not be less than 100% of the fair market value of a share of common stock on the date of grant, or 110% in the case of an ISO grant to a 10% or greater stockholder. To the extent the aggregate fair market value of shares of common stock for which ISOs are exercisable for the first time by any employee during any calendar year exceeds $100,000, those options must be treated as NSOs. The exercise price of each option is payable in cash or, in the Compensation Committee’s discretion, by the delivery of shares of common stock owned by the optionee, or by any combination of these methods. No option issued under the 2004 Plan may be repriced, replaced or regranted through cancellation or by lowering the option price of a previously granted option.

SARs.  Upon the exercise of a SAR, the holder will receive cash, common stock, or a combination thereof, the aggregate value of which equals the amount by which the fair market value per share of the common stock on the exercise date exceeds the exercise price of the SAR, multiplied by the number of shares underlying the exercised portion of the SAR. A SAR may be granted in tandem with or independently of an NSO. SARs are subject to such conditions and are exercisable at such times as determined by the Compensation Committee, but the exercise price per share must be at least the fair market value of a share of common stock on the date of grant.

Performance Shares.  Performance Shares are awards of common stock contingent upon whether, and the degree to which, performance objectives selected by the Compensation Committee are achieved during a specified period, subject to adjustment by the Committee. The Committee establishes performance objectives that may be based upon company, business segment, participant or other performance objectives as well as the period during which such performance objectives are to be achieved. Examples of performance criteria include, but are not limited to, pre-tax or after-tax profit levels, including: earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; total stockholder return; return on assets, equity, capital or investment; cash flow and cash flow return on investment; economic value added and economic profit; growth in earnings per share; levels of operating expense and maintenance expense or measures of customer satisfaction and customer service as determined from time to time, including the relative improvement therein. The Committee may make such adjustments in the computation of any performance measure, provided that any such modification does not prevent an award from qualifying for the “Performance-Based Exception” under section 162(m) of the Internal Revenue Code, which is described below. Performance shares may be awarded alone or in conjunction with other awards. Payment of performance shares may be made only in shares of common stock.

Restricted Stock/Restricted Stock Units.  Included in this category of awards are non-performance-based grants of shares of restricted stock and restricted stock units that vest over a period of time based on the participant’s continuing employment with ION or its subsidiaries. Unless the Compensation Committee determines otherwise at the date of grant, shares of restricted stock will carry full voting rights and other rights as a stockholder. Unrestricted shares of common stock will be delivered to the participant when the restrictions lapse. The Committee may also grant restricted stock units under the 2004 Plan, which entitles the participant to the issuance of shares of our common stock when the restrictions on the units awarded lapse.

Other Stock-Based Awards.  Other stock-based awards are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, shares of common stock. Other types of stock-based awards include, without limitation, deferred stock, purchase rights, shares of common stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into shares, incentive awards valued by reference to the value of securities of or the performance of a specified subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by our company or any parent or subsidiary. Subject to the terms of the 2004 Plan, the Compensation Committee may determine the terms and conditions of any stock-based awards, and those terms are to be set forth in the incentive agreement with the participant.

Supplemental Payments.  The Compensation Committee, either at the time of grant or at the time of exercise of an NSO or SAR or the time of vesting of performance shares, may provide for a supplemental payment by our company to the participant in an amount specified by the Committee. The supplemental payment amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to the exercise of the NSO or SAR, the vesting of the performance shares and the receipt of a supplemental payment in connection therewith, assuming the participant is taxed at either the maximum effective income tax rate applicable to such awards or at a lower tax rate, as deemed appropriate by the Committee. The Committee shall have the discretion to grant supplemental payments that are payable in common stock or cash, determined by the Committee at the time of the payment.

Termination of Employment and Change in Control.  Except as otherwise provided in the applicable incentive grant agreement, if a participant’s employment or other service is terminated other than due to his death, disability, retirement or for cause, any non-vested portion of stock options or other applicable awards will terminate and no further vesting will occur. In such event, then exercisable options and awards will remain exercisable until the earlier of the expiration date set forth in the incentive grant agreement or 180 days after the date of termination of employment, except with respect to ISOs, in which case the period is three months. If termination of employment is due to disability, death or retirement, (a) any restrictions on stock-based awards will be deemed satisfied and all outstanding options will accelerate and become immediately exercisable and (b) a participant’s then-exercisable options will remain exercisable until the earlier of the expiration date of such options or one year following termination (except for ISOs, which will remain exercisable for only three months following termination). Upon termination for cause, all vested and non-vested options and unvested restricted stock will expire at the date of termination. Upon a change in control, any restrictions on stock-based awards will be deemed satisfied, all outstanding options and SARs will accelerate and become immediately exercisable and all the performance shares and any other stock-based awards will become fully vested and deemed earned in full.

Clawback.  Performance-based awards granted under the 2004 Plan to a person who is subject to our Compensation Recoupment Policy may be reduced or subject to recoupment pursuant to the terms and conditions of such policy.

Performance-Based Exception.  Under section 162(m) of the Internal Revenue Code, we may deduct, for federal income-tax purposes, compensation paid to our chief executive officer and four other most highly compensated executive officers only to the extent that such compensation does not exceed $1,000,000 for any such individual during any year, excluding compensation that qualifies as “performance-based compensation.” The 2004 Plan includes features necessary for certain awards under the plan to qualify as “performance-based compensation.” To qualify, stock options granted under the 2004 Plan to covered individuals must have an exercise price per share that is not less than the fair market value of a share of the common stock on the date of grant. Performance shares may qualify for the exemption only if (i) the Compensation Committee establishes in writing objective performance goals for such awards no later than 90 days after the commencement of the performance period and (ii) no payments are made to participants pursuant to the awards until the Committee certifies in writing that the applicable performance goals have been met.

Federal Income Tax Consequences.  The federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality.

NSOs.  Under present regulations, an optionee who is granted an NSO will not realize taxable income at the time the stock option is granted. In general, an optionee will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option price, and ION will receive a corresponding deduction. Income tax withholding requirements apply upon exercise. The optionee’s basis in the shares so acquired will equal the exercise price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the optionee will realize long- or short-term capital gain or loss, depending upon the length of time the shares are held after the option is exercised.

ISOs.  An optionee is not taxed at the time an ISO is granted. The tax consequences upon exercise and later disposition depend upon whether the optionee was an employee of ION or a subsidiary at all times from the date of grant until three months preceding exercise, or one year in the case of death or disability, and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the option. If the optionee satisfies both the employment rule and the holding rule, for regular tax purposes the optionee will not realize income upon exercise of the option and we will not be allowed an income tax deduction at any time. The difference between the exercise price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be. Neither the employment rule nor the holding rule will apply to the exercise of an option by the estate of an optionee, provided that the optionee satisfied the employment rule as of the date of such optionee’s death. If the optionee meets the employment rule but fails to observe the holding rule, upon the sale of the shares acquired upon exercise (a “disqualifying disposition”), the optionee generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the exercise price. Any excess of the sales price over the fair market value at the date of exercise will be recognized by the optionee as long-term or short-term capital gain, depending on the length of time the stock was held after the option was exercised. If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sales price over the exercise price. In both situations, our tax deduction is limited to the amount of ordinary income recognized by the optionee. Different consequences apply for an optionee subject to the alternative minimum tax.

SARs.  Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then-current market value and the base price will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to us upon the grant or termination of SARs. However, upon the exercise and settlement of a SAR, we will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Performance Shares.  A participant is not taxed upon the grant of performance shares. Upon receipt of the underlying shares or cash, he will be taxed at ordinary income tax rates on the amount of cash received or the current fair market value of stock received, and we will be entitled to a corresponding tax deduction. The participant’s basis in any shares acquired pursuant to the settlement of performance shares will be equal to the amount of ordinary income on which he was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.

Other Stock-Based Awards.  The current United States federal income tax consequences of the other stock-based awards authorized under the 2004 Plan are generally as follows: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse unless the recipient elects to accelerate recognition as of the date of grant; (ii) restricted stock unit awards are generally subject to ordinary income tax at the time of payment or issuance of unrestricted shares; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing instances, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Withholding.  We have the right to reduce the number of shares of common stock deliverable pursuant to the 2004 Plan by an amount that would have a fair market value equal to the amount of all federal, state or local taxes to be withheld, based on the tax rates then in effect or the tax rates that we reasonably believe will be in effect for the applicable tax year, or to deduct the amount of such taxes from any cash payment to be made to the participant, pursuant to the 2004 Plan or otherwise.

New Plan Benefits.  It is not possible to predict the individuals who will receive future awards under the 2004 Plan or the number of shares of common stock covered by any future award because such awards are wholly within the discretion of the Compensation Committee. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “2010 Grants of Plan-Based Awards” table above. Grants made to our non-employee directors in the last fiscal year are described in “Director Compensation” above. On March 31, 2011, the closing price of a share of our common stock on the NYSE composite tape transactions was $12.69.

Termination or Amendment of the 2004 Plan.  The Board may amend, alter or discontinue the 2004 Plan at any time. Subject to certain stockholder approval requirements, the Board or the Compensation Committee may amend the terms of any award previously granted; however, no amendment or discontinuance may impair the existing rights of any participant without the participant’s consent. The Board may not amend the 2004 Plan without stockholder approval if the amendment would materially increase the benefits received by participants, materially increase the maximum number of shares that may be issued under the plan or materially modify the plan’s eligibility requirements, or require stockholder approval under applicable tax or regulatory requirements. The 2004 Plan also provides that stock options granted under the plan will not be (i) repriced by lowering the exercise price after grant or (ii) replaced through cancellation and regrant. In addition, we will seek the approval of our stockholders for any amendment if approval is necessary to comply with the Internal Revenue Code, federal or state securities laws or any other applicable rules or regulations. Unless sooner terminated, the 2004 Plan will expire on May 3, 2014, and no awards may be granted under the 2004 Plan after that date.

Stockholder Approval

The proposal to amend the 2004 Plan requires the approval of a majority of the votes cast at our 2011 Annual Meeting, so long as the total votes cast on the proposal exceeds 50% of the total number of shares of common stock outstanding.

The Board of Directors recommends that stockholders vote “FOR” the proposal to amend the 2004 Long-Term Incentive Plan.

ITEM 3 — ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as we have described it in the “Executive Compensation” section of this proxy statement, beginning on page 25. We are providing this vote as required by Section 14A of the Exchange Act. This advisory vote is sometimes referred to as “say on pay.” While this vote is not binding on our company, management and the Compensation Committee will review the voting results for purposes of obtaining information regarding investor sentiment about our executive compensation philosophy, policies and practices. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the negative votes, and consider them in making decisions about our executive compensation programs in the future.

We believe that the information we have provided within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. As described in detail under “Compensation Discussion and Analysis,” our compensation program reflects a balance of short-term incentives (including performance-based cash bonus awards), long-term incentives (including equity awards that vest over up to four years) and stock ownership guidelines that are designed to support our long-term business strategies and drive creation of stockholder value. Our program is (i) aligned with the competitive market for talent, (ii) sensitive to our financial performance and (iii) oriented to long-term incentives, in order to maintain and improve our long-term profitability. We believe our program delivers reasonable pay that is strongly linked to our performance over time relative to peer companies and rewards sustained performance that is aligned with long-term stockholder interests. Our executive compensation program is also designed to attract and to retain highly-talented executive officers who are critical to the successful implementation of our company’s strategic business plan.

We have routinely sought approval from our stockholders regarding portions of our compensation program that we have used to motivate, retain, and reward our executives. Since 2000, our stockholders have voted on our equity compensation plans a total of nine times. Those incentive plans, including the 2004 Long-Term Incentive Plan and its predecessors, make up a significant portion of the overall compensation that we provide to our executives. Over the years, we have made numerous changes to our executive compensation program in response to stockholder input, including a number of enhancements mentioned in this proxy statement.

Accordingly, the Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the accompanying compensation tables and related footnotes and narrative disclosure contained in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders.

We encourage our stockholders to closely review the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure before voting on this proposal. The Compensation Discussion and Analysis describes and explains our executive compensation policies and practices and the process that was used by the Compensation Committee of our Board of Directors to reach its decisions on the compensation of our named executive officers for 2010. It also contains a discussion and analysis of each of the primary components of our executive compensation program — base salary, annual cash incentive awards, and long-term incentive awards — and the various post-employment arrangements that we have entered into with certain of our named executive officers.

The Board of Directors recommends that stockholders vote “FOR” the advisory (non-binding) vote to approve the compensation of our named executive officers, as described in this proxy statement.

ITEM 4 — ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program in the future. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining from voting altogether. For the reasons described below, we recommend that our stockholders select a frequency of three years, or a triennial vote. Pursuant to Section 14A of the Exchange Act, we are required to hold at least once every six years an advisory stockholder vote to determine the frequency of the advisory stockholder vote on executive compensation.

Please note that the advisory vote by the stockholders on frequency is distinct from the advisory vote on the compensation of our named executive officers as described in this proxy statement. This proposal deals with the issue of how frequently an advisory vote on compensation should be presented to our stockholders in the future.

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section above, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant equity awards with multi-year service periods to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote that would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

A triennial vote will provide us with the time to thoughtfully respond to stockholders’ sentiments and implement any necessary changes. We carefully review changes to our program to maintain the consistency and credibility of the program, which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our management and Compensation Committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes.

As described above, we have routinely sought approval from our stockholders regarding our compensation program that we use to motivate, retain, and reward our executives. Since 2000, our stockholders have voted on our equity compensation plans a total of nine times. We will continue to engage with our stockholders regarding our executive compensation program during the period between stockholder votes. Engagement with our stockholders is a key component of our corporate governance. We seek and are open to input from our stockholders regarding Board and governance matters, as well as our executive compensation program, and believe we have been appropriately responsive to our stockholders. We believe this outreach to stockholders, and our stockholders’ ability to contact us at any time to express specific views on executive compensation, hold us accountable to stockholders and reduce the need for and value of more frequent advisory votes on executive compensation.

We therefore request that our stockholders select “Every Three Years” when voting on the frequency of advisory votes on executive compensation. However, notwithstanding the Board’s recommendation and the fact that that this is a non-binding advisory vote only, the Board intends to review and consider the results of the vote and, consistent with our past record of stockholder engagement, accept the results of the stockholder vote on the proposal and hold the next advisory vote on executive compensation within the timeframe approved by the stockholders at our 2011 Annual Meeting.

The Board of Directors recommends that stockholders select “EVERY THREE YEARS” on the proposal recommending the frequency of advisory votes on executive compensation.

ITEM 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

We have appointed Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2011. Services provided by Ernst & Young LLP to our company in 2010 included the examination of our consolidated financial statements, review of our quarterly financial statements, statutory audits of our foreign subsidiaries, internal control audit services, review of our registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”), during 2010 and consultations on various tax and accounting matters.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for 2011.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Regardless of the outcome of the vote, however, the Audit Committee at all times has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent auditors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings under the Securities Act or the Exchange Act, except to the extent ION specifically incorporates this Report by reference therein.

ION’s management is responsible for ION’s internal controls, financial reporting process, compliance with laws, regulations and ethical business standards and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. ION’s independent registered public accounting firm is responsible for performing an independent audit of ION’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Board of Directors of ION appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. Each year the Audit Committee reviews its Charter and reports to the Board on its adequacy in light of applicable rules of the NYSE. In addition, each year ION furnishes a written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Charter of the Audit Committee.

The Charter of the Audit Committee specifies that the primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the financial statements of ION; (2) compliance by ION with legal and regulatory requirements; (3) the independence, qualifications and performance of ION’s independent registered public accountants; and (4) the performance of ION’s internal auditors and internal audit function. In carrying out these responsibilities during 2010, and early in 2011 in preparation for the filing with the SEC of ION’s Annual Report on Form 10-K for the year ended December 31, 2010, the Audit Committee, among other things:

•	reviewed and discussed the audited financial statements with management and ION’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the examinations of ION’s independent registered public accounting firm;

•	met with ION management periodically to consider the adequacy of ION’s internal control over financial reporting and the quality of its financial reporting and discussed these matters with its independent registered public accounting firm and with appropriate ION financial personnel and internal auditors;

•	discussed with ION’s senior management, independent registered public accounting firm and internal auditors the process used for ION’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

•	reviewed and discussed with ION’s independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of ION’s accounting policies, (2) the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communication with the Audit Committee concerning independence, and the independence of the independent registered public accounting firm, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 114, “Communication with Audit Committees;”

•	based on these reviews and discussions, as well as private discussions with ION’s independent registered public accounting firm and internal auditors, recommended to the Board of Directors the inclusion of the audited financial statements of ION and its subsidiaries in the 2010 Form 10-K;

•	recommended the selection of Ernst & Young LLP as ION’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	determined that the non-audit services provided to ION by its independent registered public accounting firm (discussed below under “Principal Auditor Fees and Services”) are compatible with maintaining the independence of the independent auditors.

The Audit Committee is the principal liaison between the Board of Directors and ION’s independent registered public accounting firm. The functions of the Audit Committee are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm and are in no way designed to supersede or alter the traditional responsibilities of ION’s management and its independent registered public accountants. It is not the duty of the Audit Committee to plan or conduct audits or to determine that ION’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for ION’s financial reporting process, including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. ION’s independent registered public accounting firm is responsible for expressing an opinion on those financial statements and on the effectiveness of ION’s internal control over financial reporting. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that ION’s internal control over financial reporting was effective as of December 31, 2010, and on the representations of the independent registered public accounting firm in their report on ION’s financial statements.

The Audit Committee met eight times during 2010. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions with ION’s independent registered public accountants and with ION’s internal auditors, in each case without the presence of ION’s management. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by ION regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by ION’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s consideration and discussions with management and the independent registered public accounting firm do not assure that ION’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of ION’s financial statements has been carried out in accordance with generally accepted auditing standards.

S. James Nelson, Jr., Chairman
Michael C. Jennings
James M. Lapeyre, Jr.

PRINCIPAL AUDITOR FEES AND SERVICES

In connection with the audit of the 2010 financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP would perform audit services for our company. The following two tables show the fees billed to us or accrued by us for the audit and other services provided by Ernst & Young LLP, for 2010 and 2009:

	2010	2009

Audit Fees(a)	$2,142,000	$2,830,000
Audit-Related Fees	—	—
Tax Fees(b)	—	12,000
All Other Fees(c)	32,000	296,000

Total	$2,174,000	$3,138,000

(a)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(b)	Tax fees are primarily for local country tax advisory services, including advice on the tax effect of structuring and operational matters.

(c)	All other fees for 2009 primarily relate to due diligence work during 2009 regarding our joint venture with BGP, which was completed in March 2010. Also included for 2009 and 2010 are licensing fees related to accounting research software.

Our Audit Committee Charter provides that all audit services and non-audit services must be approved by the Committee or a member of the Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit, audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees, so long as (i) the estimate of such fees does not exceed $50,000, (ii) the Chairman reports any decisions to pre-approve those services and fees to the full Audit Committee at a future meeting and (iii) the term of any specific pre-approval given by the Chairman does not exceed 12 months from the date of pre-approval.

All non-audit services were reviewed with the Audit Committee or the Chairman, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of such firm’s independence in the conduct of its auditing functions.

Other Matters

A representative of Ernst & Young LLP will be present at the annual meeting, will be afforded an opportunity to make a statement if he/she desires to do so and will be available to respond to appropriate questions.

This proxy statement has been approved by the Board of Directors and is being mailed and delivered to stockholders by its authority.

David L. Roland
Senior Vice President, General Counsel
and Corporate Secretary

Houston, Texas
April 21, 2011

The 2010 Annual Report to Stockholders includes our financial statements for the fiscal year ended December 31, 2010. We have mailed the 2010 Annual Report to Stockholders with this proxy statement to all of our stockholders of record. The 2010 Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

APPENDIX A

SIXTH AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN

SECTION 1

GENERAL PROVISIONS RELATING
TO PLAN GOVERNANCE, COVERAGE AND BENEFITS

1.1 Purpose

The purpose of the Plan is to foster and promote the long-term financial success of ION Geophysical Corporation (the “Company”) and its Subsidiaries and to increase stockholder value by: (a) encouraging the commitment of Directors and selected key Employees and Consultants, (b) motivating superior performance of Directors and key Employees and Consultants by means of long-term performance related incentives, (c) encouraging and providing Directors and selected key Employees and Consultants with a program for obtaining ownership interests in the Company that link and align their personal interests to those of the Company’s stockholders, (d) attracting and retaining Directors and selected key Employees and Consultants by providing competitive incentive compensation opportunities, and (e) enabling Directors and selected key Employees and Consultants to share in the long-term growth and success of the Company. For administrative purposes, and subject to Section 8.13, this Plan incorporates the ION Geophysical Corporation Amended and Restated 1996 Non-Employee Director Stock Option Plan (the “Director Plan”).

The Plan provides for payment of various forms of incentive compensation. Except as provided in Section 8.14, it is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, as such, the Plan will be interpreted, construed and administered consistent with its status as a plan that is not subject to ERISA.

This sixth amendment and restatement of the Plan will become effective as of May 27, 2011 (with the Plan having an original effective date of May 3, 2004 (the “Effective Date”)). The Plan will commence on the Effective Date, and will remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 8.6, until all Shares subject to the Plan have been purchased or acquired according to its provisions. However, in no event may any Incentive Award be granted under the Plan after ten (10) years from the Effective Date.

1.2 Definitions

The following terms shall have the meanings set forth below:

(a) Appreciation.  The difference between the Fair Market Value of a share of Common Stock on the date of exercise of a Tandem SAR and the option exercise price per share of the Nonstatutory Stock Option to which the Tandem SAR relates.

(b) Authorized Officer.  The Chairman of the Board, the CEO or any other senior officer of the Company to whom either of them delegate the authority to execute any Incentive Agreement for and on behalf of the Company. No officer or director shall be an Authorized Officer with respect to any Incentive Agreement for himself.

(c) Board.  The Board of Directors of the Company.

(d) Cause.  Except as otherwise provided by the Committee or as otherwise provided in a Grantee’s employment agreement, when used in connection with the termination of a Grantee’s Employment or service, shall mean the termination of the Grantee’s Employment or Grantee’s services as a Director or Consultant by the Company or any Subsidiary by reason of (i) the conviction of the Grantee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (ii) the proven commission by the Grantee of a material act of fraud upon the Company or any Subsidiary, or any customer or supplier thereof; (iii) the willful and proven misappropriation of any funds or property of the Company or any Subsidiary, or any customer or supplier thereof; (iv) the willful, continued and unreasonable failure by the Grantee to perform the material duties assigned to him which is not cured to the reasonable satisfaction of the Company within 30 days after written notice of such failure is provided to Grantee by the Board or by a designated officer of the Company or a Subsidiary; (v) the knowing engagement by the Grantee in any direct and material conflict of interest with the Company or any Subsidiary without compliance with the Company’s or Subsidiary’s conflict of interest policy, if any, then in effect; or (vi) the knowing engagement by the Grantee, without the written approval of the Board, in any material activity which competes with the business of the Company or any Subsidiary or which would result in a material injury to the business, reputation or goodwill of the Company or any Subsidiary; or (vii) the material breach by a Consultant of such Grantee’s contract with the Company.

(e) CEO.  The Chief Executive Officer of the Company.

(f) Change in Control.  Any of the events described in and subject to Section 7.7.

(g) Code.  The Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder by the appropriate governmental authority. References herein to any provision of the Code shall refer to any successor provision thereto.

(h) Committee.  A committee appointed by the Board consisting of at least two directors, who fulfill the “outside directors” requirements of Section 162(m) of the Code, to administer the Plan. The Committee may be the Compensation Committee of the Board, or any subcommittee of the Compensation Committee. The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise. The Board, in its sole discretion, may bifurcate the powers and duties of the Committee among one or more separate committees, or retain all powers and duties of the Committee in a single Committee. The members of the Committee shall serve at the discretion of the Board.

(i) Common Stock.  The common stock of the Company, $.01 per value per share, and any class of common stock into which such common shares may hereafter be converted, reclassified, re-capitalized, or exchanged.

(j) Company.  ION Geophysical Corporation, a corporation organized under the laws of the State of Delaware, and any successor-in-interest thereto.

(k) Consultant.  An independent agent, consultant, attorney, an individual who has agreed to become an Employee within the next six months, or any other individual who is not a Director or employee of the Company (or any Parent or Subsidiary) and who, in the opinion of the Committee, is in a position to contribute to the growth or financial success of the Company (or any Parent or Subsidiary), (ii), is a natural person and (iii) provides bona fide services to the Company (or any Parent or Subsidiary), which services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

(l) Covered Employee.  A named executive officer who is one of the group of covered employees, as defined in Section 162(m) of the Code and Treasury Regulation § 1.162-27(c) (or its successor), during any such period that the Company is a Publicly Held Corporation.

(m) Deferred Stock.  Shares of Common Stock to be issued or transferred to a Grantee under an Other Stock-Based Award granted pursuant to Section 5 at the end of a specified deferral period, as set forth in the Incentive Agreement pertaining thereto.

(n) Director.  Any individual who is a member of the Board.

(o) Director Plan.  The Amended and Restated 1996 Non-Employee Director Stock Option Plan.

(p) Disability.  As determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Employee that would entitle him to disability income payments under the Company’s long term disability insurance policy or plan for employees, as then effective, if any; or in the event that the Grantee is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan, “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Grantee shall submit to any reasonable examination by such physician upon request.

(q) Employee.  Any employee of the Company (or any Parent or Subsidiary) within the meaning of Section 3401(c) of the Code who, in the opinion of the Committee, is in a position to contribute to the growth, development or financial success of the Company (or any Parent or Subsidiary), including, without limitation, officers who are members of the Board.

(r) Employment.  Employment by the Company (or any Parent or Subsidiary), or by any corporation issuing or assuming an Incentive Award in any transaction described in Section 424(a) of the Code, or by a parent corporation or a subsidiary corporation of such corporation issuing or assuming such Incentive Award, as the parent-subsidiary relationship shall be determined at the time of the corporate action described in Section 424(a) of the Code. In this regard, neither the transfer of a Grantee from Employment by the Company to Employment by any Parent or Subsidiary, nor the transfer of a Grantee from Employment by any Parent or Subsidiary to Employment by the Company, shall be deemed to be a termination of Employment of the Grantee. Moreover, the Employment of a Grantee shall not be deemed to have been terminated because of an approved leave of absence from active Employment on account of temporary illness, authorized vacation or granted for reasons of professional advancement, education, health, government service or military leave, or during any period required to be treated as a leave of absence by virtue of any applicable statute, Company personnel policy or agreement. Whether an authorized leave of absence shall constitute termination of Employment hereunder shall be determined by the Committee in its discretion. Unless otherwise provided in the Incentive Agreement, the term “Employment” for purposes of the Plan is also defined to include compensatory or advisory services performed by a Consultant for the Company (or any Parent or Subsidiary).

(s) Exchange Act.  The Securities Exchange Act of 1934, as amended.

(t) Fair Market Value.  While the Company is a Publicly Held Corporation, the Fair Market Value of one share of Common Stock on the date in question is deemed to be the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the New York Stock Exchange or other principal securities exchange on which Shares are then listed or admitted to trading, or as quoted on any national interdealer quotation system, if such shares are not so listed.

(u) Grantee.  Any Employee, Director or Consultant who is granted an Incentive Award under the Plan.

(v) Immediate Family.  With respect to a Grantee, the Grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

(w) Incentive Award.  A grant of an award under the Plan to a Grantee, including any Nonstatutory Stock Option, Incentive Stock Option, Stock Appreciation Right, Performance Share, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award, as well as any Supplemental Payment.

(x) Incentive Agreement.  The written agreement entered into between the Company and the Grantee setting forth the terms and conditions pursuant to which an Incentive Award is granted under the Plan, as such agreement is further defined in Section 7.1 (a).

(y) Incentive Stock Option or ISO.  A Stock Option granted by the Committee to an Employee under Section 2 that is designated by the Committee as an Incentive Stock Option and intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(z) Independent SAR.  A Stock Appreciation Right described in Section 2.5.

(aa) Insider.  While the Company is a Publicly Held Corporation, an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

(bb) Non-Employee Director.  A Director who is not an Employee.

(cc) Non-Employee Director Award.  Any Nonstatutory Stock Option, SAR, Performance Shares, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award granted, whether singly, in combination, or in tandem, to a Grantee who is a Non-Employee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

(dd) Nonstatutory Stock Option.  A Stock Option granted by the Committee to a Grantee under Section 2 that is not designated by the Committee as an Incentive Stock Option or to which Section 421 of the Code does not apply.

(ee) Option Price.  The exercise price at which a Share may be purchased by the Grantee of a Stock Option.

(ff) Other Stock-Based Award.  An award granted by the Committee to a Grantee under Section 2 that is not a Nonstatutory Stock Option, SAR, Performance Share, Restricted Stock or Restricted Stock Unit and is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

(gg) Parent.  Any corporation (whether now or hereafter existing) that constitutes a “Parent” of the Company, as defined in Section 424(e) of the Code.

(hh) Performance-Based Exception.  The performance-based exception from the tax deductibility limitations of Section 162(m) of the Code, as prescribed in Section 162(m) of the Code and Treasury Regulation § 1.162-27(e) (or its successor), which is applicable during such period that the Company is a Publicly Held Corporation.

(ii) Performance Period.  A period of time determined by the Committee over which performance is measured for the purpose of determining a Grantee’s right to and the payment value of any Performance Share or Other Stock-Based Award.

(jj) Performance Share.  An Incentive Award representing a contingent right to receive Shares of Common Stock at the end of a Performance Period.

(kk) Period of Restriction.  A period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Section 4.

(ll) Plan.  2004 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

(mm) Publicly Held Corporation.  A corporation issuing any class of common equity securities required to be registered under Section 12 of the Exchange Act.

(nn) Restricted Stock.  An Award granted to a Grantee pursuant to Section 4.

(oo) Restricted Stock Unit.  An Award granted to a Grantee pursuant to Section 4, except no Shares are actually awarded to the Grantee on the date of grant.

(pp) Retirement.  The voluntary termination of Employment from the Company or any Parent or Subsidiary constituting retirement for age on any date after the Employee attains the normal retirement age of 65 years, or such other age as may be designated by the Committee in the Employee’s Incentive Agreement.

(qq) intentionally deleted.

(rr) Share.  A share of Common Stock of the Company.

(ss) Share Pool.  The number of Shares authorized for issuance under Section 1.4 as adjusted for awards and payouts under Section 1.5 and as adjusted for changes in corporate capitalization under Section 7.5.

(tt) Spread.  The difference between the exercise price per Share specified in any SAR grant and the Fair Market Value of a Share on the date of exercise of the SAR.

(uu) Stock Appreciation Right or SAR.  A Tandem SAR described in Section 2.4 or an Independent SAR described in Section 2.5.

(vv) Stock Option or Option.  Pursuant to Section 2 or Section 6, (i) an Incentive Stock Option granted to an Employee, or (ii) a Nonstatutory Stock Option granted to an Employee, Director or Consultant, whereunder such option the Grantee has the right to purchase Shares of Common Stock. In accordance with Section 422 of the Code, only an Employee of the Company, Parent or Subsidiary may be granted an Incentive Stock Option.

(ww) Subsidiary.  Any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Section 424(f) of the Code.

(xx) Supplemental Payment.  Any amount, as described in Sections 2.6, 3.2 and/or 4.3, that is dedicated to payment of income taxes which are payable by the Grantee resulting from an Incentive Award.

(yy) Tandem SAR.  A Stock Appreciation Right that is granted in connection with a related Stock Option pursuant to Section 2.4, the exercise of which shall require forfeiture of the right to purchase a Share under the related Stock Option (and when a Share is purchased under the Stock Option, the Tandem SAR with respect thereto, shall similarly be canceled).

1.3 Plan Administration

(a) Authority of the Committee.  Except as may be limited by law and subject to the provisions herein, the Committee shall have full power to (i) select Grantees who shall participate in the Plan; (ii) determine the sizes, duration and types of Incentive Awards; (iii) determine the terms and conditions of Incentive Awards and Incentive Agreements; (iv) determine whether any Shares subject to Incentive Awards will be subject to any restrictions on transfer; (v) construe and interpret the Plan and any Incentive Agreement or other agreement entered into under the Plan; and (vi) establish, amend, or waive rules for the Plan’s administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. Notwithstanding the preceding, without the prior approval of the Company’s shareholders, any Stock Option previously granted under the Plan shall not be repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted option, except as provided in Section 7.5.

(b) Meetings.  The Committee shall designate a chairman from among its members who shall preside at all of its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings and all records, documents, and data pertaining to its administration of the Plan. Meetings shall be held at such times and places as shall be determined by the Committee and the Committee may hold telephonic meetings.

(c) Decisions Binding.  All determinations and decisions made by the Committee shall be made in its discretion pursuant to the provisions of the Plan, and shall be final, conclusive and binding on all persons including the Company, Employees, Directors, Grantees, and their estates and beneficiaries. The Committee’s decisions and determinations with respect to any Incentive Award need not be uniform and may be made selectively among Incentive Awards and Grantees, whether or not such Incentive Awards are similar or such Grantees are similarly situated.

(d) Modification of Outstanding Incentive Awards.  Subject to the stockholder approval requirements of Section 8.6 if applicable, the Committee may, in its discretion, provide for the extension of the exercisability of an Incentive Award, accelerate the vesting or exercisability of an Incentive Award, eliminate or make less restrictive any restrictions contained in an Incentive Award, waive any restriction or other provisions of an Incentive Award, or otherwise amend or modify an Incentive Award in any manner that is either (i) not adverse to the Grantee to whom such Incentive Award was granted or (ii) consented to by such Grantee; provided, however, no Stock Option issued under the Plan will be repriced, replaced or regranted through cancellation, or by lowering the Option Price of a previously granted Stock Option. and the period during which a Stock Option may be exercised shall not be extended such that the compensation payable under the Stock Option would be subject to the excise tax applicable under Section 409A of the Code. With respect to an Incentive Award that is an incentive stock option (as described in Section 422 of the Code), no adjustment to such option shall be made to the extent constituting a “modification” within the meaning of Section 424(h)(3) of the Code unless otherwise agreed to by the Grantee in writing. Except as provided in this Plan in connection with a Change of Control or a Corporate Event, the language of this Section 1.3(d) prohibits all forms of repricing, including cash buyouts and Incentive Award exchanges, without stockholder approval.

(e) Delegation of Authority.  The Committee may delegate to designated officers or other employees of the Company any of its duties and authority under the Plan pursuant to such conditions or limitations as the Committee may establish from time to time; provided, however, the Committee may not delegate to any person the authority to (i) grant Incentive Awards, or (ii) take any action which would contravene the requirements of Rule 16b-3 under the Exchange Act or the Performance-Based Exception under Section 162(m) of the Code.

(f) Expenses of Committee.  The Committee may employ legal counsel, including, without limitation, independent legal counsel and counsel regularly employed by the Company, and other agents, as the Committee may deem appropriate for the administration of the Plan. The Committee may rely upon any opinion or computation received from any such counsel or agent. All expenses incurred by the Committee in interpreting and administering the Plan, including, without limitation, meeting expenses and professional fees, shall be paid by the Company.

(g) Indemnification.  Each person who is or was a member of the Committee, or of the Board, shall be indemnified by the Company against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Such person shall be indemnified by the Company for all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles or Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(h) Awards in Foreign Countries.  The Board shall have the authority to adopt modifications, procedures, sub-plans, and other similar plan documents as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its subsidiaries may operate to assure the viability of the benefits of Incentive Awards made to individuals employed or providing services in such countries and to meet the objectives of the Plan.

1.4 Shares of Common Stock Available for Incentive Awards

Subject to this Section 1.4 and subject to adjustment under Section 7.5, there shall be available for Incentive Awards that are granted wholly or partly in Common Stock (including rights or Options that may be exercised or settled in Common Stock) 15,200,000 Shares of Common Stock.

The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder; provided, however, the aggregate number of Shares which may be issued upon exercise of ISOs shall in no event exceed 15,200,000 Shares (subject to adjustment pursuant to Section 7.5).

Any Shares of Common Stock reserved for issuance under the Director Plan in excess of the number of Shares as to which Incentive Awards have been awarded thereunder shall no longer be available for grant under the Director Plan after the Effective Date but shall instead be available for grant under the terms and conditions of this Plan. Any Shares as to which Awards granted or issued under the Director Plan that may lapse, expire, terminate, or be cancelled, are settled in cash in lieu of common stock, are tendered (either by actual delivery or attestation) to pay the Option Price, or satisfy any tax withholding requirements shall be deemed available for issuance or reissuance under the preceding paragraph of this Section of the Plan.

Subject to adjustment under Section 7.5 and the limit set forth above, the following additional limits are imposed under the Plan:

(a) The maximum number of Shares that may be covered by Incentive Awards granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 15,200,000 Shares during any one calendar-year period. To the extent required by Section 162(m) of the Code, Shares subject to the foregoing limit with respect to which the related Incentive Award described in Section 2 is forfeited, expires, or is canceled shall not again be available for grant under this limit.

(b) For Performance Shares that are intended to qualify for the Performance-Based Exception, no more than 15,200,000 Shares may be delivered to any one Grantee for Performance Periods beginning in any one calendar year, regardless of whether the applicable Performance Period during which the Performance Shares are earned ends in the same year in which it begins or in a later calendar year; provided that Performance Shares described in this paragraph (b) that are intended to qualify for the Performance-Based Exception shall be subject to the following: (i) If the Performance Shares are denominated in Shares but are settled in an equivalent amount of cash, the foregoing limit shall be applied as though the Incentive Award was settled in Shares; and (ii) If delivery of Shares or cash is deferred until after Performance Shares have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.

(c) For Supplemental Payments that are intended to qualify for the Performance-Based Exception, no more than $2,000,000 may be paid to any one Grantee for Performance Periods beginning in any one calendar year, regardless of whether the applicable Performance Period during which the Supplemental Payment is earned ends in the same year in which it begins or in a later calendar year; provided that Supplemental Payments described in this paragraph (c) that are intended to qualify for the Performance-Based Exception shall be subject to the following: (i) If a Supplemental Payment is denominated in cash but an equivalent amount of Shares is delivered in lieu of delivery of cash, the foregoing limit shall be applied as though the Supplemental Payment was settled in cash; and (ii) if delivery of Shares or cash is deferred until after the Supplemental Payment has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Supplemental Payment is earned shall be disregarded.

1.5 Share Pool Adjustments for Awards and Payouts

The following Incentive Awards and payouts shall reduce, on a one Share for one Share basis, the number of Shares authorized for issuance under the Share Pool:

(a) Stock Option;

(b) SAR (except a Tandem SAR);

(c) A payout of a Performance Share in Shares;

(d) Restricted Stock or a payout of Restricted Stock Units in Shares; and

(e) A payout of an Other Stock-Based Award in Shares.

The following transactions shall restore, on a one Share for one Share basis, the number of Shares authorized for issuance under the Share Pool:

(A) A payout of an SAR or Other Stock-Based Award in the form of cash;

(B) A cancellation, termination, expiration, forfeiture, or lapse for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Stock Option, or the termination of a related Stock Option upon exercise of the corresponding Tandem SAR) of any Shares subject to an Incentive Award; and

(C) Payment of an Option Price with previously acquired Shares or by withholding Shares which otherwise would be acquired on exercise (i.e., the Share Pool shall be increased by the number of Shares turned in or withheld as payment of the Option Price plus any Shares withheld to pay withholding taxes).

1.6 Common Stock Available

The Common Stock available for issuance or transfer under the Plan shall be made available from Shares now or hereafter (a) held in the treasury of the Company, (b) are authorized but unissued, or (c) to be purchased or acquired by the Company. No fractional Shares shall be issued under the Plan; any payment for fractional Shares shall be made in cash.

1.7 Participation

(a) Eligibility.  The Committee shall from time to time designate those key Employees, Directors or Consultants, if any, to be granted Incentive Awards under the Plan, the type and number of Incentive Awards granted, and any other terms or conditions relating to the Incentive Awards as it may deem appropriate to the extent consistent with the provisions of the Plan. A Grantee who has been granted an Incentive Award may, if otherwise eligible, be granted additional Incentive Awards at any time.

(b) Incentive Stock Option Eligibility.  No Consultant or Non-Employee Director shall be eligible for the grant of any Incentive Stock Option. In addition, no Employee shall be eligible for the grant of any Incentive Stock Option who owns or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any Parent or Subsidiary. This restriction does not apply if, at the time such Incentive Stock Option is granted, the Incentive Stock Option exercise price is at least one hundred and ten percent (110%) of the Fair Market Value on the date of grant and the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. For the purpose of the immediately preceding sentence, the attribution rules of Section 424(d) of the Code shall apply for the purpose of determining an Employee’s percentage ownership in the Company or any Parent or Subsidiary. This paragraph shall be construed consistent with the requirements of Section 422 of the Code.

1.8 Types of Incentive Awards

The types of Incentive Awards under the Plan are Stock Options, Stock Appreciation Rights and Supplemental Payments as described in Section 2, Performance Shares and Supplemental Payments as described in Section 3, Restricted Stock, Restricted Stock Units and Supplemental Payments as described in Section 4, and Other Stock-Based Awards and Supplemental Payments as described in Section 5, and any combination of the foregoing.

SECTION 2

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Grant of Stock Options

The Committee is authorized to grant (a) Nonstatutory Stock Options to Employees, Directors or Consultants and (b) Incentive Stock Options to Employees only, in accordance with the terms and conditions of the Plan, and with such additional terms and conditions, not inconsistent with the Plan, as the Committee shall determine in its discretion. Successive grants may be made to the same Grantee whether or not any Stock Option previously granted to such person remains unexercised.

2.2 Stock Option Terms

(a) Written Agreement.  Each grant of a Stock Option shall be evidenced by a written Incentive Agreement. Among its other provisions, each Incentive Agreement shall set forth, subject to Section 422 of the Code, the extent to which the Grantee shall have the right to exercise the Stock Option following termination of the Grantee’s Employment. Such provisions shall be determined in the discretion of the Committee, shall be included in the Grantee’s Incentive Agreement, and need not be uniform among all Stock Options issued pursuant to the Plan. In addition, Incentive Agreement shall state whether the Stock Option is intended to meet the requirements of Section 422 of the Code.

(b) Number of Shares.  Each Stock Option shall specify the number of Shares of Common Stock to which it pertains.

(c) Exercise Price.  The exercise price per Share of Common Stock under each Stock Option shall be determined by the Committee; provided, however, that in the case of a Stock Option, such exercise price shall not be less than 100% of the Fair Market Value per Share on the date the Stock Option is granted (110% in the case of an Incentive Stock Option for 10% or greater shareholders pursuant to Section 1.7(b)). Each Stock Option shall specify the method of exercise, which shall be consistent with the requirements of Section 2.3(a).

(d) Term.  In the Incentive Agreement, the Committee shall fix the term of each Stock Option, which shall be not more than ten (10) years from the date of grant (five years for ISO grants to 10% or greater shareholders pursuant to Section 1.7(b)). In the event no term is fixed, such term shall be ten (10) years from the date of grant.

(e) Exercise.  The Committee shall determine the time or times at which a Stock Option may be exercised in whole or in part. Each Stock Option may specify the required period of continuous Employment and/or the performance objectives to be achieved before the Stock Option or portion thereof will become exercisable. Each Stock Option, the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of designated performance objectives, may specify a minimum level of achievement in respect of the specified performance objectives below which no Stock Options will be exercisable and a method for determining the number of Stock Options that will be exercisable if performance is at or above such minimum but short of full achievement of the performance objectives. All such terms and conditions shall be set forth in the Incentive Agreement.

(f) $100,000 Annual Limit on Incentive Stock Options.  Notwithstanding any contrary provision in the Plan, to the extent that the aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the Shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Grantee during any single calendar year (under the Plan and any other stock option plans of the Company and its Subsidiaries or Parent) exceeds the sum of $100,000, such Incentive Stock Option shall be treated as a Nonstatutory Stock Option to the extent in excess of the $100,000 limit, and not an Incentive Stock Option, but all other terms and provisions of such Stock Option shall remain unchanged. This paragraph shall be applied by taking Incentive Stock Options into account in the order in which they were granted and shall be construed in accordance with Section 422(d) of the Code. In the absence of such regulations or other authority, or if such regulations or other authority require or permit a designation of the Options which shall cease to constitute Incentive Stock Options, then such Incentive Stock Options, only to the extent of such excess, shall automatically be deemed to be Nonstatutory Stock Options but all other terms and conditions of such Incentive Stock Options, and the corresponding Incentive Agreement, shall remain unchanged.

2.3 Stock Option Exercises

(a) Method of Exercise and Payment.  Stock Options shall be exercised by the delivery of a signed written notice of exercise to the Company as of a date set by the Company in advance of the effective date of the proposed exercise. The notice shall set forth the number of Shares with respect to which the Option is to be exercised.

The Option Price upon exercise of any Stock Option shall be payable to the Company in full either: (i) in cash or its equivalent, or (ii) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price, or (iii) by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or (iv) by any combination of (i), (ii), and (iii) above. Any payment in Shares shall be effected by surrender of such Shares to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Stock Option is exercised. The Company shall not withhold shares, and the Grantee shall not surrender, or attest to the ownership of, Shares in payment of the Option Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Stock Option for financial reporting purposes.

While the Company is a Publicly Held Corporation, the Committee may also allow the Option Price to be paid with such other consideration as shall constitute lawful consideration for the issuance of Shares (including, without limitation, effecting a “cashless exercise” with a broker or dealer), subject to applicable securities law restrictions and tax withholdings, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver, or cause to be delivered, to or on behalf of the Grantee, in the name of the Grantee or other appropriate recipient, Share certificates for the number of Shares purchased under the Stock Option. Such delivery shall be effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Grantee or other appropriate recipient.

Subject to Section 7.2 during the lifetime of a Grantee, each Option granted to him shall be exercisable only by the Grantee (or his legal guardian or personal representative in the event of his Disability) or by a broker or dealer acting on his behalf pursuant to a cashless exercise under the foregoing provisions of this Section 2.3(a).

(b) Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of a Stock Option as it may deem advisable, including, without limitation, restrictions under (i) any stockholders’ agreement, buy/sell agreement, right of first refusal, non-competition, and any other agreement between the Company and any of its securities holders or employees, (ii) any applicable federal securities laws, (iii) the requirements of any stock exchange or market upon which such Shares are then listed and/or quoted, or (iv) any blue sky or state securities law applicable to such Shares. Any certificate issued to evidence Shares issued upon the exercise of an Incentive Award may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations.

Any Grantee or other person exercising an Incentive Award may be required by the Committee to give a written representation that the Incentive Award and the Shares subject to the Incentive Award will be acquired for investment and not with a view to public distribution; provided, however, that the Committee, in its sole discretion, may release any person receiving an Incentive Award from any such representations either prior to or subsequent to the exercise of the Incentive Award.

(c) Notification of Disqualifying Disposition of Shares from Incentive Stock Options.  Notwithstanding any other provision of the Plan, a Grantee who disposes of Shares of Common Stock acquired upon the exercise of an Incentive Stock Option by a sale or exchange either (i) within two (2) years after the date of the grant of the Incentive Stock Option under which the Shares were acquired or (ii) within one (1) year after the transfer of such Shares to him pursuant to exercise, shall promptly notify the Company of such disposition, the amount realized and his adjusted basis in such Shares.

(d) Proceeds of Option Exercise.  The proceeds received by the Company from the sale of Shares pursuant to Stock Options exercised under the Plan shall be used for general corporate purposes.

(e) Information Required in Connection with Exercise of Incentive Stock Option.  The Company shall provide the Grantee with a written statement required by Section 6039 of the Code no later than January 31 of the year following the calendar year during which the Grantee exercises an Option that is intended to be an Incentive Stock Option.

2.4 Stock Appreciation Rights in Tandem with Nonstatutory Stock Options

(a) Grant.  The Committee may, at the time of grant of a Nonstatutory Stock Option, or at any time thereafter during the term of the Nonstatutory Stock Option, grant Stock Appreciation Rights with respect to all or any portion of the Shares of Common Stock covered by such Nonstatutory Stock Option. A Stock Appreciation Right in tandem with a Nonstatutory Stock Option is referred to herein as a “Tandem SAR.”

(b) General Provisions.  The terms and conditions of each Tandem SAR shall be evidenced by an Incentive Agreement. The Option Price per Share of a Tandem SAR shall be fixed in the Incentive Agreement and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the grant date of the Nonstatutory Stock Option to which it relates.

(c) Exercise.  A Tandem SAR may be exercised at any time the Nonstatutory Stock Option to which it relates is then exercisable, but only to the extent such Nonstatutory Stock Option is exercisable, and shall otherwise be subject to the conditions applicable to such Nonstatutory Stock Option. When a Tandem SAR is exercised, the Nonstatutory Stock Option to which it relates shall terminate to the extent of the number of Shares with respect to which the Tandem SAR is exercised. Similarly, when a Nonstatutory Stock Option is exercised, the Tandem SARs relating to the Shares covered by such Nonstatutory Stock Option exercise shall terminate.

(d) Settlement.  Upon exercise of a Tandem SAR, the holder shall receive, for each Share specified in the Tandem SAR grant, an amount equal to the Appreciation. The Appreciation shall be payable in cash, Common Stock, or a combination of both, as specified in the Incentive Agreement. The Appreciation shall be paid within 30 calendar days of the exercise of the Tandem SAR. If the Appreciation is to be paid in Common Stock or cash only, the resulting shares or cash shall be determined dividing (1) by (2), where (1) is the number of Shares as to which the Tandem SAR is exercised multiplied by the Appreciation in such shares and (2) is the Fair Market Value of a Share on the exercise date. If a portion of the Appreciation is to be paid in Shares, the Share amount shall be determined by calculating the amount of cash payable pursuant to the preceding sentence then by dividing (1) as defined herein, minus the amount of cash payable, by (2) as defined herein.

2.5 Stock Appreciation Rights Independent of Nonstatutory Stock Options

(a) Grant.  The Committee may grant Stock Appreciation Rights independent of Nonstatutory Stock Options (“Independent SARs”).

(b) General Provisions.  The terms and conditions of each Independent SAR shall be evidenced by an Incentive Agreement. The exercise price per share of Common Stock shall be not less than one hundred percent (100%) of the Fair Market Value of a Share of Common Stock on the date of grant of the Independent SAR. The term of an Independent SAR shall be determined by the Committee.

(c) Exercise.  Independent SARs shall be exercisable at such time and subject to such terms and conditions as the Committee shall specify in the Incentive Agreement for the Independent SAR grant.

(d) Settlement.  Upon exercise of an Independent SAR, the holder shall receive, for each Share specified in the Independent SAR grant, an amount equal to the Spread. The Spread shall be payable in cash, Common Stock, or a combination of both, as specified in the Incentive Agreement. The Spread shall be paid within 30 calendar days of the exercise of the Independent SAR. If the Spread is to be paid in Common Stock or cash only, the resulting shares or cash shall be determined by dividing (1) by (2), where (1) is the number of Shares as to which the Independent SAR is exercised multiplied by the Spread in such Shares and (2) is the Fair Market Value of a Share on the exercise date. If a portion of the Spread is to be paid in Shares, the Share amount shall be determined by calculating the amount of cash payable pursuant to the preceding sentence then by dividing (1) as defined herein, minus the amount of cash payable, by (2) as defined herein.

2.6 Supplemental Payment on Exercise of Nonstatutory Stock Options or Stock Appreciation Rights

The Committee, either at the time of grant or as of the time of exercise of any Nonstatutory Stock Option or Stock Appreciation Right, may provide in the Incentive Agreement for a Supplemental Payment by the Company to the Grantee with respect to the exercise of any Nonstatutory Stock Option or Stock Appreciation Right. The Supplemental Payment shall be in the amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to both the exercise of the Nonstatutory Stock Option and/or Stock Appreciation Right and the receipt of the Supplemental Payment, assuming the holder is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as deemed appropriate by the Committee. The Committee shall have the discretion to grant Supplemental Payments that are payable solely in cash or Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee at the time of payment.

SECTION 3

PERFORMANCE SHARES

3.1 Performance Based Awards

(a) Grant.  The Committee is authorized to grant Performance Shares to selected Grantees who are Employees or Consultants. Each grant of Performance Shares shall be evidenced by an Incentive Agreement in such amounts and upon such terms as shall be determined by the Committee. The Committee may make grants of Performance Shares in such a manner that more than one Performance Period is in progress concurrently. For each Performance Period, the Committee shall establish the number of Performance Shares and their contingent values which may vary depending on the degree to which performance criteria established by the Committee are met.

(b) Performance Criteria.

(i) The grant of Performance Shares shall be subject to such conditions, restrictions and contingencies, as determined by the Committee.

(ii) The Committee may designate a grant of Performance Shares to any Grantee as intended to qualify for the Performance-Based Exception. To the extent required by Code section 162(m), any grant of Performance Shares so designated shall be conditioned on the achievement of one or more performance goals, subject to the following:

(A) The performance goals shall be based upon criteria in one or more of the following categories: performance of the Company as a whole, performance of a segment of the Company’s business, and individual performance. Performance criteria for the Company shall relate to the achievement of predetermined financial objectives for the Company and its Subsidiaries on a consolidated basis. Performance criteria for a segment of the Company’s business shall relate to the achievement of financial and operating objectives of the segment for which the Grantee is accountable.

(B) Performance criteria shall include pre-tax or after-tax profit levels, including: earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; total shareholder return; return on assets, equity, capital or investment; cash flow and cash flow return on investment; economic value added and economic profit; growth in earnings per share; levels of operating expense and maintenance expense; or measures of customer satisfaction and customer service, as determined from time to time including the relative improvement therein.

(C) Individual performance criteria shall relate to a Grantee’s overall performance, taking into account, among other measures of performance, the attainment of individual goals and objectives. The performance goals may differ among Grantees.

(c) Modification.  If the Committee determines, in its discretion exercised in good faith, that the established performance measures or objectives are no longer suitable to the Company’s objectives because of a change in the Company’s business, operations, corporate structure, capital structure, or other conditions the Committee deems to be appropriate, the Committee may modify the performance measures and objectives to the extent it considers to be necessary. However, if any Performance Shares are designated as intended to qualify for the Performance-Based Exception, no such modification shall be made to the extent the modification would otherwise cause the Performance Shares to not qualify for the Performance-Based Exception.

(d) Payment.  The basis for payment of Performance Shares for a given Performance Period shall be the achievement of those performance objectives determined by the Committee at the beginning of the Performance Period as specified in the Grantee’s Incentive Agreement. If minimum performance is not achieved for a Performance Period, no payment shall be made and all contingent rights shall cease. If minimum performance is achieved or exceeded, the number of Performance Shares may be based on the degree to which actual performance exceeded the pre-established minimum performance standards. The amount of payment shall be determined by multiplying the number of Performance Shares granted at the beginning of the Performance Period times the final Performance Share value. Payments shall be made in cash or Common Stock in the discretion of the Committee as specified in the Incentive Agreement.

(e) Special Rule for Covered Employees.  No later than the ninetieth (90th) day following the beginning of a Performance Period (or twenty-five percent (25%) of the Performance Period) the Committee shall establish performance goals as described in Section 3.1(b) applicable to Performance Shares awarded to Covered Employees in such a manner as shall permit payments with respect thereto to qualify for the Performance-Based Exception, if applicable. If a Performance Share granted to a Covered Employee is intended to comply with the Performance-Based Exception, the Committee in establishing performance goals shall comply with Treasury Regulation § 1.162-27(e)(2) (or its successor). As soon as practicable following the Company’s determination of the Company’s financial results for any Performance Period, the Committee shall certify in writing: (i) whether the Company achieved its minimum performance for the objectives for the Performance Period, (ii) the extent to which the Company achieved its performance objectives for the Performance Period, (iii) any other terms that are material to the grant of Performance Shares, and (iv) the calculation of the payments, if any, to be paid to each Grantee for the Performance Period.

3.2 Supplemental Payment on Vesting of Performance Shares

The Committee, either at the time of grant or at the time of vesting of Performance Shares, may provide for a Supplemental Payment by the Company to the Grantee in an amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to both the vesting of such Performance Shares and receipt of the Supplemental Payment, assuming the Grantee is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as seemed appropriate by the Committee. The Committee shall have the discretion to grant Supplemental Payments that are payable in Common Stock.

SECTION 4

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

4.1 Grant of Restricted Stock or Restricted Stock Units

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock and/or Restricted Stock Units to Grantees in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Grantee on the date of grant.

4.2 Restricted Stock Award or Restricted Stock Unit Award Terms

(a) Written Agreement.  The terms and conditions of each grant of Restricted Stock Award and/or Restricted Stock Unit Award shall be evidenced by an Incentive Agreement that shall specify the Period(s) of Restriction, the number of shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

(b) Transferability.  Except as provided in this Plan or an Incentive Agreement, Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Incentive Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Incentive Agreement or otherwise at any time by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Grantee under the Plan shall be available during his lifetime only to such Grantee, except as otherwise provided in an Incentive Agreement or at any time by the Committee.

(c) Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Grantees pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such shares have been satisfied or lapse.

Except as otherwise provided in this Section 4, shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Grantee after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations) at the close of the Period of Restriction (but no later than 2 1/2 months following the end of the year that contains the close of the Period of Restriction), or as soon as practicable thereafter. Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

(d) Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 7.1(c), each certificate representing Restricted Stock granted pursuant to the Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

the sale or transfer of shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the SIXTH amended and restated 2004 long-term incentive plan, and in the associated incentive agreement. a copy of the plan and such incentive agreement may be obtained from Ion Geophysical Corporation.

(e) Voting Rights.  Unless otherwise determined by the Committee or as otherwise set forth in a Grantee’s Incentive Agreement, to the extent permitted or required by law, as determined by the Committee, Grantees holding shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those shares during the Period of Restriction. A Grantee shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

(f) Termination of Employment.  Each Incentive Agreement shall set forth the extent to which the Grantee shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Grantee’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Incentive Agreement entered into with each Grantee, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

(g) Section 83(b) Election.  The Committee may provide in an Incentive Agreement that the Award of Restricted Stock is conditioned upon the Grantee making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Grantee makes an election pursuant to Section 83(b) of the

Code concerning a Restricted Stock Award, the Grantee shall be required to file promptly a copy of such election with the Company.

4.3 Supplemental Payment on Vesting of Restricted Stock and Restricted Stock Units

The Committee, either at the time of grant or at the time of vesting of Restricted Stock or Restricted Stock Units, may provide for a Supplemental Payment by the Company to the Grantee in an amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to both the vesting of such Restricted Stock or Restricted Stock Units and receipt of the Supplemental Payment, assuming the Grantee is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as seemed appropriate by the Committee. The Committee shall also have the discretion to grant Supplemental Payments that are payable in Common Stock.

SECTION 5

OTHER STOCK-BASED AWARDS

5.1 Grant of Other Stock-Based Awards

Other Stock-Based Awards may be awarded by the Committee to selected Grantees that are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, Shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan and the goals of the Company. Other types of Stock-Based Awards include, without limitation, Deferred Stock, purchase rights, Shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into Shares, Incentive Awards valued by reference to the value of securities of or the performance of a specified Subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or any Parent or Subsidiary. As is the case with other Incentive Awards, Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other Incentive Awards.

5.2 Other Stock-Based Award Terms

(a) Written Agreement.  The terms and conditions of each grant of an Other Stock-Based Award shall be evidenced by an Incentive Agreement.

(b) Purchase Price.  Except to the extent that an Other Stock-Based Award is granted in substitution for an outstanding Incentive Award or is delivered upon exercise of a Stock Option, the amount of consideration required to be received by the Company shall be either (i) no consideration other than services actually rendered (in the case of authorized and unissued shares) or to be rendered, or (ii) in the case of an Other Stock-Based Award in the nature of a purchase right, consideration (other than services rendered or to be rendered) at least equal to 50% of the Fair Market Value of the Shares covered by such grant on the date of grant (or such percentage higher than 50% that is required by any applicable tax or securities law).

(c) Performance Criteria and Other Terms.  In its discretion, the Committee may specify such criteria, periods or goals for vesting in Other Stock-Based Awards and payment thereof to the Grantee as it shall determine; and the extent to which such criteria, periods or goals have been met shall be determined by the Committee. All terms and conditions of Other Stock-Based Awards shall be determined by the Committee and set forth in the Incentive Agreement. The Committee may also provide for a Supplemental Payment similar to such payment as described in Section 4.3.

(d) Payment.  Other Stock-Based Awards may be paid in Shares of Common Stock or other consideration related to such Shares, in a single payment or in installments on such dates as determined by the Committee, all as specified in the Incentive Agreement.

(e) Dividends.  The Grantee of an Other Stock-Based Award may be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of Shares covered by the Other Stock-Based Award, as determined by the Committee and set forth in the Incentive Agreement. The

Committee may also provide in the Incentive Agreement that such amounts (if any) shall be deemed to have been reinvested in additional Shares of Common Stock.

SECTION 6

PROVISIONS RELATING TO NON-EMPLOYEE DIRECTOR AWARDS

6.1 Generally

All Awards to Non-Employee Directors shall be determined by the Board or Committee.

6.2 Vesting Period

Unless the Committee shall otherwise prescribe or as otherwise specified in an applicable Incentive Agreement, each Incentive Award granted to a Non-Employee Director shall vest as follows:

(a) each Incentive Award granted to a Non-Employee Director under the Plan during his initial year of service as a Non-Employee Director, if any, shall vest in 33.33% consecutive annual installments on the first, second and third anniversary dates of the date of grant of each such Incentive Award;

(b) each Incentive Award granted to a Non-Employee Director under the Plan during his second full year of service as a Non-Employee Director, if any, shall vest in 50% consecutive annual installments on the first and second anniversary dates of the Date of Grant of each such Incentive Award;

(c) each Incentive Award granted to a Non-Employee Director under the Plan during his third full year of service as a Non-Employee Director, if any, shall fully vest on the first anniversary date of the date of grant of each such Incentive Award; and

(d) each Incentive Award granted to a Non-Employee Director following the completion of his third full year of service as a Non-Employee Director, if any, shall be fully vested on the date of grant.

SECTION 7

PROVISIONS RELATING TO PLAN PARTICIPATION

7.1 Plan Conditions

(a) Incentive Agreement.  Each Grantee to whom an Incentive Award is granted shall be required to enter into an Incentive Agreement with the Company, in such a form as is provided by the Committee. The Incentive Agreement shall contain specific terms as determined by the Committee, in its discretion, with respect to the Grantee’s particular Incentive Award. Such terms need not be uniform among all Grantees or any similarly-situated Grantees. The Incentive Agreement may include, without limitation, vesting, forfeiture and other provisions particular to the particular Grantee’s Incentive Award, as well as, for example, provisions to the effect that the Grantee (i) shall not disclose any confidential information acquired during Employment with the Company, (ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, (iii) shall not interfere with the employment or other service of any employee, (iv) shall not compete with the Company or become involved in a conflict of interest with the interests of the Company, (v) shall forfeit an Incentive Award as determined by the Committee (including if terminated for Cause), (vi) shall not be permitted to make an election under Section 83(b) of the Code when applicable, and (vii) shall be subject to any other agreement between the Grantee and the Company regarding Shares that may be acquired under an Incentive Award including, without limitation, a stockholders’ agreement or other agreement restricting the transferability of Shares by Grantee. An Incentive Agreement shall include such terms and conditions as are determined by the Committee, in its discretion, to be appropriate with respect to any individual Grantee. The Incentive Agreement shall be signed by the Grantee to whom the Incentive Award is made and by an Authorized Officer.

(b) No Right to Employment.  Nothing in the Plan or any instrument executed pursuant to the Plan shall create any Employment rights or right to serve on the Board (including without limitation, rights to continued

Employment or to continue to provide services as a Director or Consultant) by any Grantee or affect the right of the Company to terminate the Employment or services of any Grantee at any time without regard to the existence of the Plan.

(c) Securities Requirements.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any Shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities, and the requirements of any securities exchange or national quotation system on which Shares are traded or quoted. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares of Common Stock pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its discretion, deems necessary or desirable.

If the Shares issuable on exercise of an Incentive Award are not registered under the Securities Act of 1933, the Company may imprint on the certificate for such Shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:

The shares of stock represented by this certificate have not been registered under the securities act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by the corporation of an opinion of counsel satisfactory to the corporation, in form and substance satisfactory to the corporation, that registration is not required for such sale or transfer.

7.2 Transferability

Incentive Awards granted under the Plan shall not be transferable or assignable, pledged, or otherwise encumbered other than by will or the laws of descent and distribution. However, only with respect to Incentive Awards that are not Incentive Stock Options, the Committee may, in its discretion, authorize all or a portion of the Nonstatutory Stock Options to be granted on terms which permit transfer by the Grantee to (i) the members of the Grantee’s Immediate Family, (ii) a trust or trusts for the exclusive benefit of Immediate Family members, (iii) a partnership in which Immediate Family members are the only partners, (iv) any other entity owned solely by Immediate Family members, or (v) pursuant to a domestic relations order that would qualify under Code Section 414(p); provided that (A) the Incentive Agreement pursuant to which such Nonstatutory Stock Options are granted must expressly provide for transferability in a manner consistent with this Section 7.2, (B) the actual transfer must be approved in advance by the Committee, and (C) subsequent transfers of transferred Nonstatutory Stock Options shall be prohibited except in accordance with the first sentence of this section. Following any permitted transfer, the Nonstatutory Stock Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Grantee” (subject to the immediately succeeding paragraph) shall be deemed to refer to the transferee. The events of termination of employment, as set out in Section 7.6 and in the Incentive Agreement, shall continue to be applied with respect to the original Grantee, and the Incentive Award shall be exercisable by the transferee only to the extent, and for the periods, specified in the Incentive Agreement.

Except as may otherwise be permitted under the Code, in the event of a permitted transfer of a Nonstatutory Stock Option hereunder, the original Grantee shall remain subject to withholding taxes upon exercise. In addition, the Company and the Committee shall have no obligation to provide any notices to any Grantee or transferee thereof, including, for example, notice of the expiration of an Incentive Award following the original Grantee’s termination of employment.

The designation by a Grantee of a beneficiary of an Incentive Award shall not constitute a transfer of the Incentive Award. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with a copy of the deceased Grantee’s enforceable will or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 7.2 shall be void and ineffective. The Committee in its discretion shall make all determinations under this Section 7.2.

7.3 Rights as a Stockholder

(a) No Stockholder Rights.  Except as otherwise set forth in Section 4, a Grantee of an Incentive Award (or a permitted transferee of such Grantee) shall have no rights as a stockholder with respect to any Shares of Common Stock until the issuance of a stock certificate for such Shares.

(b) Representation of Ownership.  In the case of the exercise of an Incentive Award by a person or estate acquiring the right to exercise such Incentive Award by reason of the death or Disability of a Grantee, the Committee may require reasonable evidence as to the ownership of such Incentive Award or the authority of such person and may require such consents and releases of taxing authorities as the Committee may deem advisable.

7.4 Listing and Registration of Shares of Common Stock

The exercise of any Incentive Award granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange or quotation system on which Shares of Common Stock are traded or quoted. The Committee may, in its discretion, elect to suspend the right to exercise any Incentive Award during any Company-imposed employee “blackout” stock trading period that is necessary or desirable to comply with requirements of such laws, regulations or requirements. The Committee may also, in its discretion, elect to extend the period for exercise of any Incentive Award to reflect any such “blackout” period. The Committee may, in its discretion, defer the effectiveness of any exercise of an Incentive Award in order to allow the issuance of Shares of Common Stock to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Grantee in writing of its decision to defer the effectiveness of the exercise of an Incentive Award.

7.5 Change in Stock and Adjustments

(a) Changes in Law.  Subject to Section 7.7 (which only applies in the event of a Change of Control), in the event of any change in applicable law which warrants equitable adjustment because it interferes with the intended operation of the Plan, then, if the Committee should determine, in its absolute discretion, that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination. Such adjustments may include changes with respect to (i) the aggregate number of Shares that may be issued under the Plan, (ii) the number of Shares subject to Incentive Awards, and (iii) the price per Share for outstanding Incentive Awards. Any adjustment under this paragraph of an outstanding Incentive Stock Option shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code unless otherwise agreed to by the Grantee in writing. The Committee shall give notice to each applicable Grantee of such adjustment, which shall be effective and binding.

(b) Exercise of Corporate Powers.  The existence of the Plan or outstanding Incentive Awards hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, re-capitalizations, reorganizations or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

(c) Recapitalization of the Company.  Subject to Section 7.7 (which only applies in the event of a Change in Control), in the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), re-capitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it deems equitable, adjust any or all of (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Incentive Awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Incentive Awards, (iii) the number of shares and type of Common Stock (or other securities or property) subject to the annual per-individual limitation under Section 1.4(a) of the Plan, (iv) the Option Price of each outstanding Incentive Award, and (v) the number of or Option Price of Shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate Option Price; provided however, that the number of Shares of Common Stock (or other securities or property) subject to any Incentive Award shall always be a whole number. In lieu of the foregoing, if deemed appropriate, the Committee may make provision for a cash payment to the holder of an outstanding Incentive Award. Notwithstanding the foregoing, no such adjustment or cash payment shall be made or authorized to the extent that such adjustment or cash payment would cause the Plan or any Stock Option to violate Section 422 of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment or cash payment, the Company shall provide notice to each affected Grantee of its computation of such adjustment or cash payment, which shall be conclusive and shall be binding upon each such Grantee.

(d) Issue of Common Stock by the Company.  Except as herein above expressly provided in this Section 7.5 and subject to Section 7.7 in the event of a Change in Control, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon any conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of, or Fair Market Value of, any Incentive Awards then outstanding under previously granted Incentive Awards.

(e) Assumption of Incentive Awards by a Successor.  Unless otherwise determined by the Committee in its discretion pursuant to the next paragraph, but subject to the accelerated vesting and other provisions of Section 7.7 that apply in the event of a Change in Control, in the event of a Corporate Event (defined below), each Grantee shall be entitled to receive, in lieu of the number of Shares subject to Incentive Awards, such shares of capital stock (or other securities or property) as may be issuable or payable with respect to or in exchange for the number of Shares which Grantee would have received had he exercised the Incentive Award immediately prior to such Corporate Event, together with any adjustments (including, without limitation, adjustments to the Option Price and the number of Shares issuable on exercise of outstanding Stock Options). A “Corporate Event” means any of the following: (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, or (iii) a merger, consolidation or combination involving the Company (other than a merger, consolidation or combination (A) in which the Company is the continuing or surviving corporation and (B) which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof). The Committee shall take whatever other action it deems appropriate to preserve the rights of Grantees holding outstanding Incentive Awards.

Subject to the accelerated vesting and other provisions of Section 7.7 that apply in the event of a Change in Control, in the event of a Corporate Event, the Committee in its discretion shall have the right and power to:

(i) cancel, effective immediately prior to the occurrence of the Corporate Event, each outstanding Incentive Award (whether or not then exercisable) and, in full consideration of such cancellation, pay to the Grantee an amount in cash equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holders of Common Stock as a result of such Corporate Event over (B) the exercise price of such Incentive Award, if any; or

(ii) provide for the exchange or substitution of each Incentive Award outstanding immediately prior to such Corporate Event (whether or not then exercisable) for another award with respect to the Common Stock or other property for which such Incentive Award is exchangeable and, incident thereto, make an equitable adjustment as determined by the Committee, in its discretion, in the exercise price of the Incentive Award, if any, or in the number of Shares or amount of property (including cash) subject to the Incentive Award; or

(iii) provide for the assumption of the Plan and such outstanding Incentive Awards by the surviving entity or its parent.

The Committee, in its discretion, shall have the authority to take whatever action it deems to be necessary or appropriate to effectuate the provisions of this Subsection (e).

(f) intentionally deleted.

7.6 Termination of Employment, Death, Disability and Retirement

(a) Termination of Relationship.  Unless otherwise expressly provided in the Grantee’s Incentive Agreement, if the Grantee’s Employment or services as a Director or Consultant is terminated for any reason other than due to his death, Disability, Retirement, or for Cause, any non-vested portion of any Stock Option or other applicable Incentive Award at the time of such termination shall automatically expire and terminate and no further vesting shall occur after the termination date. In such event, except as otherwise expressly provided in his Incentive Agreement, the Grantee shall be entitled to exercise his rights only with respect to the portion of the Incentive Award that was vested as of his termination of Employment or service date. In such event, except as otherwise expressly provided in his Incentive Agreement, the Grantee shall be entitled to exercise his vested Stock Options for a period that shall end on the earlier of (i) the expiration date set forth in the Incentive Agreement or (ii) one hundred eighty (180) days after the date of his termination, except with respect to Incentive Stock Options, in which case such period shall be three (3) months.

(b) Termination for Cause.  Unless otherwise expressly provided in the Grantee’s Incentive Agreement, in the event of the termination of a Grantee’s Employment, or service as a Consultant or Director, for Cause, all vested and non-vested Stock Options and other Incentive Awards (other than vested Restricted Stock or vested Restricted Stock Units) granted to such Grantee shall immediately expire, and shall not be exercisable to any extent, as of 12:01 a.m., Houston, Texas time, on the date of such termination of Employment or service for cause.

(c) Retirement.  Unless otherwise expressly provided in the Grantee’s Incentive Agreement, upon the termination of Employment due to the Retirement of any Employee who is a Grantee:

(i) all of his Stock Options and Stock Appreciation Rights then outstanding shall become 100% vested and immediately and fully exercisable until the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award; or (B) the expiration of (1) twelve months after the date of his termination of Employment due to his Retirement in the case of any Incentive Award other than an Incentive Stock Option or (2) three months after his termination date in the case of an Incentive Stock Option;

(ii) any Period of Restriction with respect to any of his Restricted Stock or Restricted Stock Units shall be deemed to have expired and all restrictions imposed on Restricted Stock or Restricted Stock

Units shall lapse, and each such Incentive Award shall thereupon become free of all restrictions and fully vested; and

(iii) all of the restrictions and conditions of any of his Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Period of Restriction with respect thereto shall be deemed to have expired, and each such Incentive Award shall thereupon become free of all restrictions and fully vested.

(d) Disability or Death.  Unless otherwise expressly provided in the Grantee’s Incentive Agreement, upon the termination of Employment or service as a Director due to the Disability or death of any Employee or Non-Employee Director who is a Grantee:

(i) all of his Stock Options and Stock Appreciation Rights then outstanding shall become 100% vested and immediately and fully exercisable until the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award; or (B) the expiration of (1) twelve months after the date of his termination of Employment due to his Disability or death in the case of any Incentive Award other than an Incentive Stock Option or (2) three months after his termination date in the case of an Incentive Stock Option;

(ii) any Period of Restriction with respect to any of his Restricted Stock or Restricted Stock Unit shall be deemed to have expired and all restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and each such Incentive Award shall thereupon become free of all restrictions and fully vested; and

(iii) all of the restrictions and conditions of any of his Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Period of Restriction with respect thereto shall be deemed to have expired, and each such Incentive Award shall thereupon become free of all restrictions and fully vested.

In the case of any vested Incentive Stock Option held by an Employee following termination of Employment, notwithstanding the definition of ‘Disability’ in Section 1.2, whether the Employee has incurred a ‘Disability’ for purposes of determining the length of the Option exercise period following termination of Employment under this Subsection (d) shall be determined by reference to Section 22(e)(3) of the Code to the extent required by Section 422(c)(6) of the Code. The Committee shall determine whether a Disability for purposes of this Subsection (d) has occurred.

(e) Continuation.  Subject to the conditions and limitations of the Plan and applicable law and regulation in the event that a Grantee ceases to be an Employee or Consultant, as applicable, for whatever reason, the Committee and Grantee may mutually agree with respect to any outstanding Option or other Incentive Award then held by the Grantee (i) for an acceleration or other adjustment in any vesting schedule applicable to the Incentive Award, (ii) for a continuation of the exercise period following termination for a longer period than is otherwise provided under such Incentive Award, or (iii) to any other change in the terms and conditions of the Incentive Award. In the event of any such change to an outstanding Incentive Award, a written amendment to the Grantee’s Incentive Agreement shall be required.

7.7 Change in Control

In the event of a Change in Control (as defined below), the following actions shall automatically occur as of the day immediately preceding the Change in Control date unless expressly provided otherwise in the Grantee’s Incentive Agreement:

(a) all of the Stock Options and Stock Appreciation Rights then outstanding shall become 100% vested and immediately and fully exercisable;

(b) any Period of Restriction with respect to any Restricted Stock or Restricted Stock Unit shall be deemed to have expired and all restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and thus each such Incentive Award shall become free of all restrictions and fully vested;

(c) all of the restrictions and conditions of any Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Period of Restriction with respect thereto shall be deemed to have expired, and thus each such Incentive Award shall become free of all restrictions and fully vested; and

(d) all of the Performance Shares, Restricted Stock, Restricted Stock Units and any Other Stock-Based Awards shall become fully vested, deemed earned in full, and promptly paid within thirty (30) days to the affected Grantees without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions have not been completed or satisfied.

Notwithstanding any other provision of this Plan, unless otherwise expressly provided in the Grantee’s Incentive Agreement, the provisions of this Section 7.7 may not be terminated, amended, or modified to adversely affect any Incentive Award theretofore granted under the Plan without the prior written consent of the Grantee with respect to his outstanding Incentive Awards, subject, however, to the last paragraph of this Section 7.7.

For all purposes of this Plan, a “Change in Control” of the Company means the occurrence of any one or more of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership(within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any Subsidiary, (ii) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in clauses (i) and (ii) of Section 7.7(c) (below) are satisfied;

(b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (a solicitation by any person or group of persons for the purpose of opposing a solicitation of proxies or consents by the Board with respect to the election or removal of Directors at any annual or special meeting of stockholders) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Approval by the stockholders of the Company of a Merger, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger; or

(d) The sale or other disposition of all or substantially all of the assets of the Company.

7.8 Exchange of Incentive Awards

The Committee may, in its discretion, permit any Grantee to surrender outstanding Incentive Awards in order to exercise or realize his rights under other Incentive Awards or in exchange for the grant of new Incentive Awards, or require holders of Incentive Awards to surrender outstanding Incentive Awards (or comparable rights under other plans or arrangements) as a condition precedent to the grant of new Incentive Awards.

SECTION 8

GENERAL

8.1 Effective Date and Grant Period

The amendment and restatement of this Plan is adopted by the Board effective as of February 14, 2008. No Incentive Award that is an Incentive Stock Option shall be granted under the Plan after ten (10) years from the Effective Date. Unless sooner terminated by action of the Board, this Plan will terminate at 5:00 p.m. Houston, Texas time, on May 3, 2014. Incentive Awards under this Plan may not be granted after that date, but any Incentive Award duly granted before that date will continue to be effective in accordance with its terms and conditions.

8.2 Funding and Liability of Company

No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets. In addition, the Company shall not be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for purposes of the Plan. Although bookkeeping accounts may be established with respect to Grantees who are entitled to cash, Common Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto. The Plan shall not be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto. Any liability or obligation of the Company to any Grantee with respect to an Incentive Award shall be based solely upon any contractual obligations that may be created by this Plan and any Incentive Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

8.3 Withholding Taxes

(a) Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or an Incentive Award hereunder.

(b) Share Withholding.  With respect to tax withholding required upon the exercise of Stock Options or SARs, or upon any other taxable event arising as a result of any Incentive Awards, Grantees may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum withholding tax which could be imposed on the transaction. All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.

8.4 No Guarantee of Tax Consequences

Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

8.5 Designation of Beneficiary by Grantee

Each Grantee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.

8.6 Amendment and Termination

The Board shall have the power and authority to terminate or amend the Plan at any time. No termination, amendment, or modification of the Plan shall adversely affect in any material way any outstanding Incentive Award previously granted to a Grantee under the Plan, without the written consent of such Grantee or other designated holder of such Incentive Award.

In addition, to the extent that the Committee determines that (a) the listing or qualification requirements of any national securities exchange or quotation system on which the Company’s Common Stock is then listed or quoted, if applicable, or (b) the Code (or regulations promulgated thereunder), require stockholder approval in order to maintain compliance with such listing or quotation system requirements or to maintain any favorable tax advantages or qualifications, then the Plan shall not be amended in such respect without approval of the Company’s stockholders.

8.7 Governmental Entities and Securities Exchanges

The granting of Incentive Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any applicable federal or state securities law, if applicable. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

8.8 Successors to Company

All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

8.9 Miscellaneous Provisions

(a) No Employee or Consultant, or other person shall have any claim or right to be granted an Incentive Award under the Plan. Neither the Plan, nor any action taken hereunder, shall be construed as giving any Employee, Director or Consultant, any right to be retained in the Employment or other service of the Company or any Parent or Subsidiary.

(b) By accepting any Incentive Award, each Grantee and each person claiming by or through him shall be deemed to have indicated his acceptance of the Plan.

(c) Performance-based awards granted under the Plan to a Grantee who is subject to the Company’s Compensation Recoupment Policy, as may be amended from time to time, may be reduced or subject to recoupment pursuant to the terms and conditions of such policy.

8.10 Severability

In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.

8.11 Gender, Tense and Headings

Whenever the context so requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the interpretation or construction of the Plan.

8.12 Governing Law

The Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Texas without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States or applicable provisions of the Delaware General Corporation Law.

8.13 Successor to Director Plan

This Plan shall serve as the successor to the Director Plan. All outstanding Awards under the Director Plan shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant or issuance. Notwithstanding any provision in this Plan to the contrary, no provision of this Plan is intended to modify, extend or renew any option granted under the Director Plan. Any provision in this Plan that is contrary to a provision in the Director Plan that would create a modification, extension or renewal of such option is hereby incorporated into this Plan. All terms, conditions and limitations, if any, that are set forth in any previously granted option agreement shall remain in full force and effect under the terms of the Plan pursuant to which it was issued.

8.14 Deferred Compensation

This Plan and any Incentive Agreement issued under the Plan is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that an Incentive Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board otherwise determines in writing, the Incentive Award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Plan or any Incentive Agreement that would cause an Incentive Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Plan or the Incentive Agreement, as applicable) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event the Plan allows for a deferral of compensation, the Plan is intended to qualify for certain exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees.

NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) You can vote by Internet or telephone! ADD 1 Available 24 hours a day, 7 days a week! ADD 2 ADD 3 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. ADD 4 ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 6 Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 27, 2011. Vote by Internet Log on to the Internet and go to www.investorvote.com/IO Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an as shown in Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals No. 2, No. 3 and No. 5, and for “EVERY THREE YEARS” in Proposal No. 4. 1. Elect the following three (3) members to the Board of Directors to serve until the 2014 Annual Meeting of Stockholders or until their respective successors are elected and qualify: + For Withhold For Withhold For Withhold 01 — Michael C. Jennings 02 — Robert P. Peebler 03 — John N. Seitz For Against Abstain For Against Abstain 2. Approval of certain amendments to ION’s 2004 Long-Term 3. Advisory (non-binding) vote on the compensation of our Incentive Plan to provide for enforceability of our named executive officers. compensation recoupment (“clawback”) policy and to increase the total number of shares of ION’s common stock available for issuance under the plan from 10,200,000 shares to 15,200,000 shares. 1 Yr 2 Yrs 3 Yrs Abstain For Against Abstain 4. Advisory (non-binding) vote on the 5. Ratification of the appointment of Ernst & Young LLP as frequency of stockholder advisory votes on ION’s independent registered public accounting firm executive compensation every: (independent auditors) for 2011. B Authorized Signatures — Sign Here - This section must be completed for your instructions to be executed. The undersigned hereby revokes all previous proxies given. This Proxy may be revoked at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2010, is hereby acknowledged. Please sign exactly as your name(s) appears on this card. If shares stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares are held of record by a corporation, this Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date the Proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 1 1 4 1 2 2 1 MR A SAMPLE AND MR A SAMP LE AND MR A SAMPLE AND 01B0SF

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — ION Geophysical Corporation PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The afore signed hereby appoints James M. Lapeyre, Jr. and Robert P. Peebler, and each of them, with full power of substitution to represent the afore signed and to vote all of the shares of Common Stock in ION Geophysical Corporation (the “Company”), a Delaware corporation, that the afore signed is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 27, 2011, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company (the “Proxy Statement”) dated April 21, 2011, and (2) in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1, FOR PROPOSALS NO. 2, NO. 3 AND NO. 5, AND FOR “EVERY THREE YEARS” IN PROPOSAL NO. 4. PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE!